Exhibit 2.1

EXECUTION COPY

SECURITIES PURCHASE AGREEMENT

by and among

CRS HOLDCO LLC,

as the Company,

the Sellers named herein,

CRS SELLER REPRESENTATIVE, LLC,

as Seller Representative

and

NORTHERN WHITE SAND LLC,

as the Purchaser

Dated as of October 16, 2014

i

Schedules

Schedule 1.01	—	Equity Interest Ownership
Schedule 8.12	—	Excluded Contract Claims
Schedule 8.13(b)	—	Terminated Contracts
Schedule 8.17	—	Retention Award Amounts
Schedule 10.02(d)	—	Material Consents
Schedule 12.02(i)	—	Seller Indemnified Contracts
Schedule 13.01(a)	—	Allocation Schedule
Schedule 13.01(b)	—	Excluded Contract
Schedule 13.01(c)	—	Facility
Schedule 13.01(d)	—	Permitted Liens
Schedule 13.01(e)	—	Retention Plan

Exhibits

Exhibit A	—	Form of Class P Common Unit Redemption Agreement
Exhibit B	—	Form of Consulting Agreement
Exhibit C	—	Accounting Principles and Illustration
Exhibit D	—	Form of Escrow Agreement
Exhibit E	—	Form of Assignment and Assumption Agreement

v

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT, dated as of October 16, 2014, is entered into by and among (i) CRS Holdco LLC, a Delaware limited liability company (the “Company”), (ii) Eos Partners, L.P., a Delaware limited partnership (“E Partners”), and Eos Capital Partners IV, L.P., a Delaware limited partnership (“E Capital Partners” and, together with E Partners, the “E Sellers”), (iii) Original CRS LLC, a Delaware limited liability company (“Original CRS”), Steve Cobb, Bon Accord Partners, L.P., an Oklahoma limited partnership (“Bon Accord”) and Stephen R. Horn (collectively, the “Other Sellers” and, together with the E Sellers, the “Sellers”), (iv) CRS Seller Representative, LLC, a Delaware limited liability company, as the representative (the “Seller Representative”) of the Sellers, and (v) Northern White Sand LLC, a Delaware limited liability company (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, each of ECP IV CRS Preferred Co., a Delaware corporation (“EIV Preferred Blocker”), ECP IV CRS C Unit Co., a Delaware corporation (“EIV C Unit Blocker”), Eos CRS Preferred Co., a Delaware corporation (“E Preferred Blocker”), Eos CRS C Unit Co., a Delaware corporation (“E C Unit Blocker” and, together with EIV Preferred Blocker, EIV C Unit Blocker and E Preferred Blocker, the “Blocker Companies”), Pierpont Atlantic LLC, an Oklahoma limited liability company (“Pierpont”), and certain of the Other Sellers directly own the number and class of Equity Interests in the Company set forth opposite such Person’s name on Schedule 1.01 hereto, which, together constitute all of the issued and outstanding Equity Interests in the Company (other than the outstanding Class P Common Units (as defined in the Company LLC Agreement) in the Company owned by Persons other than Horn and Cobb);

WHEREAS, the E Sellers are the record and are beneficial owners of all of the outstanding shares of capital stock of the Blocker Companies (the “Blocker Shares”);

WHEREAS, Cobb and Bon Accord are the record and beneficial owners of all of the outstanding Equity Interests in Pierpont (the “Pierpont Interests”);

WHEREAS, (i) each of Horn, Cobb and Original CRS desires to sell, assign, transfer and deliver to the Purchaser all of the Equity Interests in the Company (“Direct Equity Interests”) owned by him or it, (ii) each of the E Sellers desires to sell, assign, transfer and deliver to the Purchaser all of the Blocker Shares owned by it (other than any Redeemed Blocker Shares), (iii) each of Cobb and Bon Accord desires to sell, assign, transfer and deliver to the Purchaser all of the Pierpont Interests and (iv) the Purchaser desires to acquire and accept the Direct Equity Interests, the Blocker Shares (other than any Redeemed Blocker Shares) and the Pierpont Interests (collectively, the “Securities”), in each case upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution and delivery hereof and as a condition to the willingness of the Purchaser to enter into this Agreement, each of the holders of outstanding Class P Common Units in the Company (other than Horn and Cobb) is entering into a Class P Common Unit Redemption Agreement with the Company, in the form attached as Exhibit A hereto (each, a “Redemption Agreement”), which agreement sets forth the terms and conditions upon which the Company will purchase all of the Class P Common Units held by such holders at the Closing;

WHEREAS concurrently with the execution and delivery hereof and as a condition to the willingness of the Purchaser to enter into this Agreement, Cobb and Horn are entering into Consulting Agreements with the Company, in the forms included in Exhibit B hereto, to be effective as of the Closing Date (each, a “Consulting Agreement”), which agreements set forth the terms and conditions upon which each of Cobb and Horn has agreed to provide consulting services to the Company after the Closing; and

WHEREAS, capitalized terms used herein without definition have the respective meanings set forth in Article XIII;

NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

SECTION 1.01. Purchase and Sale of Securities. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, (a) each of Horn, Cobb and Original CRS shall sell, assign, transfer and deliver to the Purchaser the Direct Equity Interests set forth opposite his or its name on Schedule 1.01 hereto, free and clear of any Liens, Claims or encumbrances (other than restrictions on subsequent transfers under applicable federal and state securities laws), and the Purchaser shall acquire and accept such Direct Equity Interests from Horn, Cobb and Original CRS, (b) each of the E Sellers shall sell, assign, transfer and deliver to the Purchaser the Blocker Shares (other than any Redeemed Blocker Shares) set forth opposite the name of such E Seller on Schedule 1.01 hereto, free and clear of any Liens, Claims or encumbrances (other than restrictions on subsequent transfers under applicable federal and state securities laws), and the Purchaser shall acquire and accept such Blocker Shares from the E Sellers and (c) each of Cobb and Bon Accord shall sell, assign, transfer and deliver to the Purchaser the Pierpont Interests, free and clear of any Liens, Claims or encumbrances (other than restrictions on subsequent transfers under applicable federal and state securities laws), and the Purchaser shall acquire and accept the Pierpont Interests from Cobb and Bon Accord.

SECTION 1.02. Purchase Price. The aggregate consideration that the Purchaser shall pay at the Closing for the sale, assignment, transfer and delivery of the Securities pursuant to this Agreement shall be an amount in cash (the “Initial Purchase Price”) equal to:

(a) $224,700,000 (the “Base Purchase Price”);

(b) minus, the Closing Indebtedness;

(c) minus, the Tax Liability Amount;

(d) minus, the Retention Award Amount;

(e) plus, the Estimated Closing Cash;

(f) plus, the Pre-Closing Capacity Expansion Project Amount;

(g) plus, the amount, if any, by which the Estimated Working Capital Amount exceeds the Target Working Capital Amount, or minus, the amount, if any, by which the Estimated Working Capital Amount is less than the Target Working Capital Amount; and

(h) plus, the amount of the Estimated BH Non-Blocker Tax Liability.

The Initial Purchase Price shall be subject to adjustment in accordance with the terms of this Agreement, including Sections 1.03 and 1.04.

SECTION 1.03. Closing Estimates and Calculations. No later than three Business Days prior to the Closing Date, the Company shall deliver to the Purchaser a statement (the “Estimated Closing Statement”), which (i) shall attach an estimated consolidated balance sheet of the Target Companies (the “Estimated Closing Balance Sheets”) as of 11:59 p.m., Dallas, Texas time on the day immediately preceding the Closing Date (the “Effective Time”), prepared in accordance with GAAP applied on a basis consistent with past practice and the accounting principles and illustrations contained in Exhibit C hereto (the “Accounting Principles and Illustration”), (ii) shall attach payoff letters (“Payoff Letters”) with respect to all of the outstanding Indebtedness of the Acquired Companies, which letters will specify the total amounts required to be paid at the Closing to settle and extinguish such Indebtedness (such amounts being collectively referred to as the “Closing Indebtedness”), shall provide instructions as to the payment of such Closing Indebtedness and shall provide that the lenders agree to the immediate release of all Liens on the properties and assets of the Acquired Companies that secure such Indebtedness upon receipt of the amounts indicated in such Payoff Letters, (iii) shall set forth in reasonable detail the Company’s estimate of the Tax Liability Amount (the “Estimated Tax Liability Amount”) and an estimate of the BH Non-Blocker Tax Liability (“Estimated BH Non-Blocker Tax Liability”), (iv) shall set forth in reasonable detail the Company’s calculation of the Pre-Closing Capacity Expansion Project Amount and (v) shall set forth in reasonable detail the Company’s estimate of Net Working Capital at the Effective Time (the “Estimated Working Capital Amount”). At all times prior to the Closing Date, the Purchaser shall be entitled to review, comment on and request reasonable changes to each of the foregoing calculations and estimates, and the Company will consider such comments and requests in good faith. Any changes to the amounts set forth in the Estimated Closing Statement that are agreed upon in writing by the parties prior to or at the Closing shall be substituted for the amounts set forth in the Estimated Closing Statement; provided, that the Company shall have no obligation to agree to any changes to the foregoing calculations or estimates in advance of the Closing. The Company shall provide the Purchaser and its representatives with such access to all relevant personnel, work papers, schedules, memoranda and other documents prepared by the Company or its representatives during normal business hours as may be reasonably necessary in order to enable the Purchaser to verify the amounts set forth in the Estimated Closing Statement.

SECTION 1.04. Post-Closing Adjustment. After the Closing, the Initial Purchase Price shall be adjusted in accordance with the following provisions:

(a) No later than 90 days after the Closing Date, the Purchaser shall prepare, or cause to be prepared, and shall deliver to the Seller Representative a statement (the “Closing Statement”), which (i) shall attach a consolidated balance sheet of the Target Companies as of the Effective Time, prepared in accordance with GAAP applied on a basis consistent with past practice and the Accounting Principles and Illustration, (ii) shall set forth in reasonable detail the Purchaser’s calculation of the Tax Liability Amount (the “Closing Tax Liability Amount”), (iii) shall set forth in reasonable detail the Purchaser’s calculation of the BH Non-Blocker Tax Liability (the “Closing BH Non-Blocker Tax Liability”), (iv) shall set forth in reasonable detail the Purchaser’s calculation of the amount of Cash held by the Acquired Companies at the Effective Time, which shall not include any Cash used to fund the redemption of Class P Common Units of the Company pursuant to the Redemption Agreements (the “Closing Cash”), and (v) shall set forth in reasonable detail the Purchaser’s calculation of Net Working Capital at the Effective Time (the “Final Working Capital Amount”). From the date of delivery of the Closing Statement until the determination of the final adjustments provided for in this Section 1.04, the Purchaser shall cause the Company to give the Seller Representative such access to all relevant personnel, work papers, schedules, memoranda and other documents prepared by the Purchaser, the Company or their respective representatives during normal business hours as may be reasonably necessary in order to enable the Seller Representative to verify the amounts set forth in the Closing Statement.

(b) The Seller Representative shall be entitled to dispute, on behalf of the Sellers, any amounts set forth in the Closing Statement if, but only if, the Seller Representative delivers a written notice (an “Objection Notice”) to the Purchaser within 30 days after its receipt of the Closing Statement in which it objects to one or more such amounts (the date upon which the Seller Representative delivers an Objection Notice to the Purchaser being hereinafter referred to as the “Objection Date”). The Objection Notice shall identify each amount to which the Seller Representative is objecting (each, a “Disputed Amount”) and set forth in reasonable detail the basis for the Seller Representative’s objection to each Disputed Amount. If the Seller Representative does not deliver an Objection Notice within 30 days after its receipt of the Closing Statement, the amounts set forth in the Closing Statement shall become final and binding on each of the parties. In addition, if the Seller Representative does deliver an Objection Notice, any item or amount set forth in the Closing Statement to which no dispute is raised in such Objection Notice will be final, conclusive and binding on the parties.

(c) If the Seller Representative delivers an Objection Notice to the Purchaser within the time period specified in paragraph (b) above, the Purchaser and the Seller Representative shall attempt in good faith to agree upon each Disputed Amount during the period commencing on the Objection Date and ending 30 days thereafter (the “Negotiation Period”). If the Purchaser and the Seller Representative agree in writing prior to the expiration of the Negotiation Period on any Disputed Amount, such agreed amount shall be final, conclusive and binding on the parties and the payment provided for in paragraph (f) below shall be based upon such agreed amount.

(d) If the Purchaser and the Seller Representative do not agree in writing during the Negotiation Period on any Disputed Amount or Disputed Amounts, each of the Purchaser and the Seller Representative shall submit to the other, at or before 5:00 p.m., Central time, on the third Business Day after the expiration of the Negotiation Period, a statement setting forth its calculation of each remaining Disputed Amount (each, an “Arbiter Objection Statement”), it being understood that if either party fails to deliver an Arbiter Objection Statement by 11:59 p.m., Central time, on such date, such party shall be deemed to have accepted and agreed to the Arbiter Objection Statement submitted by the other party (with the same effect as if the amounts set forth in such statement had been agreed upon by the parties pursuant to paragraph (c) above). All Disputed Amounts set forth in any Arbiter Statement shall be submitted to PricewaterhouseCoopers or, if such firm declines to serve as accounting arbiter or the parties agree in writing not to engage such firm, such other firm of independent public accountants as is mutually agreed upon by the Purchaser and the Seller Representative (in either case, the “Final Arbiter”), which firm shall be jointly engaged by the Purchaser and the Seller Representative to make a final and binding determination as to all such Disputed Amounts as promptly as practicable after its appointment. In determining the proper calculation of any Disputed Amounts, the Final Arbiter shall (i) be bound by the terms of this Section 1.04; (ii) limit its review to the matters in dispute specifically set forth in the documents submitted to the Final Arbiter pursuant to this Agreement (as well as any information provided to it in any meetings or telephone conferences that are held at the election of the Final Arbiter to address any issues or questions that arise in connection with the matters presented to it, it being understood that representatives of both the Purchaser and the Seller Representative shall be entitled to attend and participate in such meetings and telephone conferences); and (iii) further limit its review to whether the calculations in each Arbiter Objection Statement are based on amounts that are accurately derived from the accounting records of the Target Companies, contain mathematical errors and are otherwise calculated in accordance with this Agreement and the Accounting Principles and Illustration. The Final Arbiter may not increase the amount of any item in dispute above the highest amount set forth in the Arbiter Objection Statements nor decrease such amount below the lowest amount set forth in the Arbiter Objection Statements. The Final Arbiter shall send its written determination of each Disputed Amount to the Purchaser and the Seller Representative, and such determination and calculation shall be final and binding on each of the parties, absent fraud or manifest error. The fees and expenses of the Final Arbiter shall be allocated between the Seller Representative (on behalf of the Sellers) on the one hand and the Purchaser on the other hand (as determined by the Final Arbiter) to reflect the ratio for each such party or parties of (i) the portion of the total Disputed Amounts reflected in the Arbiter Objection Statements as to which the Arbiter found in favor of the other party or parties to (ii) the total Disputed Amounts reflected in the Arbiter Objection Statements. The Final Arbiter may not award damages, interest or penalties to any Party with respect to any matter.

(e) Upon the final determination, in accordance with paragraph (c) or (d) above of the Closing Tax Liability Amount, the BH Non-Blocker Tax Liability, the Closing Cash and the Final Working Capital Amount, the Purchase Price shall be adjusted as follows:

(i) With respect to the Tax Liability Amount:

(A) if the Closing Tax Liability Amount is greater than the Estimated Tax Liability Amount, then an amount equal to the excess of (x) the Closing Tax Liability Amount over (y) the Estimated Tax Liability Amount shall be subtracted from the Initial Purchase Price; or

(B) if the Closing Tax Liability Amount is less than the Estimated Closing Tax Liability Amount, then an amount equal to the excess of (x) the Estimated Closing Tax Liability Amount over (y) the Closing Tax Liability Amount shall be added to the Initial Purchase Price;

(ii) With respect to the Closing Cash:

(A) if the Closing Cash is greater than the Estimated Closing Cash, then an amount equal to the excess of (x) the Closing Cash over (y) the Estimated Closing Cash shall be added to the Initial Purchase Price; or

(B) if the Closing Cash is less than the Estimated Closing Cash, then an amount equal to the excess of (x) the Estimated Closing Cash over (y) the Closing Cash shall be subtracted from the Initial Purchase Price; and

(iii) With respect to Net Working Capital:

(A) if the Final Working Capital Amount is greater than the Estimated Working Capital Amount, then an amount equal to the excess of (x) the Final Working Capital Amount over (y) the Estimated Working Capital Amount shall be added to the Initial Purchase Price; or

(B) if the Final Working Capital Amount is less than the Estimated Working Capital Amount, then an amount equal to the excess of (x) the Estimated Working Capital Amount over (y) the Final Working Capital Amount shall be subtracted from the Initial Purchase Price; and

(iv) with respect to the BH Non-Blocker Tax Liability:

(A) if the Closing BH Non-Blocker Tax Liability is greater than the Estimated BH Non-Blocker Tax Liability, then an amount equal to the excess of (x) the Closing BH Non-Blocker Tax Liability over (y) the Estimated BH Non-Blocker Tax Liability shall be added to the Initial Purchase Price; or

(B) if the Closing BH Non-Blocker Tax Liability is less than the Estimated BH Non-Blocker Tax Liability, then an amount equal to the excess of (x) the Estimated BH Non-Blocker Tax Liability over (y) the Closing BH Non-Blocker Tax Liability shall be subtracted from the Initial Purchase Price.

(f) As promptly as practicable, but in any event no later than the third Business Day following final and binding determination of amount of the net adjustment to the Initial Purchase Price, if any, resulting from the operation of the provisions of paragraph (e) above (the “Adjustment Amount”):

(i) if the Adjustment Amount represents a decrease to the Initial Purchase Price, the Seller Responsible Parties shall pay to the Purchaser, in accordance with their Pro Rata Shares , an amount in cash, by wire transfer of immediately available funds, equal to the Adjustment Amount;

(ii) if the Adjustment Amount represents an increase to the Initial Purchase Price, the Purchaser shall pay to the Seller Representative, for the account of the Sellers, an amount in cash, by wire transfer of immediately available funds, equal to the Adjustment Amount; or

(iii) if the Adjustment Amount is zero, no party shall make any payments pursuant to this paragraph (f).

The Initial Purchase Price, plus or minus, as applicable, the Adjustment Amount, shall be referred to herein as the “Purchase Price.”

SECTION 1.05. Escrow. At the Closing, the Purchaser shall deduct the Escrow Amount from the Initial Purchase Price and deposit such amount in an account (the “Escrow Account”) to be established by the Purchaser and the Seller Representative with the Escrow Agent pursuant to the terms of an Escrow Agreement, in the form attached as Exhibit D hereto (the “Escrow Agreement”), in order to provide security for the indemnification obligations of the Sellers hereunder. The Escrow Account shall be administered in accordance with the terms and provisions of the Escrow Agreement. Each of the Purchaser and the Seller Representative shall give appropriate written instructions to the Escrow Agent, which meet the requirements set forth in the Escrow Agreement, directing the Escrow Agent to disburse the amounts held in the Escrow Account as and when required in accordance with the provisions of the Escrow Agreement.

SECTION 1.06. Withholding. Each of the Purchaser, the Seller Representative, the Company, any Affiliate of the foregoing parties, or the Escrow Agent, as applicable, shall be entitled to deduct and withhold from the amounts payable under this Agreement such amounts as may be required to be deducted and withheld under the Code and any other applicable Tax Laws (which shall include payments made for the benefit of the Class P Common Unit Holders under this Agreement or the Redemption Agreement unless the Sellers provide evidence reasonably acceptable to Purchaser that an election under Section 83(b) of the Code was filed with respect to the applicable Class P Common Unit Holder). To the extent that amounts are so deducted and withheld, such deducted and withheld amounts (a) shall be remitted by the withholding party, as applicable, to the applicable Governmental Authority within the time and in the manner required by applicable Law and (b) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE II

CLOSING

SECTION 2.01. Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the purchase and sale of the Securities pursuant to this Agreement (the “Closing”) shall take place at the offices of Baker Botts L.L.P., 2001 Ross Avenue, Dallas, Texas 75201 (or, if the parties so elect, may take place by exchange of executed documents by Electronic Transmission without the holding of an in-person meeting) (a) as promptly as practicable following, but in no event later than 9:00 a.m., Central time, on the second Business Day after the satisfaction (or, to the extent permitted, waiver) of the conditions to the obligations of the parties set forth in Article X (other than those conditions which by their terms are to be satisfied or waived through the execution and delivery of agreements or other documents or the payment of funds at the Closing) or (b) at such other time and date as shall be mutually agreed upon by the Purchaser and the Seller Representative. The date on which the Closing occurs in accordance with this Section 2.01 is referred to in this Agreement as the “Closing Date.”

SECTION 2.02. Closing Payments. At the Closing, the Purchaser shall:

(a) pay to the Seller Representative, for the account of the Sellers and the Class P Common Unit Holders (other than Horn and Cobb), an amount in cash, by wire transfer of immediately available funds (to such account as is designated in writing by the Seller Representative at least two Business Days prior to the Closing Date), equal to (i) the Initial Purchase Price, minus (ii) the Escrow Amount;

(b) pay to the Escrow Agent, an amount in cash, by wire transfer of immediately available funds (to such account as is designated in the Escrow Agreement), equal to the Escrow Amount; and

(c) repay, or cause to be repaid, all Closing Indebtedness in accordance with the instructions set forth in the Payoff Letters.

The parties acknowledge that the Closing Indebtedness to be repaid pursuant to paragraph (c) above represents obligations of the Target Companies incurred prior to the Closing Date, and agree that, after giving effect to the repayment thereof, none of the Acquired Companies shall have any Indebtedness as of the Closing Date. The payment of such Indebtedness by the Purchaser on behalf of the Target Companies is being made solely for the convenience of the parties and should not be construed to imply that the Purchaser has assumed or has otherwise become directly responsible for such Indebtedness or any obligations arising under the documents relating thereto.

SECTION 2.03. Deliveries by the Sellers. At the Closing, the Sellers shall deliver, or cause to be delivered, to the Purchaser each of the following:

(a) in the case of Original CRS, Cobb and Horn, a counterpart of the Assignment and Assumption Agreement, dated as of the Closing Date (the “Assignment and Assumption Agreement”), with respect to the sale, assignment, transfer and delivery of the Direct Equity Interests, in the appropriate form included in Exhibit E hereto duly executed by Original CRS or Horn, as applicable, and the Company;

(b) in the case of the E Sellers, one or more certificates evidencing all of the Blocker Shares (other than any Redeemed Blocker Shares), duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer to the Purchaser;

(c) in the case of Cobb and Bon Accord, a counterpart of the Assignment and Assumption Agreement with respect to the sale, assignment, transfer and delivery of the Pierpont Interests in the appropriate form included in Exhibit E hereto, duly executed by Cobb or Bon Accord (as applicable) and Pierpont;

(d) a counterpart of the Escrow Agreement, dated as of the Closing Date, duly executed by the Seller Representative, on behalf of the Sellers;

(e) a certificate, dated as of the Closing Date, duly executed by an authorized officer of the Company, to the effect set forth in Section 10.02(a) and Section 10.02(b);

(f) a certificate, dated as of the Closing Date, duly executed by (i) in the case of each Seller that is an Entity, a duly authorized officer of such Seller and (ii) in the case of each Seller that is an individual, such individual, to the effect set forth in Section 10.02(a) and Section 10.02(b);

(g) letters of resignation from each officer, director or manager of (or person holding a similar position with) each Acquired Company, which letters (i) shall evidence the resignation, effective as of the Closing, of each such individual from such position as an officer, director or manager (and any similar position) with any Acquired Company and (ii) in the case of any such officer, director or manager (other than Cobb and Horn) of any Acquired Company who is not a Continuing Employee shall include an unconditional release of all Claims of any nature whatsoever (other than claims arising under any Indemnification Agreement, or in accordance with the Organizational Documents of the Acquired Companies as in effect as of the date hereof) that each such officer, director or manager has or may in the future have against any Acquired Company arising out of, in connection with or with respect to his or her service as an officer, director or manager of an Acquired Company;

(h) evidence reasonably satisfactory to the Purchaser that the severance, management, consulting or similar Contracts to be terminated pursuant to Section 8.04(e) or 8.13(b) have been terminated;

(i) a certificate duly executed by the Secretary of the Company certifying (i) that the resolutions of the Board (as defined in the Company LLC Agreement) of the Company authorizing and approving the execution, delivery and performance of this Agreement by the Company have been duly adopted and are in full force and effect and have not been amended, modified or rescinded and (ii) that the officers of the Company executing this Agreement are duly authorized to execute the same;

(j) a certificate of a duly authorized officer of each Seller that is an Entity certifying (i) that resolutions of the board of directors or similar governing body of such Seller authorizing and approving the execution, delivery and performance of this Agreement by such Seller have been duly adopted and are in full force and effect and have not been amended, modified or rescinded and (ii) that the authorized officers of each such Seller executing this Agreement are duly authorized to execute the same;

(k) certificates from the Secretary of State of the applicable state of formation, dated no later than five Business Days prior to the Closing Date, confirming the existence and good standing of (i) each of the Sellers that is an Entity and (ii) each of the Acquired Companies;

(l) certificates from the Secretary of State of each state in which (i) the Blocker Companies or (ii) any of the Target Companies is registered or qualified to conduct business, dated no later than five Business Days prior to the Closing Date, confirming the registration or qualification and good standing of each such Entity; and

(m) from each Seller, a certificate complying with the provisions of Section 1445 of the Code to the effect that such Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

SECTION 2.04. Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Sellers each of the following:

(a) a counterpart of the Escrow Agreement, dated as of the Closing Date, duly executed by the Purchaser;

(b) a certificate, dated as of the Closing Date, duly executed by an authorized officer of the Purchaser, to the effect set forth in Section 10.03(a) and Section 10.03(b);

(c) a counterpart of each of the Assignment and Assumption Agreements with respect to the sale, assignment, transfer and delivery of the Direct Equity Interests and the Pierpont Interests in the appropriate forms included in Exhibit E hereto, duly executed by the Purchaser;

(d) a certificate of the Secretary of the Purchaser certifying (i) that the resolutions of the managers of the Purchaser authorizing and approving the execution, delivery and performance of this Agreement by the Purchaser have been duly adopted and are in full force and effect and have not been amended, modified or rescinded and (ii) that the officers of the Purchaser executing this Agreement are duly authorized to execute the same; and

(e) a certificate from the Secretary of State of the State of Delaware, dated no later than five Business Days prior to the Closing Date, confirming the existence and good standing of the Purchaser.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

REGARDING THE SELLERS

Except as provided in the Seller Disclosure Schedule, (i) each of the E Sellers jointly and severally represents and warrants to the Purchaser with respect to all of the E Sellers (but not with respect to any other Seller), and (ii) each of the Other Sellers severally represents and warrants to the Purchaser, with respect to itself (and not with respect to any other Seller), on and as of the date of this Agreement and the Closing Date, as follows:

SECTION 3.01. Organization; Power and Authority.

(a) In the case of a Seller that is an Entity, such Seller (i) is a limited partnership or limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and (ii) has all necessary partnership, limited liability company and other power and authority to (A) own the Securities owned by it, (B) conduct its business and operations as currently conducted and (C) execute and deliver this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby.

(b) In the case of a Seller that is an individual, such Seller has all requisite power and authority to (i) own the Securities owned by him or her and (ii) execute and deliver this Agreement, perform his or her obligations hereunder and consummate the transactions contemplated hereby.

SECTION 3.02. Authorization; Execution and Validity.

(a) In the case of a Seller that is an Entity, such Seller has taken all partnership or limited liability company actions or proceedings required to be taken by or on the part of such Seller to authorize and permit the execution and delivery by such Seller of this Agreement and each other agreement, document, instrument and certificate required to be executed or delivered by such Seller pursuant to this Agreement (the “Seller Documents”), the performance by such Seller of its obligations hereunder and thereunder and the consummation by such Seller of the transactions contemplated hereby and thereby.

(b) This Agreement has been, and, at the Closing, the Seller Documents will be, duly and validly executed and delivered by such Seller and, assuming the due authorization, execution and delivery by the other parties hereto or thereto, each of this Agreement and the Seller Documents constitutes or will constitute a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to the exception that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity) (the “Enforceability Exceptions”).

SECTION 3.03. Noncontravention. None of the execution and delivery by such Seller of this Agreement or the Seller Documents, the performance by such Seller of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (i) in the case of a Seller that is an Entity, conflicts or will conflict with, or results or will result in a violation or breach of or a default under any term or provision of the Organizational Documents of such Seller, (ii) conflicts or will conflict with, results or will result in any violation or breach of, or constitutes or will constitute a default under, any term or provision of any material Contract or other material instrument or document to which such Seller is a party or by which it or any of its properties or assets are bound, (iii) results or will result in the imposition of any Lien, Claim or other encumbrance upon the Securities owned by such Seller or (iv) assuming the filings and Consents referred to in Section 3.04 are made or obtained, conflicts or will conflict with, or results or will result in the violation of, any Law or Order applicable to such Seller or any of its properties or assets.

SECTION 3.04. No Governmental Consent or Approval Required. No Consent, Permit or Order of, or declaration, registration, qualification, designation or filing to or with, any Governmental Authority for or on behalf of such Seller is required for or in connection with the execution and delivery by such Seller of this Agreement or the Seller Documents, the performance by such Seller of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, other than the filing by the applicable Seller or the Company or Proppants, as applicable, of a notification and report form with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) under the HSR Act and the expiration or termination of any applicable “waiting period” thereunder.

SECTION 3.05. Title. Such Seller holds, is the record and a beneficial owner of and has good and valid title to the Securities set forth opposite the name of such Seller on Schedule 1.01 hereto, free and clear of any Liens, Claims or encumbrances (including any right of first refusal, right of first option or other right to purchase or any restriction on transfer or similar right or restriction for the benefit of any Person but excluding (i) Liens, Claims or encumbrances set forth on Section 3.05 of the Seller Disclosure Schedule that will be released, waived or otherwise terminated in connection with the Closing, (ii) restrictions on transfer under applicable federal and state securities laws and (iii) restrictions on transfer arising under the Company LLC Agreement). Except for this Agreement, there is no Contract pursuant to which such Seller has, directly or indirectly, granted any option, warrant or other right to any Person to acquire any of the Securities set forth opposite the name of such Seller on Schedule 1.01 hereto or made any other commitment or undertaking that could reasonably be expected to interfere with the performance of its obligations under this Agreement or the Seller Documents. By virtue of the delivery to the Purchaser of the applicable agreement or certificates described in Section 2.03(a), (b) or (c) (as applicable), at the Closing, such Seller will transfer good and valid title to such Securities to the Purchaser, free and clear of any Liens, Claims or encumbrances, other than restrictions on transfer under applicable federal or state securities laws.

SECTION 3.06. Litigation. There are no Legal Proceedings pending or, to such Seller’s Knowledge, threatened against such Seller or any of its Affiliates or to which such Seller or any of its Affiliates is otherwise subject by or before any Governmental Authority arising from or potentially affecting this Agreement or the Seller Documents or the transactions contemplated hereby or thereby. Such Seller is not subject to any Order arising from or potentially affecting this Agreement or the Seller Documents or the transactions contemplated hereby or thereby.

SECTION 3.07. Tax Matters. In the case of each of Horn, Original CRS, Bon Accord and Cobb (which, in the case of Bon Accord and Cobb, own certain equity interests in the Company indirectly through Pierpont), such Seller timely reports its distributive share of the Company’s income, gain and losses on its Tax Return and has paid all Taxes due with respect to such income, gain and losses. Such Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

SECTION 3.08. Excise Taxes. The consummation of the transactions contemplated by this Agreement will not give rise to an excise Tax under Section 4975 or 4978 of the Code.

SECTION 3.09. No Brokers. Except as set forth in Section 3.09 of the Seller Disclosure Schedule, no agent, broker, finder, investment or commercial banker or other Person engaged by or acting on behalf of such Seller or any of its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated hereby is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or any such transactions. The fees or other commissions described in Section 3.09 of the Seller Disclosure Schedule shall be paid for or on behalf of the Sellers at the Closing, such that none of the Target Companies or the Purchaser shall have any liability or responsibility with respect thereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

REGARDING THE BLOCKER COMPANIES

Except as provided in the Seller Disclosure Schedule, each of the E Sellers jointly and severally represents and warrants to the Purchaser, with respect to all of the Blocker Companies, on and as of the date of this Agreement and the Closing Date, as follows:

SECTION 4.01. Organization; Power and Authority. Each Blocker Company (i) is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and (ii) has all requisite corporate power and authority to own the Equity Interests in the Company owned by it and to conduct any related activities. Each Blocker Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, except where the failure to be so qualified or licensed has not had and would not reasonably be expected to have a material adverse effect on such Blocker Company. The E Sellers have made available to the Purchaser complete and correct copies of the Organizational Documents of each Blocker Company, in each case as amended through the date of this Agreement.

SECTION 4.02. Noncontravention. None of the execution and delivery by the E Sellers of this Agreement or any of the Seller Documents, the performance by the E Sellers of their obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (i) conflicts or will conflict with, or results or will result in any violation or breach of or default under, any term or provision of the Organizational Documents of any Blocker Company, (ii) conflicts or will conflict with, results or will result in in any violation or breach of, constitutes or will constitute a default under, any term or provision of any material Contract or Permit or other material instrument or document to which any Blocker Company is a party or by which any Blocker Company or their respective properties or assets are bound or (iii) assuming the filings and Consents referred to in Section 4.03 are made or obtained, conflicts or will conflict with, or results or will result in the violation of, any Law or Order applicable to any Blocker Company or its properties or assets.

SECTION 4.03. No Governmental Consent or Approval Required. No Consent, Permit or Order of, declaration to, or registration, qualification, designation or filing with, any Governmental Authority on the part of any Blocker Company is required for or in connection with the execution and delivery by the E Sellers of this Agreement or the Seller Documents, the performance by the E Sellers of their obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, other than the filing by the applicable Sellers or the Company or Proppants or the Purchaser, as applicable, of a notification and report form with the FTC and the DOJ under the HSR Act and the expiration or termination of any applicable “waiting period” thereunder.

SECTION 4.04. Capitalization. The authorized, issued and outstanding Equity Interests of each Blocker Company as of the date hereof are set forth opposite the name of such Blocker Company in Section 4.04 of the Seller Disclosure Schedule. As of the Closing Date, the authorized, issued and outstanding Equity Interests of each Blocker Company will be as set forth opposite the name of such Blocker Company in Section 4.04 of the Seller Disclosure Schedule, except that the Redeemed Blocker Shares will no longer be issued or outstanding. The Blocker Shares issued by each Blocker Company constitute all of the issued and outstanding Equity Interests in such Blocker Company as of the date hereof, and as of the Closing Date, the Blocker Shares (other than any Redeemed Blocker Shares) will constitute all of the issued and outstanding Equity Interests in such Blocker Company. The issued and outstanding Blocker Shares issued by each Blocker Company have been duly authorized by all necessary corporate action on the part of such Blocker Company, have been validly issued and are fully paid and nonassessable. None of the outstanding Blocker Shares of each Blocker Company was issued in violation of any preemptive rights. There are no declared but unpaid dividends in respect of any Blocker Shares issued by each Blocker Company. Except pursuant to this Agreement with respect to the redemption of the Redeemed Blocker Shares, there are no outstanding options, warrants, calls, rights, convertible securities or other agreements or commitments of any character pursuant to which each Blocker Company is or will be obligated to issue or sell any issued or unissued Equity Interests in such Blocker Company or any securities convertible or exchangeable into any such Equity Interests. No Blocker Company has granted or authorized, and is not aware of the grant or authorization by any Person of, any right of first refusal, right of first option or other right to purchase or any restriction on transfer or similar right or restriction, whether by Contract or otherwise, with respect to the outstanding Blocker Shares of such Blocker Company. There are no outstanding stock appreciation rights or other rights issued by any Blocker Company that are linked in any way to the price of any Equity Interests in such Blocker Company or the value of such Blocker Company or any part thereof.

SECTION 4.05. Title. Each Blocker Company holds, is the record and a beneficial owner of and has good and valid title to the Equity Interests in the Company set forth opposite the name of such Blocker Company in Section 4.05 of the Seller Disclosure Schedule, free and clear of any Liens, Claims or encumbrances (including any right of first refusal, right of first option or other right to purchase or any restriction on transfer or similar right or restriction for the benefit of any Person but excluding (i) restrictions on transfer under applicable federal and state securities laws and (ii) restrictions on transfer arising under the Company LLC Agreement). Except for this Agreement, there is no Contract pursuant to which any Blocker Company has, directly or indirectly, granted any option, warrant or other right to any Person to acquire any of the Equity Interests in the Company set forth opposite the name of such Blocker Company in Section 4.05 of the Seller Disclosure Schedule or made any other commitment or undertaking that could reasonably be expected to interfere with its continued ownership of such Equity Interests.

SECTION 4.06. Operations; No Liabilities or Obligations.

(a) Since the date of its incorporation, no Blocker Company has carried on any business or conducted any operations other than those relating to acquiring and holding Equity Interests in the Company or has owned or leased any properties, assets or rights other than its Equity Interests in the Company.

(b) Except as set forth in Section 4.06(b) of the Seller Disclosure Schedule, and other than in connection with the redemption of the Redeemed Blocker Shares, since the date of incorporation of each Blocker Company, no Blocker Company has entered into or been a party to or bound by any Contract, other than the Company LLC Agreement.

(c) Since the date of incorporation of each Blocker Company, no Blocker Company has had any employees or any obligation to compensate any person for services rendered in connection with the operation of such Blocker Company.

(d) Except for liabilities for Taxes that do not give rise to a violation of the representations and warranties contained in Section 4.07, no Blocker Company has any debts, liabilities or obligations of any nature, either accrued, contingent, unasserted or otherwise (whether or not required to be reflected on a balance sheet in accordance with GAAP).

(e) Except as set forth in Section 4.06(e) of the Seller Disclosure Schedule, no Blocker Company owns any assets other than the Equity Interests in the Company set forth opposite the name of each such Blocker Company on Schedule 1.01.

SECTION 4.07. Tax Matters. Except as set forth in Section 4.07 of the Seller Disclosure Schedule:

(a) Each Blocker Company has timely filed, or has caused to be timely filed on its behalf (after giving effect to extensions), all income and other material Tax Returns required to be filed by or with respect to it and all such Tax Returns are true, complete and accurate in all material respects. All income and other material Taxes of each Blocker Company that are due and payable (whether or not shown as due and payable on any such Tax Return) have been timely paid in full.

(b) All material Taxes required to have been withheld or collected and paid over in connection with amounts paid or owing to or from any employee, independent contractor or any other third party have been withheld or collected and paid to the appropriate Taxing Authority.

(c) There is no outstanding audit or examination concerning Taxes of any Blocker Company and no Blocker Company has received any written notice that such an audit or examination is pending or threatened.

(d) All deficiencies asserted or assessments made as a result of any examination by any Taxing Authority of the Tax Returns of any Blocker Company have been fully paid and no issue has been raised by a Taxing Authority in any prior examination of any such Blocker Company which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

(e) There has been no waiver of any statute of limitations in respect of Taxes of any Blocker Company that remains in effect.

(f) No Blocker Company is subject to any Liens, other than Permitted Liens, imposed on any of its assets or properties as a result of the failure of any such Blocker Company to pay any material amount of Taxes that are due and payable.

(g) No Blocker Company (i) is party to or bound by any Tax sharing agreement, Tax indemnity or similar agreement with respect to Taxes, other than commercial agreements not primarily related to Taxes, (ii) is subject to any private letter ruling of the IRS or any comparable rulings of any Governmental Authority, (iii) is bound by or has agreed to make (other than changes required as a result of the transactions contemplated herein) any adjustments pursuant to Section 481(a) of the Code or any similar provision of applicable Law nor has any knowledge that any Governmental Authority has proposed any such adjustment, nor has any application pending with any Governmental Authority requesting permission for any changes in accounting methods that relate to the Company, (iv) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of applicable Law, (v) has ever been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return, (vi) has distributed stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was governed, or purported or intended to be governed, in whole or in part, by Section 355 of the Code or any similar provision of state, local or foreign Tax Law, (vii) has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), (viii) has, nor has ever had, a permanent establishment or otherwise conducted business in any country other than the country of its organization, (ix) has granted any Person any power of attorney that is currently in force with respect to any material Tax matter or (x) has any liability for the unpaid Taxes of any other Person as a transferee or successor or under Treasury Regulation Section 1.1502-6 or any other comparable provision of state, local or foreign Tax Law.

(h) No Blocker Company is required to include an item of income, or exclude an item of deduction, in any period beginning after the Closing Date as a result of (i) a sale governed by Section 453 of the Code (or analogous provision of state or local Law) closed prior to the Closing Date; (ii) any sale treated as an open transaction for any income Tax purposes closed prior to the Closing Date; (iii) any prepaid amounts received prior to the Closing Date (excluding those prepaid amounts associated with the Green Field Deferred Revenue or the BH Deferred Revenue); or (iv) an election under Section 108(i) of the Code.

(i) Since December 31, 2013, no Blocker Company has (i) changed or revoked any material Tax election, (ii) made any material election (other than Tax elections wholly consistent with past practices of such Blocker Company), (iii) settled or compromised any material Tax Claim or liability, (iv) made a change to (or made a request to any Taxing Authority to change) any aspect of the method of accounting used for Tax purposes, (v) waived or extended any statute of limitations in respect of Taxes or period within which an assessment or reassessment of Taxes may be issued, (vi) filed any amended Tax Return or (vii) prepared or filed any Tax Return unless such Tax Return was prepared in a manner consistent with past practice.

SECTION 4.08. Litigation. Since the date of incorporation of each Blocker Company, there have been no Legal Proceedings pending or, to the Knowledge of the applicable E Seller, threatened against such Blocker Company.

SECTION 4.09. Related Party Transactions. No E Seller and no officer, director or employee of any of the Blocker Companies, and no family member, relative or Affiliate of any such Person is a party to any Contract with a Blocker Company.

SECTION 4.10. Books and Records. The E Sellers have made available to the Purchaser complete and correct copies of the minutes of all meetings of the stockholders (or written consents in lieu of such meetings, as applicable) of each Blocker Company and the Board of Directors of each Blocker Company and each committee thereof since the date of incorporation thereof.

SECTION 4.11. Indebtedness. No Blocker Company has any outstanding Indebtedness. There are no outstanding Guarantees (or any similar instruments or Contracts) of any Indebtedness of any other Person that have been issued by any Blocker Company.

SECTION 4.12. No Brokers. No agent, broker, finder, investment or commercial banker or other Person engaged by or acting on behalf of any Blocker Company or its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated hereby is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or any such transactions for which any Blocker Company, any Target Company or the Purchaser shall have any liability or responsibility.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

REGARDING PIERPONT

Except as provided in the Seller Disclosure Schedule, Cobb and Bon Accord hereby jointly and severally represent and warrant to the Purchaser, with respect to Pierpont, on and as of the date of this Agreement and the Closing Date, as follows:

SECTION 5.01. Organization; Power and Authority. Pierpont (i) is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Oklahoma and (ii) has all requisite limited liability company power and authority to own the Equity Interests in the Company owned by it and to conduct any related activities. Pierpont is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, except where the failure to be so qualified or licensed has not had and would not reasonably be expected to have a material adverse effect on Pierpont. Cobb has made available to the Purchaser complete and correct copies of the Organizational Documents of Pierpont, in each case as amended through the date of this Agreement. In addition, Cobb has made available to the Purchaser complete and correct copies of the minutes of all meetings of the members and managers of Pierpont (or written consents in lieu of such meetings, as applicable) and each committee thereof since the date of consummation of the Atlas Transaction.

SECTION 5.02. Noncontravention. None of the execution and delivery by Cobb and Bon Accord of this Agreement or any of the Seller Documents, the performance by Cobb and Bon Accord of his or its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (i) conflicts or will conflict with, or results or will result in any violation or breach of or default under, any term or provision of the Organizational Documents of Pierpont, (ii) conflicts or will conflict with, results or will result in in any violation or breach of, constitutes or will constitute a default under, any term or provision of any material Contract or Permit or other material instrument or document to which Pierpont is a party or by which Pierpont or its respective properties or assets are bound or (iii) assuming the filings and Consents referred to in Section 5.03 are made or obtained, conflicts or will conflict with, or results or will result in the violation of, any Law or Order applicable to Pierpont or its properties or assets.

SECTION 5.03. No Governmental Consent or Approval Required. No Consent, Permit or Order of, declaration to, or registration, qualification, designation or filing with, any Governmental Authority on the part of Pierpont is required for or in connection with the execution and delivery by Cobb and Bon Accord of this Agreement or the Seller Documents, the performance by Cobb and Bon Accord of his or its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, other than the filing by the applicable Sellers or the Company or Proppants, as applicable, of a notification and report form with the FTC and the DOJ under the HSR Act and the expiration or termination of any applicable “waiting period” thereunder.

SECTION 5.04. Capitalization. The authorized, issued and outstanding Equity Interests of Pierpont are set forth in Section 5.04 of the Seller Disclosure Schedule. The Pierpont Interests constitute all of the issued and outstanding Equity Interests in Pierpont. The Pierpont Interests have been duly authorized by all necessary limited liability company action on the part of Pierpont, have been validly issued and are not subject to any unsatisfied capital contribution obligations. None of the outstanding Pierpont Interests was issued in violation of any preemptive rights. There are no declared but unpaid distributions in respect of any Pierpont Interests. There are no outstanding options, warrants, calls, rights, convertible securities or other agreements or commitments of any character pursuant to which Pierpont is or will be obligated to issue or sell any issued or unissued Equity Interests in Pierpont or any securities convertible or exchangeable into any such Equity Interests. Pierpont has not granted or authorized, and is not aware of the grant or authorization by any Person of, any right of first refusal, right of first option or other right to purchase or any restriction on transfer or similar right or restriction, whether by Contract or otherwise, with respect to the outstanding Pierpont Interests. There are no outstanding membership interest appreciation rights or other rights issued by Pierpont that are linked in any way to the price of any Equity Interests in Pierpont or the value of Pierpont or any part thereof.

SECTION 5.05. Title. Pierpont holds, is the record and a beneficial owner of and has good and valid title to the Equity Interests in the Company set forth opposite the name of Pierpont in Section 5.05 of the Seller Disclosure Schedule, free and clear of any Liens, Claims or encumbrances (including any right of first refusal, right of first option or other right to purchase or any restriction on transfer or similar right or restriction for the benefit of any Person, but excluding (i) restrictions on transfer under applicable federal and state securities laws and (ii) restrictions on transfer arising under the Company LLC Agreement). Except for this Agreement, there is no Contract pursuant to which Pierpont has, directly or indirectly, granted any option, warrant or other right to any Person to acquire any of the Equity Interests in the Company set forth opposite the name of Pierpont in Section 5.05 of the Seller Disclosure Schedule or made any other commitment or undertaking that could reasonably be expected to interfere with its continued ownership of such Equity Interests.

SECTION 5.06. Operations; No Liabilities or Obligations.

(a) Except as set forth in Section 5.06(a) of the Seller Disclosure Schedule, since the date of consummation of the Atlas Transaction, Pierpont has not carried on any business or conducted any operations other than those relating to acquiring and holding Equity Interests in the Company or has owned or leased any properties, assets or rights other than its Equity Interests in the Company.

(b) Except as set forth in Section 5.06(b) of the Seller Disclosure Schedule, since the date of consummation of the Atlas Transaction, Pierpont has not entered into or been a party to or bound by any Contract, other than the Company LLC Agreement.

(c) Since the date of consummation of the Atlas Transaction, Pierpont has not had any employees or any obligation to compensate any person for services rendered in connection with its operations.

(d) Except for liabilities for Taxes that do not give rise to a violation of the representations and warranties contained in Section 5.07, Pierpont does not have any debts, liabilities or obligations of any nature, either accrued, contingent, unasserted or otherwise (whether or not required to be reflected on a balance sheet in accordance with GAAP).

(e) Except as set forth in Section 5.06(e) of the Seller Disclosure Schedule, Pierpont does not own any assets other than the Equity Interests in the Company set forth opposite its name on Schedule 1.01.

SECTION 5.07. Tax Matters. Except as set forth in Section 5.07 of the Seller Disclosure Schedule:

(a) Pierpont has timely filed, or has caused to be timely filed on its behalf (after giving effect to extensions), all income and other material Tax Returns required to be filed by or with respect to it and all such Tax Returns are true, complete and accurate in all material respects. All income and other material Taxes of Pierpont that are due and payable (whether or not shown as due and payable on any such Tax Return) have been timely paid in full.

(b) All material Taxes required to have been withheld or collected and paid over in connection with amounts paid or owing to or from any employee, independent contractor or any other third party have been withheld or collected and paid to the appropriate Taxing Authority.

(c) There is no outstanding audit or examination concerning Taxes of Pierpont and Pierpont has not received any written notice that such an audit or examination is pending or threatened.

(d) All deficiencies asserted or assessments made as a result of any examination by any Taxing Authority of the Tax Returns of Pierpont have been fully paid and no issue has been raised by a Taxing Authority in any prior examination of Pierpont which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

(e) There has been no waiver of any statute of limitations in respect of Taxes of Pierpont that remains in effect.

(f) Pierpont is not subject to any Liens, other than Permitted Liens, imposed on any of its assets or properties as a result of the failure of Pierpont to pay any material amount of Taxes that are due and payable.

(g) Pierpont (i) is not party to or bound by any Tax sharing agreement, Tax indemnity or similar agreement with respect to Taxes, other than commercial agreements not primarily related to Taxes, (ii) is not subject to any private letter ruling of the IRS or any comparable rulings of any Governmental Authority, (iii) is not bound by or has agreed to or is required to make (other than changes required as a result of the transactions contemplated herein) any adjustments pursuant to Section 481(a) of the Code or any similar provision of applicable Law nor has any knowledge that any Governmental Authority has proposed any such adjustment, nor has any application pending with any Governmental Authority requesting permission for any changes in accounting methods that relate to the Company, (iv) has not executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of applicable Law, (v) has not participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), (vi) does not have, and has never had, a permanent establishment or otherwise conducted business in any country other than the country of its organization, (vii) has not granted any Person any power of attorney that is currently in force with respect to any material Tax matter or (viii) has no liability for the unpaid Taxes of any other Person as a transferee or successor.

(h) Pierpont (and its owners) are not required to report or include an item of income, or exclude an item of deduction, in any period beginning after the Closing Date as a result of (i) a sale governed by Section 453 of the Code (or analogous provision of state or local Law) closed prior to the Closing Date; (ii) an sale treated as an open transaction for any income tax purposes closed prior to the Closing Date; (iii) any prepaid amounts received prior to the Closing Date (excluding those prepaid amounts associated with the Green Field Deferred Revenue or the BH Deferred Revenue); or (iv) an election under Section 108(i) of the Code.

(i) Since December 31, 2013, Pierpont has not (i) changed or revoked any material Tax election, (ii) made any material election (other than Tax elections wholly consistent with past practices of Pierpont), (iii) settled or compromised any material Tax Claim or liability, (iv) made a change to (or made a request to any Taxing Authority to change) any aspect of the method of accounting used for Tax purposes, (v) waived or extended any statute of limitations in respect of Taxes or period within which an assessment or reassessment of Taxes may be issued, (vi) filed any amended Tax Return or (vii) prepared or filed any Tax Return unless such Tax Return was prepared in a manner consistent with past practice.

(j) Pierpont is, and has been at all times since the date of its formation, treated and properly classified as a partnership for all federal income Tax purposes.

SECTION 5.08. Litigation(a) . Since the date of consummation of the Atlas Transaction, there have been no Legal Proceedings pending or, to the Knowledge of Cobb and Bon Accord, threatened against Pierpont. Except as set forth in Section 5.08 of the Seller Disclosure Schedule, no Claims (whether or not subsequently settled or otherwise resolved) have been made or, to the Knowledge of Cobb and Bon Accord, threatened at any time against Pierpont or its Affiliates under the Atlas Purchase Agreement or in connection with the Atlas Transaction and, to the Knowledge of Cobb and Bon Accord, there is no reasonable basis for any such Claims.

SECTION 5.09. Related Party Transactions. Except as set forth in Section 5.09 of the Seller Disclosure Schedule, neither Cobb, nor any officer, member, manager or employee of Pierpont, nor any family member, relative or Affiliate of any such Person is a party to any Contract with Pierpont.

SECTION 5.10. Books and Records.

(a) The books of account, the membership interest ledger and other records of Pierpont, all of which have been made available to the Purchaser, are complete and correct in all material respects, represent actual, bona fide transactions, and have been maintained in accordance with sound business practices and applicable Law.

(b) The minute books, including written consents in lieu of meetings of members and managers, as applicable, of Pierpont contain accurate and complete records of all material limited liability company actions taken by the members and managers of Pierpont since the date of its formation. At the Closing, all such books and records will be in the possession of the Company.

SECTION 5.11. Indebtedness. Except as set forth in Section 5.11 of the Seller Disclosure Schedule, Pierpont does not have any outstanding Indebtedness. There are no outstanding Guarantees (or any similar instruments or Contracts) of any Indebtedness of any other Person that have been issued by Pierpont.

SECTION 5.12. No Brokers. No agent, broker, finder, investment or commercial banker or other Person engaged by or acting on behalf of Pierpont or its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated hereby is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or any such transactions for which Pierpont, any Target Company or the Purchaser shall have any liability or responsibility.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

REGARDING THE TARGET COMPANIES

Except as provided in the Company Disclosure Schedule, each of the Sellers and the Company hereby represents and warrants to the Purchaser, on and as of the date of this Agreement and the Closing Date, as follows:

SECTION 6.01. Organization; Power and Authority. The Company (i) is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and (ii) has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to conduct its business and operations as currently conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, except where the failure to be so qualified or licensed has not had and would not reasonably be expected to have a Material Adverse Effect. A list of the jurisdictions in which the Company is so qualified or licensed is set forth in Section 6.01 of the Company Disclosure Schedule. The Company has made available to the Purchaser complete and correct copies of the Organizational Documents of the Company, in each case as amended through the date of this Agreement.

SECTION 6.02. Authorization; Execution and Validity.

(a) The Company has all necessary limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The Company has taken all limited liability company actions or proceedings required to be taken by or on the part of or with respect to the Company to authorize and permit the execution and delivery by the Company of this Agreement and each other agreement, document, instrument and certificate required to be executed and delivered by the Company pursuant hereto (the “Company Documents”), the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby. This Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

(b) This Agreement has been, and the Company Documents, at the Closing, will be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto or thereto, each of this Agreement and the Company Documents constitutes or will constitute a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

SECTION 6.03. Noncontravention. Except as set forth in Section 6.03 of the Company Disclosure Schedule, none of the execution and delivery by the Sellers or the Company of this Agreement, the Seller Documents or the Company Documents, the performance by the Sellers or the Company of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (i) conflicts or will conflict with, or results or will result in any violation or breach of, any term or provision of the Organizational Documents of the Target Companies, (ii) conflicts or will conflict in any material respect with, results or will result in in any material violation or material breach of, constitutes or will constitute a material default under, results or will result in a forfeiture, reduction or other modification of any material rights under or give rise to any material right of termination or acceleration (with or without notice or the lapse of time or both) pursuant to, any term or provision of any Contract or Permit or other instrument or document to which any of the Target Companies is a party or by which any it or its properties or assets are bound or (iii) conflicts or will conflict with in any material respect, or results or will result in any material violation of, any Law or Order applicable to any of the Target Companies or its respective properties or assets.

SECTION 6.04. No Governmental Consent or Approval Required. No material Consent, Permit or Order of, or material declaration, registration, qualification, designation or filing to or with, any Governmental Authority for or on behalf of any of the Target Companies is required for or in connection with the execution and delivery by the Company of this Agreement or the Company Documents, the performance by the Company of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, other than the filing by the applicable Sellers or the Company of a notification and report form with the FTC and the DOJ under the HSR Act and the expiration or termination of any applicable “waiting period” thereunder.

SECTION 6.05. Capitalization of the Company. The issued and outstanding Equity Interests in the Company consist of 46,350 Preferred Units, 900,000 Class C Common Units and 64,750 Class P Common Units (the “Outstanding Company Units”) and no Preferred Units, Class C Common Units or Class P Common Units are held in the Company’s treasury. The Outstanding Company Units have been duly authorized by all necessary limited liability company action on the part of the Company, have been validly issued and are not subject to any unsatisfied capital contribution obligations. The membership ledger and other limited liability company records of the Company reflect that all of the Outstanding Company Units are owned of record by the Sellers and the Blocker Companies. None of the Outstanding Company Units was issued in violation of any preemptive rights, and none of them is subject to vesting or forfeiture conditions or a right of repurchase by the Company. There are no declared but unpaid dividends in respect of any Equity Interests in the Company. Other than as provided for in the Company LLC Agreement, there are no outstanding options, warrants, calls, rights, convertible securities or other agreements or commitments of any character pursuant to which the Company is or will be obligated to issue or sell any issued or unissued Equity Interests in the Company or any securities convertible or exchangeable into any such Equity Interests. The Company has not granted or authorized, and is not aware of the grant or authorization by any Person of, any right of first refusal, right of first option or other right to purchase or any restriction on transfer or similar right or restriction, whether by Contract or otherwise, with respect to the Outstanding Company Units, except for any such right or restriction expressly provided for in (i) the Company LLC Agreement (which has been waived or otherwise modified so that it does not restrict or otherwise affect the consummation of the transactions contemplated hereby) and (ii) the grant or award agreements made available to the Purchaser pursuant to which the Company’s Class P Common Units were granted. There are no outstanding stock appreciation rights or other rights issued by the Company that are linked in any way to the price of any Equity Interests in the Company or the value of the Company or any part thereof.

SECTION 6.06. Subsidiaries.

(a) Section 6.06(a) of the Company Disclosure Schedule sets forth (i) the name of each Subsidiary of the Company, (ii) the jurisdiction of incorporation or formation of each such Subsidiary, (iii) the authorized, issued and outstanding capital stock or other Equity Interests in each such Subsidiary and (iv) the names of the stockholders, equity holders or other holders of Equity Interests in each such Subsidiary. Except as set forth in Section 6.06(a) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, or have voting rights with respect to, any capital stock or other Equity Interests in any Entity.

(b) No Subsidiary of the Company is organized as a corporation or, other than for tax purposes, a partnership. Each Subsidiary of the Company that is organized as a limited liability company (i) is a limited liability company duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation and (ii) has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to conduct its business and operations as currently conducted. Each Subsidiary of the Company is duly qualified or licensed to do business as a foreign limited liability company and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, except where the failure to be so qualified or licensed has not had and would not reasonably be expected to have a Material Adverse Effect. A list of the jurisdictions in which each Subsidiary of the Company is so qualified or licensed is set forth in Section 6.06(b) of the Company Disclosure Schedule. The Company has made available to the Purchaser complete and correct copies of the Organizational Documents of each Subsidiary of the Company, in each case as amended through the date of this Agreement.

(c) All of the issued and outstanding Equity Interests in each Subsidiary of the Company (i) have been duly authorized, (ii) are validly issued, (iii) are not subject to any unsatisfied capital contribution obligations and (iv) are owned by the Company, directly or indirectly, free and clear of any Liens, Claims or other encumbrances (other than (i) restrictions on transfer under the Organizational Documents of each such Subsidiary, (ii) under federal and state securities laws and (iii) as set forth in Section 6.06(c) of the Company Disclosure Schedule). None of the outstanding Equity Interests in any Subsidiary of the Company was issued in violation of any preemptive rights, and none of them is subject to vesting or forfeiture conditions or a right of repurchase by any Person. There are no outstanding options, warrants, calls, rights, convertible securities or other agreements or commitments of any character pursuant to which any Subsidiary of the Company is or will be obligated to issue or sell any issued or unissued Equity Interests in such Subsidiary or any securities convertible or exchangeable into any such Equity Interests. There are no outstanding stock appreciation rights or other rights issued by any Subsidiary of the Company that are linked in any way to the price of any Equity Interests in such Subsidiary of the value of such Subsidiary or any part thereof.

SECTION 6.07. Financial Statements. Attached as Section 6.07 of the Company Disclosure Schedule are (x) the audited consolidated balance sheets of the Company and its consolidated subsidiaries (or, in the case of dates and periods prior to May 2013, Proppants and its consolidated subsidiaries) as of December 31, 2012 and December 31, 2013 and the related audited consolidated statements of operations, changes in member’s equity and cash flows of the Company and its consolidated subsidiaries (or Proppants and its consolidated subsidiaries) for the fiscal years then ended (the “Audited Financial Statements”) and (y) the unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as of September 30, 2014 (the “Latest Balance Sheet”) and the related consolidated statements of income and cash flows of the Company for the nine-month period then ended (the “Latest Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). Each of the Financial Statements (i) is true and correct in all material respects, (ii) was derived from and has been prepared in all material respects in accordance with the underlying books and records of the Target Companies, (iii) has been prepared in accordance with GAAP consistently applied throughout the periods presented (except that the Latest Financial Statements lack footnote disclosures and other presentation items that are not required under GAAP in the case of interim financial statements) and (iv) presents fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company and its consolidated subsidiaries as at the dates and for the periods indicated therein. In the case of the Latest Financial Statements, there were no changes in the method of application of the accounting policies of the Target Companies or changes in the method of applying their use of estimates as compared with the Audited Financial Statements.

SECTION 6.08. Undisclosed Liabilities. Except as accurately and fully reflected or reserved for on the Latest Balance Sheet or set forth on Section 6.08 of the Company Disclosure Schedule, the Target Companies have no material debts, liabilities or obligations of any nature, either accrued, contingent, unasserted or otherwise (whether or not required to be reflected on a balance sheet in accordance with GAAP), other than debts, liabilities or obligations incurred since the date of the Latest Balance Sheet in the Ordinary Course of Business.

SECTION 6.09. Absence of Certain Developments. Since December 31, 2013, (i) each Target Company has conducted its business in the Ordinary Course of Business and (ii) there has not been any Material Adverse Effect or any event, change, occurrence or circumstance that would reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth in Section 6.09 of the Company Disclosure Schedule, since December 31, 2013, there has not been, with respect to any of the Target Companies:

(a) any issuance of any Equity Interests or any options, warrants, calls, rights, convertible securities or other agreements or commitments to issue or sell any issued or unissued Equity Interests;

(b) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any Equity Interests or any purchase, redemption or other acquisition of any Equity Interests;

(c) any split, combination or reclassification of any Equity Interests or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for any Equity Interests;

(d) (i) other than in the Ordinary Course of Business, a material increase in the annual level of compensation of any employee, (ii) other than in the Ordinary Course of Business, an increase in the annual level of compensation payable or to become payable to any officers or directors, (iii) a grant of any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any employee, director or consultant, (iv) an increase in the coverage or benefits available under any (or the creation of any new) Benefit Plan, (v) an action to accelerate, or which could reasonably be expected to result in the acceleration of, the timing of vesting or payment of any rights, compensation, benefits or funding obligations, or the making of any material determinations under any Benefit Plan or (vi) an entry into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or the amendment of any such agreement) involving a director, officer or employee;

(e) the destruction of, damage to, or loss of, any asset (whether or not covered by insurance) with a book value or fair value in excess of $25,000, either individually or in the aggregate;

(f) any purchases, leases or other acquisitions of properties or assets, other than any such transactions that (A) were carried out in the Ordinary Course of Business and (B) did not involve properties or assets with a book value or purchase price in excess of $25,000, either individually or in the aggregate;

(g) any sales, leases, licenses, disposal or other transfers of properties or assets, other than any such transactions that (A) were carried out in the Ordinary Course of Business and (B) did not involve properties or assets with a book value or sale price in excess of $25,000, either individually or in the aggregate;

(h) a change in accounting principles, methods or policies;

(i) a failure promptly to pay or discharge its debts, liabilities or obligations in an amount in excess of $25,000, except when disputed in good faith by appropriate Legal Proceedings;

(j) a commitment to make any capital expenditures;

(k) to the Knowledge of the Sellers and the Company, an adverse change in the relationship with any material suppliers, insurers, lessors, licensors, licensees, distributors and customers thereof;

(l) (i) the revocation of or a change to any material Tax election, (ii) the making of any material election (other than Tax elections wholly consistent with past practices of the Target Companies), (iii) a settlement or compromise of any material Tax Claim or liability, (iv) a change to (or a request to any Taxing Authority to change) any aspect of the method of accounting used for Tax purposes, (v) a waiver or extension of any statute of limitations in respect of Taxes or period within which an assessment or reassessment of Taxes may be issued, (vi) a filing of any amended Tax Return or (vi) the preparation or filing of any Tax Return unless such Tax Return was prepared in a manner consistent with past practice;

(m) an action or omission to act that, if taken or omitted after the date hereof without the consent of the Purchaser, would constitute a violation of the covenants contained in Sections 8.02(c)(ii), (iii), (vii), (xiii), (xiv) or (xvi); or

(n) an agreement or commitment to do any of the foregoing.

SECTION 6.10. Real Property.

(a) Section 6.10(a) of the Company Disclosure Schedule sets forth a true and complete list of (i) all real property and interests in real property owned in fee simple by any of the Target Companies (“Owned Property”) and the street address thereof, and (ii) all real property and interests in real property leased to any of the Target Companies (“Leasehold Property”), including the identification of the lessee and lessor thereunder and the street address thereof and (iii) all real property, if any, for which an option to purchase or lease has been granted to any of the Target Companies (the “Option Property” and, together with Owned Property and Leasehold Property, being referred to herein collectively as the “Company Property”), including the identification of the optionee and optionor thereunder and (if applicable) the proposed lessee and lessor thereunder and the street address thereof. Each lot, parcel and tract of land comprising the Company Property that is used or proposed (in accordance with the current plans of the Target Companies) to be used for the mining of frac sand includes both the surface estate and mineral estate and none of the mineral estates and surface estates related to such Company Property has been severed or separately conveyed. The Company has made available to the Purchaser true, correct and complete copies of (x) all deeds for Owned Property, (y) all existing title policies and as-built surveys for Company Property to the extent in the possession of the Target Companies and (z) all recent title insurance commitments and survey updates, if any, for Company Property to the extent in the possession of the Target Companies. The Company Property constitutes all interests in real property which are currently used or currently held for use in connection with the businesses of the Target Companies as currently conducted and are necessary for the continued operation of the businesses of the Target Companies as currently conducted.

(b) The applicable Target Company has good and marketable fee simple title to all Owned Property, free and clear of all Liens, Claims or encumbrances of any nature whatsoever except for Permitted Liens.

(c) The applicable Target Company has (i) valid and enforceable leasehold interests with respect to the Leasehold Property, free and clear of all Liens, Claims or encumbrances of any nature whatsoever except for Permitted Liens and subject to the Enforceability Exceptions (as they apply to the Real Property Agreements under which any Leasehold Property is leased to any Target Company) and (ii) peaceful, undisturbed and exclusive (except with respect to rights of lessors or others as set forth in applicable Real Property Agreements) possession of the Leasehold Property.

(d) Each lot, parcel or tract constituting the Company Property adjoins or has adequate direct access to and from, or access via a permanent easement to and from, public highways and roads, and to the Knowledge of the Company, there is no proposed plan to modify or realign any street or highway in a manner which could reasonably be expected to result in the termination of such access.

(e) There is (i) to the Knowledge of the Sellers and the Company, no proposed public improvement which may involve the creation or imposition of any Lien, Claim or encumbrance on any lot, parcel or tract of land constituting the Company Property, (ii) no pending or, to the Knowledge of the Sellers and the Company, threatened eminent domain, condemnation, federal forfeiture or similar Legal

Proceeding affecting all or any portion of the Company Property, and (iii) no contemplated sale of any Company Property in lieu of condemnation. The interest of the applicable Target Company in any Company Property is not subject to any commitment for sale or transfer to any Person.

(f) Section 6.10(f) of the Company Disclosure Schedule sets forth a true and correct list of all Contracts affecting any rights and interests of any Target Company in any Company Property (including (i) any leases of Leasehold Property, (ii) any leases or occupancy agreements with respect to any Company Property leased by any Target Company to any other Person, (iii) any option agreements, letters of intent or other agreements to purchase or lease any Company Property, and (iv) any pooling agreements or other agreements with respect to payment of royalties or other compensation related to the use of any Company Property), together with all amendments, modifications, addenda or supplements thereto (collectively, the “Real Property Agreements”). The Company has made available to the Purchaser true, correct and complete copies of all Real Property Agreements. Each of the Real Property Agreements is in full force and effect, neither the Target Companies nor any of their Affiliates have received any written notice of any default thereunder and no event has occurred that, with notice or lapse of time, or both, would constitute a default thereunder by any Target Company or, to the Knowledge of the Sellers and the Company, any other party to a Real Property Agreement. No party to any of the Real Property Agreements has exercised any termination rights with respect thereto. Other than the Real Property Agreements, there are no leases, subleases, licenses, concessions or other agreements, whether written or oral, granting to any Person any right to use or occupy any portion of a lot, parcel or tract of land constituting the Company Property. In addition, other than the Real Property Agreements, there are no Contracts of sale or outstanding options, rights of first refusal or similar rights to purchase or requirements to dispose of any lot, parcel or tract included in the Company Property, or any portion thereof or interest therein.

(g) All buildings, structures, fixtures and other improvements and facilities owned, leased or otherwise used or occupied by the Target Companies and situated on any Company Property (collectively, the “Improvements”) are supplied with all utilities and other services necessary for the use thereof for purposes of the operations currently conducted by the Target Companies thereon, are structurally sound, are in good condition and repair and are suitable in all material respects for the purposes for which they are being used without the need for repair or replacement except in the Ordinary Course of Business. No Improvement or portion thereof is dependent on any land not included in the Company Property for access to public roads, except to the extent such access is afforded to the applicable Target Company via a permanent easement over and across such land. No Improvement has suffered any damage by fire or other casualty loss which has not heretofore been completely repaired and restored. Except as shown on any survey of the Company Property made available to the Purchaser, and to the Knowledge of the Sellers and the Company, no building, improvements or other structure of any Person encroaches upon all or any portion of any Company Property, except for any such encroachments that do not and will not impair in any material respect the business and operations of the Target Companies or result in the incurrence of any material liability, cost or expense on the part of the Target Companies. Neither the Target Companies nor any of their Affiliates have received written notice that any Improvements constituting a portion of the whole of any Company Property, or any part thereof, encroaches upon real property of another Person.

(h) All Company Property (to the extent subject to zoning Law) is presently zoned in such a manner as to permit the use of such Company Property for the operation of the businesses of the Target Companies as currently conducted. The Target Companies have all certificates of occupancy, operating permits, conditional use permits, high capacity well permits, reclamation permits, environmental permits and other Permits issued by any Governmental Authorities required for the use and operation of the Company Property in connection with operation of the businesses of the Target Companies as currently conducted and the Target Companies have complied in all material respects with all material conditions of each such Permit held by them. No default or violation, or event that, with the lapse of time or the giving of notice, or both, would become a default or violation, has occurred with respect to any such Permit.

(i) No commitments have been made to any Governmental Authority or to any other organization, group or individual which would impose an obligation upon any owner of the Company Property to make any contribution or dedication of money or land (including but not limited to any rights of access or reciprocal easement agreements) or to construct, install or maintain any Improvements upon or in the vicinity of the Company Property.

(j) All written reports and studies (including any property condition report) in the possession of the Target Companies or any of their respective Affiliates with respect to the matters referred to in this Section 6.10 have previously been made available to the Purchaser.

(k) With respect to the ownership, occupancy and/or use of the Company Property:

(i) all Taxes required to have been paid or be paid by the Target Companies prior to the Closing have been paid or are being contested by appropriate Legal Proceedings;

(ii) there is no pending or, to the Knowledge of the Sellers and the Company, threatened Legal Proceeding for the assessment or collection of Taxes; and

(iii) there is no pending or, to the Knowledge of the Sellers and the Company, threatened inquiry, audit or request for information currently outstanding that could reasonably be expected to affect Taxes required to be paid by the Target Companies.

SECTION 6.11. Title to and Condition of Assets.

(a) The Target Companies own and have good and valid title to all material assets, properties and rights owned by them (other than the Owned Property, which is addressed in Section 6.10) and have valid and subsisting leasehold interests in all material assets, properties or rights which are leased by them (other than the Leasehold Property, which is addressed in Section 6.10) in connection with their respective businesses, in each case free and clear of all Liens, Claims and encumbrances, other than Permitted Liens.

(b) The material tangible assets of the Target Companies have been maintained in accordance with prudent industry practice, are in good operating condition and repair, subject to ordinary wear and tear, and are adequate in all material respects for the purposes for which they are being used.

SECTION 6.12. Contracts.

(a) Section 6.12(a) of the Company Disclosure Schedule contains a true, correct and complete list of all the following Contracts (each, a “Material Contract”) to which any of the Target Companies is a party by which it is bound:

(i) any Contract that resulted in aggregate monetary payments by the Target Companies to a third party during the most recently completed fiscal year or that contains a commitment by the Target Companies to make aggregate monetary payments to a third party during either of the next two fiscal years, but in each case only if the amount of such monetary payments in a fiscal year exceeds $50,000;

(ii) any Contract that resulted in monetary receipts by the Target Companies during the most recently completed fiscal year or that contains a commitment by a third party to make aggregate monetary payments to the Target Companies during either of the next two fiscal years, but in each case only if the amount of such monetary payments in a fiscal year exceed $50,000;

(iii) any Contract under which a third party supplies to the Target Companies any fuel used in connection with the operation of the Facility, including fuel oil, natural gas, landfill gas or other alternative fuels;

(iv) any Contract for the purchase or lease of inventory, materials, supplies, goods, services, equipment or other assets outside of the Ordinary Course of Business, including any such Contracts entered into in connection with the Capacity Expansion Project;

(v) any Contract providing for the sale of any material properties or assets of a Target Company other than in the Ordinary Course of Business or the grant to any third party of any preferential rights to purchase any products or services of the Target Companies;

(vi) any industry track agreements, leases, service contracts, equipment, rail or rail car leases or other similar Contracts relating to transportation by rail, transloading or storage of products;

(vii) any construction or other Contract providing for or relating to the Capacity Expansion Project;

(viii) any Contract under which a Target Company has agreed or is obligated to pay royalties or similar payments to a third party, including royalties relating to the mining of aggregates or other materials;

(ix) any Contract for the employment of any individual on a full-time, part-time or consulting or other basis that provides for annual compensation in an amount in excess of $50,000 per annum;

(x) any Contract under which a Target Company grants “most favored nation” customer pricing or similar contractual assurances to any third party or grants any exclusive rights, rights of first refusal or rights of first negotiation;

(xi) any Contract which provides for “exclusivity” or any similar requirement in favor of third party, or under which a Target Company is restricted in any respect in the sale, distribution, licensing, marketing, purchasing, development or manufacturing of its products or services;

(xii) any Contract pursuant to which a Target Company purchases goods or services that contain mandatory “take or pay” or similar purchase requirements for all or a portion of the Target Company’s purchase obligations with respect to such good or service;

(xiii) all Contracts that contain any product or service guaranty or warranty or right of return that is not consistent with the terms customarily provided by any Target Company in the Ordinary Course of Business which are identified in Section 6.28 of the Company Disclosure Schedule;

(xiv) any Contract with a Governmental Authority;

(xv) any Contract containing a covenant not to compete or other covenant restricting or purporting to restrict (including geographic restrictions), the right of a Target Company to engage in any line of business, acquire any property, sell, develop or distribute any product, provide any service or compete with a third party in any market, field or territory;

(xvi) any Contract containing a provision prohibiting a Target Company from soliciting for employment or hiring any officer or employee of any third party;

(xvii) any Contract with any third-party information technology, business-process outsourcing or “software-as-a-service” providers pursuant to which such providers make available any Information Systems to a Target Company;

(xviii) any Contract with (A) a Seller, (B) a current or former officer or director of any Target Company or (C) any family member, relative or Affiliate of any individual referred to in clause (A) or (B) above;

(xix) any Contract relating to the incurrence or assumption of Indebtedness or the entry into any Guarantee or imposing a Lien on any properties or assets of the Target Companies;

(xx) any Contract providing for the establishment or operation of any for joint venture, strategic alliance or partnership or providing for the sharing of profits or expenses between a Target Company on the one hand and any third party on the other hand;

(xxi) any Contract containing a “change in control” or similar provision or a provision that could result in the termination of such Contract or a modification of the rights of a Target Company thereunder upon a change in the ownership or control of such Target Company; and

(xxii) any Contract under which, to the Knowledge of the Sellers and the Company, an event has occurred that gives rise to a right on the part of any party to receive liquidated damages from any other party.

The Company has made available to the Purchaser a true, correct and complete copy of each Material Contract, together with all amendments, modifications or supplements thereto.

(b) Each of the Material Contracts is in full force and effect and is a legal, valid and binding obligation of the applicable Target Company or Target Companies, and, to the Knowledge of the Sellers and the Company, each of the other parties thereto, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions. The Target Companies are not in material default under any Material Contract, nor, to the Knowledge of the Sellers and the Company, is any other party to any Material Contract in material default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder. Section 6.12(b) of the Company Disclosure Schedule sets forth a reasonably detailed description of any pending or, to the Knowledge of the Sellers and the Company, threatened dispute, controversy or Claim arising under or in connection with any Contract. No Target Company has exercised any termination rights with respect to any Material Contract and, to the Knowledge of the Company, no other party to any Material Contract has exercised any termination rights with respect thereto. In addition, the Target Companies have not exercised and there are no current or, to the Knowledge of the Sellers and the Company, pending negotiations with respect to the exercise of any, premature termination, price redetermination, market out, curtailment or non-renewal of any Material Contract, and no Target Company has received written notice of any of the foregoing.

SECTION 6.13. Litigation; Orders.

(a) There are no Legal Proceedings pending or, to the Knowledge of the Sellers or the Company, threatened against any of the Target Companies or any of their properties or assets by or before any Governmental Authority arising from or potentially affecting any transactions or arrangements relating to this Agreement. None of the Target Companies is subject to any Order arising from or potentially affecting any transactions or arrangements relating to this Agreement.

(b) In addition, there is no Legal Proceeding pending or, to the Knowledge of the Sellers or the Company, threatened against any Target Company or any of its officers, directors or employees that (i) seeks damages or other monetary remedies from the Target Companies in an amount equal to or greater than $25,000, (ii) seeks injunctive relief that, if granted, would reasonably be expected to be material to the businesses of the Target Companies or (iii) has had or would reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 6.13(b) of the Seller Disclosure Schedule, no Claims (whether or not subsequently settled or otherwise resolved) have been made or, to the Knowledge of the Sellers and the Company, threatened at any time against the Target Companies or their Affiliates under the Momentive Purchase Agreement or in connection with the transactions contemplated thereby, and none of the Target Companies nor any of their Affiliates has received any written notice of any such Claims.

(c) There is no Order to which any of the Target Companies, or any material properties or assets owned, leased or used by any of them, is subject. To the Knowledge of the Sellers and the Company, no officer, director, agent or employee of the Target Companies is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the businesses of the Target Companies. Each of the Target Companies is in compliance in all material respects with all of the terms and requirements of each Order to which it, or any of the properties or assets owned, leased or used by it, is subject.

SECTION 6.14. Intellectual Property.

(a) Section 6.14(a) of the Company Disclosure Schedule contains a list of (i) all Intellectual Property owned by the Target Companies that has been issued or registered or is the subject of a pending application for issuance or registration (the “Registered Intellectual Property”) and (ii) all other material Intellectual Property owned by the Target Companies (the “Unregistered Intellectual Property” and together with the Registered Intellectual Property, the (“Company Owned Intellectual Property”), except that Trade Secrets owned by the Target Companies need not be listed in such Section of the Company Disclosure Schedule. All issued or registered Intellectual Property so listed is subsisting and, to the Knowledge of the Sellers and the Company, valid.

(b) All officers, employees and independent contractors of the Target Companies who have created any Company Owned Intellectual Property have executed written Contracts that assign all of their rights, title and interest in and to any such Company Intellectual Property in their entirety and irrevocably to the Target Companies. None of the Company Owned Intellectual Property is the product of a joint invention or authorship where at least one of the inventors or authors was not an employee or was not otherwise obligated by a written Contract to assign all of his or her rights to the Target Companies.

(c) In addition to and without limiting the provisions of paragraph (b) above, each Target Company has taken actions reasonably necessary to implement appropriate measures designed to protect the secrecy and confidentiality of (i) the material Trade Secrets of the Target Companies and (ii) third party confidential information that the Target Companies are obligated to maintain in confidence and to maintain the status of such Trade Secrets as Trade Secrets under applicable Law.

(d) All Company Owned Intellectual Property is owned by the Target Companies free and clear of any Liens (other than Permitted Liens) or Claims or ownership interests of any third party (including any employee). Immediately after the Closing, all Company Owned Intellectual Property will be fully transferable, alienable, improvable, licensable and otherwise exploitable by the Target Companies without restriction and without payment of any kind to any third party. Such rights are non-terminable and not subject to revocation.

(e) Section 6.14(e) of the Company Disclosure Schedule sets forth a list of all material licenses, sublicenses and other agreements to which any Target Company is a party and pursuant to which any (i) any Company Owned Intellectual Property is licensed by a Target Company to any third party or (ii) any Intellectual Property is licensed by any third party to a Target Company (“Company Licensed Intellectual Property”).

(f) No Company Owned Intellectual Property or Company Licensed Intellectual Property (collectively, “Company Intellectual Property”) is subject to any outstanding Order materially restricting the use thereof in the businesses of the Target Companies, or materially restricting the licensing by them of any Company Intellectual Property to any third party.

(g) To the Knowledge of the Sellers and the Company, no third party is infringing or misappropriating or violating any Company Intellectual Property in any material respect and the operation of the businesses of the Target Companies as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property of any third party. No third party has notified a Target Company in writing that it has infringed, misappropriated or otherwise violated any Intellectual Property of such third party.

(h) The Company Intellectual Property includes all material Intellectual Property necessary for the businesses of the Target Companies.

(i) The Information Systems used by the Target Companies that are material to the conduct of their respective businesses are not dependent upon any Information System of any other Person (other than the Internet or the Information Systems of third-party information technology, business-process outsourcing or “software-as-a-service” providers who are parties to a Contract with a Target Company).

SECTION 6.15. Tax Matters.

(a) Each Target Company has timely filed, or has caused to be timely filed on its behalf (after giving effect to extensions), all income and other material Tax Returns required to be filed by or with respect to it and all such Tax Returns are true, complete and accurate in all material respects. All income and other material Taxes of each Target Company that are due and payable (whether or not shown as due and payable on any such Tax Return) have been timely paid in full.

(b) All material Taxes required to have been withheld or collected and paid over in connection with amounts paid or owing to or from any employee, independent contractor or any other third party have been withheld or collected and paid to the appropriate Taxing Authority.

(c) There is no outstanding audit or examination concerning Taxes of any Target Company that has been claimed or raised by a Taxing Authority and the Target Companies have not received any written notice that such an audit or examination is pending or threatened.

(d) All deficiencies asserted or assessments made as a result of any examination by any Taxing Authority of the Tax Returns of the Target Companies have been fully paid and no issue has been raised by a Taxing Authority in any prior examination of the Target Companies which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

(e) There has been no waiver or extension of any statute of limitations in respect of Taxes of the Target Companies that remains in effect.

(f) The Target Companies are not currently subject to any Liens, other than Permitted Liens, imposed on any of its assets or properties as a result of the failure of the Target Companies to pay any amount of Taxes that are due and payable.

(g) No Target Company (i) is a party to or bound by any Tax sharing agreement, Tax indemnity or similar agreement with respect to Taxes, other than commercial agreements not primarily related to Taxes, (ii) is subject to any private letter ruling of the IRS or any comparable rulings of any Governmental Authority, (iii) is bound by or has agreed to or is required to make (other than changes required as a result of the transactions contemplated herein) any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law or, to the Knowledge of the Sellers and the Company, that any Governmental Authority has proposed any such adjustment, or has any application pending with any Governmental Authority requesting permission for any changes in accounting methods that relate to the Target Companies, (iv) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of applicable Law, (v) has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), (h) has, or has ever had, a permanent establishment or otherwise conducted business in any country other than the country of its organization, (iv) has granted any Person any power of attorney that is currently in force with respect to any material Tax matter or (v) has any liability for the unpaid Taxes of any other Person as a transferee or successor.

(h) No Target Company is required to report or include an item of income, or exclude an item of deduction, in any period beginning after the Closing Date as a result of (i) a sale governed by Section 453 of the Code (or analogous provision of state or local Law) closed prior to the Closing Date; (ii) any sale treated as an open transaction for any income tax purposes closed prior to the Closing Date; (iii) any prepaid amounts received prior to the Closing Date (excluding those prepaid amounts associated with the Green Field Deferred Revenue or the BH Deferred Revenue); or (iv) an election under Section 108(i) of the Code.

(i) The Company is, and has been at all times since the date of its formation, treated and properly classified as a partnership for U.S. federal income Tax purposes and has not made any filing with any Taxing Authority, including Form 8832 with the IRS, to be treated as an association taxable as a corporation for income Tax purposes. Each of the other Target Companies is, and has been at all times since the date of its formation, treated and properly classified as a disregarded entity for all federal income Tax purposes (except to the extent it was classified as a partnership for U.S. federal income Tax purposes for the periods described in Section 6.15(i) of the Company Disclosure Schedule).

For purposes of this Section 6.15, references to a Target Company shall include, in each case, any predecessor or successor entity, including as a result of a merger, liquidation or conversion transaction.

SECTION 6.16. Benefit Plans; Employees and Employment Practices.

(a) Section 6.16(a) of the Company Disclosure Schedule sets forth a complete and correct list of all “employee benefit plans” within the meaning of Section 3(3) of ERISA, and all bonus or other cash or other incentive compensation, salary continuation, employment, change-of-control, severance, retention, retirement, pension, deferred compensation, vacation, sick pay or paid time off and all other benefit or compensation plans, programs, contracts, policies, agreements or arrangements (whether written or unwritten, insured or self-insured) established, maintained, sponsored or contributed to (or with respect to which any obligation to contribute has been undertaken) by a Target Company or any ERISA Affiliate for the benefit of any employee, officer, director or independent contractor of the Target Companies (whether current, former or retired) or any beneficiary thereof (each a “Benefit Plan”).

(b) The Company has made available to the Purchaser: (i) copies of all material documents setting forth the terms of each Benefit Plan, including all amendments thereto and all related trust documents; (ii) the most recent annual reports (Form Series 5500), if any, required under ERISA or the Code in connection with each Benefit Plan; (iii) the most recent actuarial reports (if applicable) for all Benefit Plans; (iv) the most recent summary plan description, if any, required under ERISA with respect to each Benefit Plan; (v) all material written contracts, instruments or agreements relating to each Benefit Plan, including administrative service agreements and group insurance contracts; (vi) the most recent IRS determination letter (or in the case of a master or prototype plan, a favorable opinion letter or in the case of a volume submitter plan, a favorable advisory letter) issued with respect to each Benefit Plan intended to be qualified under Section 401(a) of the Code; and (vii) all filings under the Internal Revenue Service Employee Plans Compliance Resolution System program or the Department of Labor’s Delinquent Filer Voluntary Compliance Program (if any).

(c) Neither the Target Companies nor any ERISA Affiliates have any binding obligation arising from any communication to any employee, officer, director or contractor of the Target Companies (whether current, former or retired) or to any other Person to materially modify any Benefit Plan or to establish or implement any other material benefit plan, program, or arrangement.

(d) Neither the Target Companies nor any ERISA Affiliates contribute to or have any obligation to contribute to, or had any such obligation during the past six-year period preceding the Closing Date, and no Benefit Plan is (i) a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA, (iii) a plan described in Section 413 of the Code, or (iv) a plan funded through a trust that is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code.

(e) Each Benefit Plan has been established, documented, administered and operated in compliance in all material respects with all applicable Laws and its governing documents. All reports and disclosures relating to the Benefit Plans required to be filed with or furnished to Governmental Authorities, Benefit Plan participants or Benefit Plan beneficiaries have been filed or furnished in substantial compliance with all applicable Laws in a timely manner.

(f) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Plan”) has received, from the IRS, a favorable determination letter (or in the case of a master or prototype plan, a favorable opinion letter or in the case of a volume submitter plan, a favorable advisory letter) as to its qualification under Section 401(a) of the Code, and to the Knowledge of the Sellers and the Company, no event of condition exists, whether by action or by failure to act, that could adversely affect the qualified status of any such Qualified Plan.

(g) No Legal Proceeding, audit or investigation has been threatened, asserted, instituted or, to the Knowledge of the Sellers and the Company, is anticipated against any of the Benefit Plans (other than non-material routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof, any ERISA Affiliate, any employee, officer, director, stockholder or independent contractor of the Target Companies (whether current, former or retired), or any of the assets of any trust of any of the Benefit Plans. With respect to each Benefit Plan, all contributions, reimbursements and premium payments that are due have been made, and all contributions, reimbursements and premium payments for any period ending on or before the Closing that are not yet due have been made or properly accrued.

(h) Neither any Target Company nor any ERISA Affiliate has any liability, including any direct or indirect contingent liability, in connection with any Benefit Plan that has been terminated prior to the date of Closing that could subject the Purchaser to any material liability. Each Benefit Plan may at any time be unilaterally amended or terminated in its entirety, in accordance with the terms thereof, without liability except as to benefits accrued thereunder prior to such amendment or termination.

(i) With respect to each Benefit Plan which is a group health plan, the Target Companies and their ERISA Affiliates have complied with (i) the health care continuation provisions of Section 4980B of the Code and corresponding provisions of ERISA (collectively “COBRA”) and the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations thereunder, and neither the Target Companies nor any of their ERISA Affiliates have incurred any liability under Section 4980 of the Code. Except to the extent required pursuant to Section 4980B(f) of the Code and the corresponding provisions of ERISA, no Benefit Plan provides retiree medical or retiree life insurance benefits to any Person, and none of the Target Companies is contractually or otherwise obligated (whether or not in writing) to provide any Person with life insurance or medical benefits upon retirement or termination of employment.

(j) Since the earliest date of establishment of any Benefit Plan, each Benefit Plan that is a nonqualified deferred compensation plan or arrangement has been maintained in good faith operational compliance and, for all periods after December 31, 2008, in documentary compliance with Section 409A of the Code.

(k) Except as set forth in Section 6.16(k) of the Company Disclosure Schedule, with respect to each of the Benefit Plans: (i) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred or is reasonably expected to occur; and (ii) to the Knowledge of the Sellers and the Company, no Benefit Plan is under, and neither the Target Companies nor any of their ERISA Affiliates have received any notice of, an audit or investigation by the IRS, Department of Labor or any other Governmental Authority, and no such completed audit, if any, has resulted in the imposition of any Tax.

(l) Except as set forth in Section 6.16(l) of the Company Disclosure Schedule, the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, will not (either alone or upon the occurrence of any additional or subsequent events) (i) result in any payment becoming due to any employee, officer, director, stockholder or independent contractor of the Target Companies (whether current, former or retired) or their beneficiaries, (ii) increase any benefits otherwise payable under any Benefit Plans, (iii) result in the acceleration of the time of payment or vesting of any such benefits or (iv) result in the incurrence or acceleration of any other obligation related to the Benefit Plans or to any employee, officer, director, stockholder or independent contractor of the Target Companies, or otherwise, that would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

(m) No Benefit Plan is mandated by a government other than the United States or is subject to the applicable Laws of a jurisdiction outside of the United States.

(n) To the Knowledge of the Sellers and the Company, no person who was engaged by a Target Company as an independent contractor or in any other non-employee capacity should be characterized as or will be deemed to be an employee of such Target Company under applicable Law, including for purposes of federal, state, and local income taxation, workers’ compensation, unemployment insurance and Benefit Plan eligibility.

(o) With respect to any employee or officer of a Target Company (each a “Company Employee”) (whether current, former or retired), the Target Companies are in material compliance with all applicable Laws respecting employment and employment practices (including all immigration and I-9 obligations), terms and conditions of employment, wages, hours of work and occupational safety and health; and there are no material controversies or claims pending, or to the Knowledge of the Sellers or the Company, threatened between any of the Company Employees (whether current, former or retired), on the one hand, and the Target Companies or any of their ERISA Affiliates, on the other hand, relating to employment practices or any applicable Laws contemplated by this Section 6.16(o).

(p) To the Knowledge of the Sellers and the Company, no Company employee who exercises management level responsibilities for the Target Companies intends to terminate his or her employment. In addition, except with respect to the Company Employees set forth in Section 6.16(p) of the Company Disclosure Schedule, the Target Companies have no present intention to terminate the employment of any Company Employee who exercises management level responsibilities for the Target Companies. There are no audits, administrative or other employment related matters or Legal Proceedings pending or, to the Knowledge of the Sellers and the Company, threatened before any Governmental Authority, relating to the employment of any Company Employee or any person engaged by a Target Company as an independent contractor or in any other non-employee capacity.

(q) All amounts required by any statute, insurance policy, Governmental Authority or agreement to be paid into any workers’ compensation loss or reserve fund, collateral fund, sinking fund or similar account with respect to any employee or officer of the Target Companies (whether current, former or retired) have been duly paid into such fund or account as required.

(r) There are no non-competition obligations or any other restrictions pursuant to any employment or other agreement between any Seller or any of its Affiliates (or other party for the benefit of any Seller or its Affiliates) on the one hand and any Continuing Employee on the other hand that prevent or restrict such Continuing Employee (as defined in Section 8.04(a)) from performing his or her obligations or responsibilities (as they may exist from time to time as determined by the Purchaser) to or for the Target Companies or the Purchaser or its Affiliates.

SECTION 6.17. Labor Relations.

(a) None of the Target Companies is a party to any labor union or collective bargaining agreement and there is no labor union or organizing activity pending or, to the Knowledge of the Sellers and the Company, threatened against any of the Target Companies. The Target Companies have not engaged in any unfair labor practice relating to their businesses or operations and there is no unfair labor practice complaint pending or, to the Knowledge of the Sellers and the Company, threatened before the National Labor Relations Board or any other Governmental Authority. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Sellers and the Company, threatened against any of the Target Companies which could reasonably be expected to adversely affect the businesses or operations of the Target Companies. No grievance, charge, audit or other labor dispute or Legal Proceeding arising out of or under any employment or similar agreement or other labor or employment matter is pending or, to the Knowledge of the Sellers and the Company, threatened against any of the Target Companies.

(b) The Target Companies have not (i) effectuated a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101, et seq., as amended, or any similar Law (collectively, the “WARN Act”)) affecting the Facility or any other facility owned or operated by any of the Target Companies or any operating units within any such facility, (ii) effectuated a “mass layoff” (as defined in the WARN Act) affecting any such facility, or (iii) violated the WARN Act.

SECTION 6.18. Environmental, Health and Safety Matters(a) . Except as set forth on Section 6.18 of the Company Disclosure Schedule:

(a) The Target Companies have obtained and validly hold all Permits required under applicable Environmental Health and Safety Laws to operate their businesses as currently conducted (“Environmental Permits”) and have timely submitted any required applications for renewal. Section 6.18(a)(i) of the Company Disclosure Schedule contains a list of all Environmental Permits which are held by the Target Companies. Section 6.18(a)(ii) of the Company Disclosure Schedule contains (i) a list of any Environmental Permits for which a Target Company has submitted or filed an application but which have not yet been issued by the applicable Governmental Authority and (ii) a list of any other Environmental Permits that, to the Knowledge of the Company and the Sellers, are required for the Post-Expansion Business.

(b) The Target Companies are currently operating, and have operated at all times since their respective dates of formation, the Facility and are currently conducting, and have conducted at all times since their respective dates of formation, their businesses in compliance in all material respects with all applicable Environmental Health and Safety Laws and Environmental Permits.

(c) To the Knowledge of the Sellers and the Company, no past or present actions, activities, circumstances, conditions, events or incidents (including the Release of any Material of Environmental Concern) have occurred in connection with the operation of the businesses of the Target Companies or otherwise that would reasonably be expected to result in the incurrence of a material Environmental Health and Safety Liability by the Target Companies. The Target Companies have no responsibility by Contract (except for Contracts entered into in the Ordinary Course of Business) or, to the Knowledge of the Sellers and the Company, by operation of Law for any Environmental Health and Safety Liability of any unaffiliated Person.

(d) Neither the Target Companies, nor any Company Property nor, to the Knowledge of the Sellers and the Company, any real property formerly owned or leased by the Target Companies, is or has been the subject of any written notification, demand, request, or Order with any Governmental Authority or other Person respecting (i) any actual or alleged violation of or liability under Environmental Health and Safety Laws, (ii) any pending or proposed Remedial Action or (iii) Release or threatened Release of a Material of Environmental Concern, in each case, in connection with which any of the Target Companies would incur material Environmental Health and Safety Liability.

(e) To the Knowledge of the Sellers and the Company, no investigation or review is pending or threatened against any Target Company, or with respect to any Company Property or, in connection with which any of the Target Companies would incur material Environmental Health and Safety Liability, any real property formerly owned or leased by a Target Company, by any Governmental Authority under any applicable Environmental Health and Safety Law.

(f) There is not located at any Company Property any (i) underground storage tank, (ii) landfill, (iii) surface impoundment or (iv) except where the presence thereof would not cause any of the Target Companies to incur any material Environmental Health and Safety Liability, (y) asbestos-containing material or (z) equipment containing polychlorinated biphenyls.

(g) The Target Companies have not released any Material of Environmental Concern nor, to the Knowledge of the Sellers and the Company, have any Material of Environmental Concern otherwise been released or threatened to be Released in, into, on, onto, or under any of the Company Property such that material investigation, remediation, clean-up or other response is or will be required of any of the Target Companies under applicable Environmental Health and Safety Law.

(h) None of the Target Companies, nor any Person acting on their behalf, is required by any Environmental Health and Safety Law by virtue of the transactions contemplated by this Agreement: (i) to perform a site assessment for Material of Environmental Concern, (ii) to remove or remediate Material of Environmental Concern, (iii) to give notice to or receive approval from any Governmental Authority under any Environmental Health and Safety Law, or (iv) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters.

(i) The Target Companies have not entered into or agreed to any Order (including any consent decree) nor are they subject to any injunction, judgment or other Order relating to compliance with any Environmental Health and Safety Laws or to investigation or cleanup of Material of Environmental Concern under any Environmental Health and Safety Laws.

(j) All material non-privileged written reports, data, results of investigations, studies, written communications and other material information in the possession or control of the Target Companies or their Affiliates (including any site assessments or environmental, health or safety audit report) with respect to any of the matters referred to in this Section 6.18 have previously been made available by the Company to the Purchaser and the substance of any material information included in any privileged documents in the possession or control of the Target Companies, or their Affiliates with respect to any of the matters referred to in this Section 6.18 has been communicated to the Purchaser.

To the extent that the representations in Sections 6.13 and 6.20 conflict with the representations in this Section 6.18, the representations in this Section 6.18 shall control.

SECTION 6.19. Reserves. Set forth in Section 6.19 of the Company Disclosure Schedule is a list of each engineering or geological report, survey or other study prepared by, on behalf of, or at the direction of, the Target Companies or any of its Affiliates that analyzes or otherwise relates to the reserves available at the Facility. The Company has made available to the Purchaser a true and complete copy of each such report, survey or other study.

SECTION 6.20. Compliance with Laws; Permits.

(a) The Target Companies are, and have been at all times since January 1, 2012, in compliance in all material respects with all applicable Laws of any Governmental Authority. Since January 1, 2012, no Target Company has received any written notice of or has been charged with any material violation of any applicable Law. To the Knowledge of the Sellers and the Company, the Target Companies are not under investigation with respect to the violation of any applicable Law.

(b) Except as set forth in Section 6.20(b)(i) of the Company Disclosure Schedule, the Target Companies have all Permits which are required for the operation of their businesses as currently conducted, including all Permits required under any applicable Laws. Section 6.20(b)(ii) of the Company Disclosure Schedule contains a true and correct list of all such Permits (other than Environmental Permits) issued to and held by the Target Companies. Section 6.20(b)(iii) of the Company Disclosure Schedule sets forth a true and correct (i) list of any such Permits (other than Environmental Permits) for which a Target Company has submitted or filed an application but which have not yet been issued by the applicable Governmental Authority and (ii) a list of any other Permits that, to the Knowledge of the Company and the Sellers, are required for the Post-Expansion Business. The Target Companies are not in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Permit held by them, to which their businesses are subject or by which their properties or assets are bound.

SECTION 6.21. Related Party Transactions. None of the Sellers nor any officer, director or employee of the Target Companies, and, to the Knowledge of the Sellers and the Company, no family member, relative or Affiliate of any such Person, (a) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (i) a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Target Companies or (ii) engaged in a business related to the businesses of the Target Companies, (b) except as set forth in Section 6.21 of the Company Disclosure Schedule, is a party to any Contract with a Target Company (other than employment contracts with and Benefit Plans of a Target Company) or (c) owns any material property or asset, real or personal, tangible or intangible, used in or held for use in connection with the businesses of the Target Companies.

SECTION 6.22. Certain Business Practices. Since January 1, 2012, neither any Target Company nor its Affiliates, directors, officers, employees or agents (or, to the Knowledge of the Sellers and the Company, any distributors, representatives or other persons acting on the express, implied or apparent authority of any Target Company) has, directly or indirectly, given or agreed to give any bribe or other unlawful payment of money or other unlawful thing of value, any unlawful discount, or any other unlawful inducement, to or from any Person or Governmental Authority in connection with or in furtherance of the businesses of the Target Companies. The businesses of the Target Companies are not dependent in any material respect upon the making or receipt of such illegal payments, discounts or other inducements.

SECTION 6.23. Banks. Section 6.23 of the Company Disclosure Schedule contains a true, correct and complete list of the names and locations of all banks in which the Target Companies have accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. No person holds a power of attorney to act on behalf of any Target Company with respect to any such accounts or safe deposit boxes.

SECTION 6.24. Customers and Suppliers.

(a) Section 6.24(a) of the Company Disclosure Schedule sets forth a true and correct list of the ten largest customers of the Target Companies, as measured by the dollar amount of recurring revenue on a consolidated basis from such customers during the nine month period ended September 30, 2014. Since December 31, 2013, no customer listed in Section 6.24(a) of the Company Disclosure Schedule has terminated its relationship with the Target Companies or materially reduced or changed the rate or amount of its business with the Target Companies or notified any Target Company in writing that it intends to do so.

(b) Section 6.24(b) of the Company Disclosure Schedule sets forth a true and correct list of the ten largest suppliers of the Target Companies, as measured by the dollar amount of purchases from such suppliers during the nine month period ended September 30, 2014. Since December 31, 2013, no supplier listed in Section 6.24(b) of the Company Disclosure Schedule has terminated its relationship with the Target Companies or materially reduced or changed the pricing or other terms of its business with the Target Companies or notified any Target Company in writing that it intends to do so.

SECTION 6.25. Receivables; Prepaid Assets.

(a) All Receivables of the Target Companies were acquired by the Target Companies in the Ordinary Course of Business, and all such Receivables represent claims that arose from the actual sale of goods or the performance of services in accordance with the terms of the respective agreements providing for the sale or performance thereof.

(b) All prepaid assets of the Target Companies arose or were acquired by the Target Companies in transactions carried out in the Ordinary Course of Business.

SECTION 6.26. Inventory. All Inventory of the Target Companies was manufactured, purchased, acquired or ordered in the Ordinary Course of Business and consistent with the regular inventory practices of the Target Companies and all such Inventory is of a quantity and quality useable and saleable in the Ordinary Course of Business, except for obsolete items and items of below standard quality, all of which have been or will be written off or written down to net realizable value in the Financial Statements or on the accounting records of the Target Companies as of the Closing Date.

SECTION 6.27. Insurance. Section 6.27(i) of the Company Disclosure Schedule contains a true and correct list of all material insurance policies maintained by the Target Companies that provide coverage for the business, properties or assets of the Target Companies. The Company has made available to the Purchaser true and complete copies of each such policy. All of such policies are in full force and effect and the Target Companies are not in material default of any provision thereof nor have they received written notice of cancellation or termination thereof. Set forth in Section 6.27(ii) of the Company Disclosure Schedule is an accurate and complete insurance loss run report for workers’ compensation, environmental, environmental excess and property coverages for the periods covered thereby.

SECTION 6.28. Product and Service Warranty. Set forth in Section 6.28 of the Company Disclosure Schedule are (a) copies of all of the standard terms and conditions of all product or service warranties and guarantees given by the Target Companies (other than those that have not expired pursuant to their terms) and (b) a list of all Claims in respect of warranties or product liabilities asserted against the Target Companies since January 1, 2014.

SECTION 6.29. Books and Records.

(a) The books of account, the membership ledger or registry and other records of each of the Target Companies, all of which have been made available to the Purchaser, are complete and correct, represent actual, bona fide transactions, and have been maintained in accordance with sound business practices and applicable Law.

(b) The minute books of each Target Company contain accurate and complete records of all material limited liability company actions taken by the members and managers of such Target Company since the date of its formation. At the Closing, all such books and records will be in the possession of the Company.

SECTION 6.30. Indebtedness. Section 6.30 of the Company Disclosure Schedule sets forth all outstanding Indebtedness of the Target Companies as of the date hereof. All such outstanding Indebtedness of the Target Companies may be prepaid without prepayment penalty or premium. There are no outstanding Guarantees (or any similar instruments or Contracts) of any Indebtedness of any other Person that have been issued by or are binding on any of the Target Companies.

SECTION 6.31. No Brokers or Finders. Except as set forth in Section 6.31 of the Company Disclosure Schedule, no agent, broker, finder, investment or commercial banker or other Person engaged by or acting on behalf of the Target Companies or their Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated hereby is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or any such transactions. The fees or other commissions described in Section 6.31 of the Company Disclosure Schedule shall be paid for or on behalf of the Sellers at the Closing, such that none of the Target Companies or the Purchaser shall have any liability or responsibility with respect thereto.

SECTION 6.32. No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III, ARTICLE IV, ARTICLE V AND THIS ARTICLE VI AND ELSEWHERE IN THIS AGREEMENT AND THE AGREEMENTS OR DOCUMENTS EXECUTED OR DELIVERED IN CONNECTION HEREWITH, THE SELLERS AND THE COMPANY DO NOT MAKE ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE SELLERS AND THE COMPANY HEREBY DISCLAIM ANY SUCH OTHER REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE SELLERS AND THE COMPANY MAKE NO REPRESENTATIONS AND WARRANTIES REGARDING ANY FINANCIAL PROJECTIONS MADE AVAILABLE TO THE PURCHASER IN CONNECTION WITH SUCH TRANSACTIONS.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

OF THE PURCHASER

The Purchaser hereby represents to the Sellers, on and as of the date of this Agreement and the Closing Date, as follows:

SECTION 7.01. Organization; Power and Authority. The Purchaser (i) is a limited liability company duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and (ii) has all requisite limited liability power and authority to own, lease and operate its assets and properties and conduct its business and operations as currently conducted.

SECTION 7.02. Authorization; Execution and Validity. The Purchaser has all necessary limited liability company power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The Purchaser has taken all limited liability company actions or proceedings required to be taken by it or on its behalf to authorize and permit the execution and delivery of this Agreement and each other agreement, document, instrument and certificate required to be executed and delivered by it pursuant hereto (the “Purchaser Documents”), the performance by the Purchaser of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and at the Closing, the Purchaser Documents will be, duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery by each of the other parties hereto or thereto, each of this Agreement and the Purchaser Documents constitutes or will constitute a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

SECTION 7.03. Noncontravention. None of the execution and delivery by the Purchaser of this Agreement or the Purchaser Documents, the performance by the Purchaser of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (i) conflicts or will conflict with, or results or will result in any violation or breach of, any provision of the Organizational Documents of the Purchaser, (ii) conflicts or will conflict with or results or will result in any violation or breach of, or constitute a default under, any term or provision of any Contract or Permit or other instrument or document to which the Purchaser is a party or by which its properties or assets are bound or (iii) assuming the filings and Consents referred to in Section 7.04 are made or obtained, conflicts or will conflict with, or results or will result in any violation of, any Law or Order applicable to the Purchaser or its properties or assets.

SECTION 7.04. No Governmental Consent or Approval Required. No Consent, Permit or Order of, or declaration, registration, qualification, designation or filing to or with, any Governmental Authority is required for or on behalf of the Purchaser for or in connection with the execution and delivery by the Purchaser of this Agreement or the Purchaser Documents, the performance by the Purchaser of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, other than the filing by the Purchaser of a notification and report form with the FTC and the DOJ under the HSR Act and the expiration or termination of any applicable “waiting period” thereunder.

SECTION 7.05. Purchase for Investment. The Purchaser is purchasing the Securities for its own account for investment and not with a view to, or in connection with, the distribution thereof in violation of the Securities Act. The Purchaser acknowledges that the Securities are not being registered under the Securities Act or any applicable state securities laws and, accordingly, may not be transferred or sold except in compliance with the registration requirements of the Securities Act and the registration or qualification requirements of applicable state securities laws or as permitted under an available exemption therefrom.

SECTION 7.06. Sufficient Funds. The Purchaser has or has access to, and as of the Closing Date will have or have access to, sufficient funds to (i) pay the Initial Purchase Price to the Sellers in accordance with the terms of this Agreement, (ii) deposit the Escrow Amount in the Escrow Account as contemplated by Sections 1.05 and 2.02(b), (iii) pay all Closing Indebtedness pursuant to Section 2.02(c) and (iv) pay any Adjustment Amount required pursuant to Section 1.04(f).

SECTION 7.07. Litigation. There are no Legal Proceedings pending or, to the Purchaser’s Knowledge, threatened against the Purchaser that could reasonably be expected to affect in any material respect the ability of the Purchaser to comply with its obligations under this Agreement or consummate the transactions contemplated hereby.

SECTION 7.08. No Brokers or Finders. No agent, broker, finder, investment or commercial banker or other Person engaged by or acting on behalf of the Purchaser or any of its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated hereby is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or such transaction for which any party other than the Purchaser will have any liability or responsibility.

ARTICLE VIII

COVENANTS

SECTION 8.01. Cooperation and Access.

(a) During the period commencing on the date hereof and ending on the earlier of (i) the Closing Date or (ii) the date upon which this Agreement is terminated in accordance with Section 11.01 (the “Pre-closing Period”), the Sellers and the Company shall, and shall cause the other Target Companies to, upon reasonable notice given by the Purchaser to the Sellers and the Company, give the Purchaser and its representatives reasonable access, during regular business hours, to the books, records, financial statements, Contracts, commitments, directors, officers, employees, contractors, consultants, attorneys, accountants, auditors and other advisors and representatives of the Target Companies (including any books and records of the Sellers and the Company relating to the businesses, operations, properties, assets, financial condition and results of operations of the Target Companies), and to the properties, assets and facilities of the Target Companies for purposes of inspection and assessment thereof (which inspection or assessment shall not include invasive measures such as soil borings, test pits or groundwater testing), and shall furnish, or cause to be furnished, to the Purchaser and its lenders, and their respective representatives such financial, tax and operating data (including current financial statements, accounts receivable aging and other current financial information) and other information with respect to the businesses, operations, properties, assets, financial condition and results of operations of the Target Companies as the Purchaser shall from time to time reasonably request; provided, however, that all information received by the Purchaser and its Affiliates pursuant to this Section 8.01(a) shall be subject to the terms of the Confidentiality Agreement. In addition, during the Pre-closing Period, the Purchaser and its Affiliates may, with the consent of the Seller Representative (such consent not to be unreasonably withheld or delayed), (i) contact the contractors, subcontractors, customers, suppliers and other Persons doing business with the Target Companies and (ii) discuss with, or provide information to, and request information from, such contractors, subcontractors, customers, suppliers and other Persons concerning the transactions contemplated by this Agreement; provided, that the Seller Representative and Purchaser shall (x) coordinate with each other in good faith to establish guidelines and procedures with respect to any such contact with the contractors, subcontractors, customers, suppliers and other Persons doing business with the Target Companies and (y) permit the Seller Representative to attend and participate (or select its designee to attend and participate) in such discussions with such contractors, subcontractors, customers, suppliers and other Persons concerning the transactions contemplated by this Agreement.

(b) The parties hereto shall use commercially reasonable efforts to implement arrangements for the exercise by the Purchaser of the rights granted to it pursuant to this Section 8.01 with a view to ensuring that such exercise does not interfere with or impair in any material respect the business of the Target Companies.

SECTION 8.02. Conduct of Business.

(a) Except as otherwise expressly provided in this Agreement, or as set forth in Section 8.02(a) of the Company Disclosure Schedule, or with the prior written consent of the Purchaser, during the Pre-Closing Period, the Sellers shall cause the Target Companies to:

(i) conduct their businesses only in the Ordinary Course of Business;

(ii) use reasonable best efforts to keep intact their business organizations and keep available the services of their present officers and employees;

(iii) use reasonable best efforts to preserve intact their relationships with lessors, lessees, optionors, contractors, subcontractors, consultants, customers, suppliers and other Persons who have business relationships with the Target Companies;

(iv) use reasonable best efforts to preserve and maintain their properties and assets and technology;

(v) continue to carry out the Capacity Expansion Project in accordance with the plans, specifications and timetable set forth in Section 8.02(a)(v) of the Company Disclosure Schedule and use reasonable best efforts to obtain all Permits required to operate the Post-Expansion Business;

(vi) consummate the purchase of all outstanding Class P Common Units (other than those owned by Horn and Cobb) contemplated to be purchased pursuant to the Redemption Agreements; and

(vii) maintain their books, accounts and records in the Ordinary Course of Business, and not make any material change to any of their accounting principles unless required by Law.

(b) Except as otherwise expressly provided in this Agreement or with the prior written consent of the Purchaser, during the Pre-closing Period, the E Sellers shall cause the Blocker Companies and Cobb shall cause Pierpont not to (i) engage any business, operations or activities of any kind or character other than activities incidental to the ownership of Equity Interests of the Company or the consummation of the transactions contemplated by this Agreement, (ii) incur any debts, liabilities or obligations that will not be paid or satisfied prior to the Closing Date, (iii) acquire, own or lease any properties, assets or rights other than its Equity Interests in the Company or (iv) take any other action with respect to itself or its business, operations, properties or assets that, if taken by the Target Companies with respect to themselves or their respective businesses, operations, properties or assets, would be prohibited by the terms of paragraph (c) below; provided, however, that a Blocker Company may redeem a portion of the Blocker Shares (or pay Taxes, including estimated Taxes) using funds received by such Blocker Company from the cash sweep provided for in Section 8.13.

(c) Except as otherwise expressly provided in this Agreement or as set forth in Section 8.02(c) of the Company Disclosure Schedule, or with prior written consent of the Purchaser, during the Pre-closing Period, the Sellers shall cause the Target Companies not to:

(i) amend its Organizational Documents;

(ii) issue, sell or dispose of any Equity Interests or any options, warrants, calls, rights, convertible securities or other agreements or commitments to issue or sell any issued or unissued Equity Interests;

(iii) merge or consolidate with any other Person;

(iv) (A) materially increase the annual level of compensation payable or to become payable to any of its officers or directors, (B) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any employee, director or consultant, (C) increase the coverage or benefits available under any (or create any new) Benefit Plan; or (D) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) involving a director, officer or employee;

(v) terminate the employment of any salaried Company Employee exercising management-level responsibilities for the Target Companies;

(vi) other than in the Ordinary Course of Business, incur or assume any Indebtedness, other than Indebtedness to be incurred as described in Section 8.02(c)(vi) of the Company Disclosure Schedule, or enter into any Guarantee;

(vii) subject to any Lien or otherwise encumber or, except for Permitted Liens, permit, allow or suffer to exist any Lien on, any material properties or assets, including any Company Property;

(viii) acquire, whether by purchase or lease, any real property or any option to acquire any such real property;

(ix) other than sales of frac sand in the Ordinary Course of Business, sell, assign, license, transfer, convey, lease or otherwise dispose of any material properties or assets (including through any sale and leaseback transaction), including any Company Property;

(x) cancel or compromise any Indebtedness or Claim or amend, cancel, terminate, relinquish, waive or release any right with a value exceeding $25,000 other than in the Ordinary Course of Business;

(xi) settle, release or compromise any pending or threatened Legal Proceeding or Claim involving a payment in an amount exceeding $25,000;

(xii) incur any capital expenditure or make any commitment for capital expenditures in excess of $50,000 on an individual basis and $100,000 in the aggregate, in each case other than capital expenditures or commitments for capital expenditures relating to the Capacity Expansion Project and other matters set forth in Section 8.02(c)(xii) of the Company Disclosure Schedule;

(xiii) enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Company to compete with or conduct any business or line of business in any geographic area;

(xiv) engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities, businesses or assets of any other Person, except in each case for acquisitions of real property described in Section 8.02(c)(xiv) of the Company Disclosure Schedule;

(xv) terminate or modify in any material respect any Material Contract or enter into any Contract that would be a Material Contract if it were in effect on the date hereof;

(xvi) fail to take any action required to maintain in full force and effect, or take any action to modify or amend, all or any material Permits (including material Environmental Permits) that are required in connection with the conduct of the business of the Target Companies;

(xvii) (A) change or revoke any Tax election; (B) make any Tax election that is not wholly consistent with past practices of the Target Companies), (C) settle or compromise any Tax Claim or liability; (D) incur any liability for Taxes other than in the ordinary course of business; (E) change (or make a request to any Governmental Authority to change) any aspect of its method of accounting for Tax purposes (other than as necessary to comply with Section 9.02(e)(ii)); (F) waive or extend any statute of limitations in respect of Taxes or period within which an assessment or reassessment of Taxes may be issued; or (G) file any amended Tax Return; or

(xviii) agree to do anything prohibited by this Section 8.02 or anything which would make any of the representations and warranties contained in Article III, IV, V or VI untrue or incorrect in any material respect.

SECTION 8.03. Reasonable Best Efforts; Government Approvals.

(a) During the Pre-closing Period, upon the terms and subject to the conditions of this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable (subject to any applicable Laws) to consummate the transactions contemplated by this Agreement as promptly as practicable, including the preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated hereby, and the taking of such actions as are necessary to obtain any requisite Consents, Orders, Permits, qualifications, exemptions, waiting period expirations or terminations or waivers from any Governmental Authority or other Person. In addition, no party shall take any action during the Pre-closing Period (other than any action required to be taken under this Agreement or to which the other parties shall have granted their consent) that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any Consent, Order, Permit, qualification, exemption, waiting period expirations or terminations or waiver from any Governmental Authority or other Person required to be obtained prior to Closing.

(b) In addition to and without limiting any of the other covenants of this parties contained in this Section 8.03, the Purchaser and the Company shall (i) make all filings required of each of them or any of their Affiliates under the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and, in any event, within three Business Days after the date of this Agreement, (ii) substantially comply at the earliest practicable date with any request under the HSR Act for additional information, documents or other materials received by each of them from the FTC, the DOJ or any other Governmental Authority in respect of such filings or such transactions, (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents or the relevant portions thereof to the non-filing parties prior to filing and considering in good faith all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the DOJ or other Governmental Authority under the HSR Act with respect to any such filing or any such transaction and (iv) cooperate to seek early termination of any applicable waiting period under the HSR Act. Each party shall use commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction. No party hereto shall independently participate in any formal meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. Subject to applicable Law, the parties hereto will consult and cooperate with one another, and consider in good faith the views of the other parties, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act. Notwithstanding anything to the contrary in this Agreement, neither the Purchaser, Sellers, the Target Companies nor any of their respective Affiliates (including, following the Closing, the Target Companies) shall be required (i) to hold separate (including by trust or otherwise) or divest any of their respective businesses or assets, (ii) to agree to any limitation on the operation or conduct of their respective businesses or (iii) to waive any of the conditions set forth in Article X.

SECTION 8.04. Employee Matters.

(a) Each Company Employee employed by the Target Companies as of the Closing (including such persons on disability or leave of absence, whether paid or unpaid) (a “Continuing Employee”) shall be given credit for all service with the Target Companies and their respective predecessors under any employee benefit plan of the Purchaser or its Affiliates in which such Continuing Employee is eligible to participate (a “Purchaser Plan”), including any such plans providing vacation, sick pay, severance and retirement benefits maintained by the Purchaser or its Affiliates in which such Continuing Employees participate for purposes of eligibility, vesting and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits), to the extent past service was recognized for such Continuing Employees under a comparable Benefit Plan immediately prior to the Closing, and to the same extent past service is credited under such plans or arrangements for similarly situated employees of the Purchaser. Notwithstanding the foregoing, nothing in this Section 8.04(a) shall be construed to require crediting of service that would result in (i) duplication of benefits, (ii) service credit for benefit accruals under a defined benefit pension plan, or (iii) service credit under a newly established plan for which prior service is not taken into account for employees of the Purchaser and its Affiliates generally.

(b) In the event of any change in the welfare benefits provided to Continuing Employees following the Closing and in the plan year in which the Closing occurs, the Purchaser shall use commercially reasonable efforts to cause (i) the waiver of all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any such welfare benefit plans to the extent that such conditions, exclusions or waiting periods would not apply in the absence of such change, and (ii) for the plan year in which the Closing occurs, the crediting of each Continuing Employee with any co-payments and deductibles paid prior to any such change in satisfying any applicable deductible or out-of-pocket requirements after such change.

(c) During the Pre-closing Period, the Company agrees that the form and content of any written or oral representations or communications to any Company Employee with regard to the Purchaser or its Affiliates or this Agreement or the transactions contemplated hereby shall be first reviewed and approved by the Purchaser.

(d) The Company shall terminate or cause to be terminated any SIMPLE IRA Plan maintained by any of the Target Companies effective as of 11:59 p.m. on December 31, 2014, including the delivery to all employees, on or before October 31, 2014, of a written notice regarding such termination.

(e) Prior to Closing, the Company shall terminate or shall cause to be terminated without liability to any Acquired Company all severance, management, consulting or similar Contracts (other than the Indemnification Agreements) between any Acquired Company, on the one hand, and Horn, Cobb, Eos Management, L.P., the E Sellers, or any designee of the E Sellers or an Affiliate of E Sellers that is a manager of the Acquired Companies, on the other hand, and shall cause each such party to execute unconditional releases of all Claims of any nature whatsoever (other than any indemnification claims), whether now known or unknown, suspected or unsuspected, that such Person now has, at any time previously had or shall or may have in the future arising out of, in connection with or with respect to such Contracts.

(f) Nothing in this Section 8.04 shall be construed as an amendment of, or undertaking to amend, any Benefit Plan or Purchaser Plan or to prevent the amendment or termination of any Benefit Plan or Purchaser Plan in accordance with its terms. Nothing in this Section 8.04 shall limit the right of the Purchaser or its Affiliates to terminate the employment of any Continuing Employee at any time, subject to any rights to severance or other separation benefits accrued as of the applicable termination date under a Purchaser Plan. The parties hereto acknowledge and agree that all provisions contained in this Section 8.04 with respect to employees are included for the sole benefit of the respective parties hereto and shall not create any right (i) in any other Person, including any employees, former employees, any participant in any Benefit Plan or Purchaser Plan or any beneficiary thereof or (ii) to continued employment with any of the Purchaser or its Affiliates, or particular benefits or coverage in any Benefit Plan or Purchaser Plan.

SECTION 8.05. Supplemental Disclosure. From time to time during the Pre-closing Period, the Sellers and the Company shall have the continuing obligation promptly to supplement or amend the Seller Disclosure Schedule (in the case of the Sellers) or the Company Disclosure Schedule (in the case of the Sellers and the Company) with respect to any matter hereafter arising or discovered which would be required to be set forth or described in any section of the Seller Disclosure Schedule or the Company Disclosure Schedule in order for the representations and warranties of the Sellers and the Company to be true and correct at all times during such period; provided, however, that except as set forth in the following sentence, for the purposes of the rights and obligations of the parties hereunder (including for purposes of the conditions to the obligations of the parties set forth in Article X and the indemnification provisions contained in Article XII), the Seller Disclosure Schedule and the Company Disclosure Schedule will be deemed to include only the information contained therein on the date of this Agreement and will be deemed to exclude all information contained in any such supplement or amendment. Notwithstanding the foregoing, (a) if the Seller Disclosure Schedule and/or the Company Disclosure Schedule are supplemented or amended during the Pre-closing Period to reflect any matter (i) that first arises after the date of this Agreement and, if existing on the date of this Agreement, would have been required to be set forth in the Seller Disclosure Schedule and/or the Company Disclosure Schedule in order for the representations and warranties of the Sellers and the Company to be true and correct and (ii) that does not arise, in whole or in substantial part, from a breach by the Sellers or the Company of any of their covenants or agreements set forth in this Agreement, and (b) if the Sellers and the Company acknowledge in writing to the Purchaser when such supplement or amendment is delivered to the Purchaser that the matter disclosed in such supplement or amendment would cause any of the conditions to the obligations of the Purchaser set forth in Article X to not be fulfilled at or prior to the Closing, and the Purchaser nonetheless proceeds with the Closing of the transactions contemplated by this Agreement, then, unless otherwise agreed in writing by the parties, such supplement or amendment shall be deemed to have qualified, as applicable, the representations and warranties made as of the Closing Date by the Sellers or the Company (as applicable) pursuant to Article III, Article IV, Article V and Article VI (or elsewhere in this Agreement, if relevant) as applicable, and to have cured any breach of any such representation or warranty made as of the Closing Date that may have otherwise existed hereunder in the absence of such supplement or amendment for purposes of determining any indemnification rights of the Purchaser Indemnified Parties contained in this Agreement.

SECTION 8.06. Exclusive Dealing.

(a) During the Pre-closing Period, no Seller, Blocker Company or Target Company shall, nor shall any of them authorize or permit any of their respective Affiliates or any of their respective affiliates, agents, representatives or employees to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue the initiation or submission of any expression of interest, inquiry, proposal or offer from any Person (other than the Purchaser) relating to or in connection with an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any non-public information to, any Person (other than the Purchaser) concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) with any Person (other than the Purchaser) with regard to or in connection with an Acquisition Proposal. On the date hereof, the Sellers, the Blocker Companies and the Target Companies shall immediately cease and cause to be terminated all existing discussions or negotiations with any Persons conducted heretofore with respect to an Acquisition Proposal, including any discussion or negotiations and other work related to the possible filing of a registration statement under the Securities Act with respect to an initial public offering of Equity Interests in the Company (or a successor company).

(b) In addition, the Sellers, the Blocker Companies and the Target Companies shall promptly (and in any event within 48 hours after receipt thereof) notify the Purchaser in writing of any Acquisition Proposal received by any of them.

SECTION 8.07. Business Confidential Information.

(a) Each Seller hereby acknowledges that, by reason of its direct or indirect ownership of the Company or any Blocker Company, as applicable, it has acquired, and may acquire after the date of this Agreement pursuant to this Agreement or in connection with the transactions contemplated hereby, confidential or proprietary information relating to the business, affairs, operations, assets, liabilities, personnel, results of operations and financial condition of the Blocker Companies and the Target Companies (“Business Confidential Information”). Each Seller further acknowledges that the Purchaser and the Target Companies would be irreparably damaged if, at any time after the Closing, any Business Confidential Information possessed by such Seller or any of its Affiliates, officers, directors, employees, representatives or agents were disclosed to or used by any Person other than the Purchaser or its Affiliates.

(b) From and after the Closing, each Seller covenants and agrees that it shall not, and shall cause its Affiliates not to, and that it shall cause its officers, directors, employees, representatives and agents not to, use or disclose any Business Confidential Information, except with the prior written consent of the Purchaser, except to the extent that such information (i) is generally available to and known by the public through no fault of any Seller, any Acquired Company or any of their respective Affiliates or representatives; or (ii) is lawfully acquired by any Seller or any of their respective Affiliates or representatives after the Closing from sources which, to the Knowledge of the Sellers and the Company, are not under any duty of confidentiality or secrecy to the Purchaser or the Target Companies. Furthermore, no Seller shall disclose the terms of this Agreement to any third party (other than its limited partners, prospective limited partners, officers, directors, employees, representatives, advisors and agents who need such information in connection with the consummation or implementation of the transactions contemplated hereby and who are subject to similar obligations of confidentiality and restrictions on use as are applicable to the Sellers under this Section 8.07), except as permitted in connection with any public announcement authorized under the express terms of this Agreement.

(c) If any Seller is requested or required by any Governmental Authority to disclose any Business Confidential Information, then such Seller shall provide the Purchaser with prompt written notice of such request or requirement to the extent such notice is not prohibited by applicable Law. The parties shall cooperate, at the Purchaser’s sole expense, in attempting to obtain any reasonable protective relief that the Purchaser chooses to seek with respect to any Business Confidential Information. If, after the parties have had a reasonable opportunity to seek such relief, a Seller is compelled to disclose any Business Confidential Information, such Seller may nonetheless disclose only the portion of such Business Confidential Information which its legal counsel advises it is compelled to disclose.

SECTION 8.08. Non-Competition; Non-Solicitation.

(a) Each of Cobb and Horn hereby acknowledges that he is familiar with the Trade Secrets and Business Confidential Information of the Target Companies. Each of Cobb and Horn further acknowledges and agrees that the covenants and agreements set forth in this Section 8.08 were a material inducement to the Purchaser to enter into this Agreement and to perform its obligations hereunder, and that the Purchaser would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if Cobb, Horn or any of their respective Affiliates were to breach any of the provisions of this Section 8.08.

(b) Each of Cobb and Horn, in further consideration of the Purchase Price to be paid by the Purchaser hereunder and in order to protect the value of the goodwill of the Target Companies, agrees that, until the fourth anniversary of the Closing Date, neither Cobb nor Horn shall (and each shall cause his Affiliates not to), directly or indirectly, acting alone or as an owner, proprietor, officer, director, stockholder, member, partner, employee, joint venturer, agent, advisor, consultant, independent contractor, representative, investor, or in any other capacity with respect to any other Person, (i) engage or participate in a Competing Business, (ii) own any interest in or manage, control or participate in the ownership, management or control of a Competing Business, (iii) provide any services to any Person with respect to a Competing Business, (iv) contact, solicit or enter into any Contract with any Company Employee or other agent or independent contractor of any Acquired Company relating to a Competing Business or (v) seek to divert any supplier, customer or any other Person that, to the Knowledge of Cobb or Horn, has a business relationship with any Acquired Company or with which any Acquired Company is actively planning or pursuing a business relationship, in the case of each clause (i) through (v), anywhere in the Restricted Territories. As used herein, the term “Competing Business” means any business, operations or activities relating to the mining, production, sale, marketing, transportation or distribution of proppant (specifically meaning raw frac sand, resin coated sand, resin coated ceramic and ceramic proppant) for any use in connection with hydraulic fracturing of oil and gas wells or any other use relating to the exploration for, or development or production of, oil, gas or other hydrocarbons. Each of Cobb and Horn represents that the businesses of the Target Companies have been or are contemplated to be conducted throughout the United States, Canada and Mexico (the “Restricted Territories”) and that the geographic restrictions set forth in this Section 8.08 are reasonable and necessary to protect the goodwill of the Target Companies. Notwithstanding the foregoing provisions of this paragraph (a), such provisions shall not be construed to prohibit Cobb or Horn from owning or acquiring an investment of not more than 5% of the then-outstanding capital stock of any publicly-held Person whose stock is traded on a securities exchange, so long as neither Cobb, Horn nor any of their respective Affiliates directly or indirectly participates, whether as an officer, director, employee, manager, consultant, advisor, independent contractor or in any other capacity, in, or otherwise assists, such Person in the management of its business and operations.

(c) Each of the Sellers further agrees that until the third anniversary of the Closing Date it or he shall not (and shall cause its or his respective Affiliates not to) directly, or indirectly through another Person, (i) solicit, induce or attempt to solicit or induce, any employee of any of the Target Companies to leave the employ of the applicable Target Company, except that the foregoing will not preclude the solicitation of any such employee resulting from general advertisements for employment placed by a Seller or its or his Affiliates (including any recruitment efforts conducted by any recruitment agency; provided that the Sellers, and their Affiliates have not directed such recruitment efforts at any of the employees of the Target Companies) or (ii) hire any former employee of any of the Target Companies unless at least one year has elapsed since the date of termination of his or her employment with the Target Companies; provided, further, that Sam Simons shall be permitted to continue to serve as Cobb’s part-time pilot after the Closing in a manner that does not unreasonably interfere with his ability to perform full time employment duties with the Company.

(d) If, at the time of enforcement of the covenants contained in this Section 8.08 (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court or arbitrator shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by Law. Each party has consulted with legal counsel regarding the Restrictive Covenants and based on such consultation has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Target Companies and their businesses and the substantial investment in such Persons made by the Purchaser. Each party further agrees that it will not challenge the reasonableness of the duration, scope and area restrictions in any Claim with respect to the Restrictive Covenants, regardless of who initiates such Claim.

(e) If a party or its Affiliates breaches any of the Restrictive Covenants, the other parties shall have the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach of the Restrictive Covenants would cause irreparable injury to the Purchaser and the Target Companies, and that money damages would not provide an adequate remedy to the Purchaser and the Target Companies in the event of such a breach.

(f) Notwithstanding anything to the contrary contained in this Agreement, each of Kleemeier Trust, Alexander Springer, Robbie Sage, Van Arsdale Family Trust, Monica Bower, Cindy Rike, Aaron Kent, Denny Luke and the E Sellers shall not be considered Affiliates of Horn or Cobb for purposes of this Section 8.08.

SECTION 8.09. Blocker Company Name Changes. In the case of each Blocker Company, no later than two Business Days prior to the Closing Date, the E Sellers shall file, or cause to be filed, such certificates and other documents, including amendments to such Blocker Company’s Organizational Documents, and shall take all other steps, in each case, that are necessary to change the name of such Blocker Company to a name specified by the Purchaser that does not contain the terms “Eos” or any derivative thereof.

SECTION 8.10. No Right of Contribution from any Target Company. Notwithstanding any provision of this Agreement to the contrary or any right or remedy provided by any Law (including common law) or otherwise, from and after the Closing, (a) no Target Company shall be liable or otherwise responsible to any Seller as a co-warrantor or co-obligor, for contribution and otherwise in any manner or based on any legal theory or cause of action on account of, or with respect to, the breach by the Company of any representation or warranty contained in this Agreement or any covenant or agreement contained in this Agreement to be performed prior to or at the Closing and (b) the liabilities and obligations of the Sellers to the Purchaser and any other Persons arising under or in connection with this Agreement and the transactions contemplated hereby shall not be decreased, diminished or otherwise affected in any respect or in any manner or otherwise subject to any set off, counter claim or any other adjustment on account of the limitation of the liability of any Target Company as described in clause (a) above.

SECTION 8.11. Seller Release. Effective as of the Closing, the Sellers do for themselves and their officers, directors, stockholders, Affiliates, employees, partners, heirs, beneficiaries, successors and assigns, if any, hereby irrevocably and unconditionally release and absolutely forever discharge the Acquired Companies and their respective officers, directors, stockholders, Affiliates, employees, administrators and agents (each, a “Company Released Party”) from and against all Seller Released Matters. As used herein, the term “Seller Released Matters” means any and all Claims, damages, debts, liabilities, obligations (including any rights of contribution or indemnity obligations), costs, expenses (including attorneys’ and accountants’ fees and expenses), actions and causes of action of any nature whatsoever, whether now known or unknown, suspected or unsuspected, that the Sellers now have, at any time previously had, or shall or may have in the future arising with respect to their direct or indirect ownership interest in the Acquired Companies or by virtue of or in any matter related to any actions or inactions with respect to the Acquired Companies, in each case on or before the Closing Date; provided, that the Seller Released Matters shall not include (i) any rights granted to the Sellers under this Agreement or the Seller Documents or the Company Documents, (ii) in the case of any Seller that is an employee of a Target Company, rights to compensation accrued prior to the Closing Date under Benefit Plans provided to the Purchaser prior to the date hereof, or (iii) any rights of indemnification pursuant to any Indemnification Agreement or the Organizational Documents of the Acquired Companies with respect to actions or events that took place prior to the Closing. Each Seller hereby represents and warrants that it or he has not assigned any Claims released or purported to be released pursuant to this Section 8.11 to any other Person.

SECTION 8.12. Excluded Contract Claims.

(a) From and after the Closing, the Seller Representative shall have the sole right in the name of Great Northern Sand LLC (“GNS”) or Proppants, at the sole cost and expense of the Sellers, to take any reasonable action necessary to pursue any Claims arising under the Excluded Contract. If any Target Company is successful in obtaining recovery in respect of such Claims, the Purchaser and the Company shall cause such Target Company to, not later than two Business Days following the recovery of funds in respect of such Claims (subject to the payment in full of all costs and expenses for which the Sellers are responsible under this Section 8.12), pay to the Seller Representative, for the benefit of the Sellers, any funds recovered by them in respect of such Claims. Notwithstanding the foregoing, the Sellers shall not be entitled to any recovery in relation to the Excluded Contract, whether by consent to settlement of Claims or otherwise, unless (i) the terms of such recovery expressly provide for the unconditional release of any Claims brought by the counterparty to the Excluded Contract against GNS or Proppants and the unconditional termination, cancellation or release of the Lien identified in Schedule 8.12 hereto, or (ii) the full amount of any such recovery is deposited into a third-party escrow account with an escrow agent reasonably acceptable to the Purchaser on terms substantially similar to those set forth in the Escrow Agreement (other than the release provisions, which shall be as set forth in the immediately following sentence). Any amount so retained in such escrow account shall remain in such escrow account until the earlier of the resolution or settlement of all Claims related to the Excluded Contract that may be asserted against GNS or Proppants or the expiration of the applicable statute of limitations period related to each such Claim in order to pay any indemnification obligations pursuant to Section 12.02(h); provided, that amounts may be disbursed to the Seller Representative from such escrow from time to time to pay the Seller Representative’s costs of defending Claims pursuant to Section 8.12(b).

(b) Notwithstanding the procedures described in Section 12.04, in the case of any Claims brought by the counterparty to the Excluded Contract against any of the Target Companies or the Purchaser, the Seller Representative shall conduct and direct the defense of such Claims with counsel selected by it, and the costs and expenses incurred in connection with such defense shall be borne and paid by the Seller Responsible Parties (on behalf of the Sellers). Except as provided in the immediately preceding sentence, the procedures set forth in Section 12.04 shall govern any Indemnity Claims arising out of, associated with or in respect of the Excluded Contract.

SECTION 8.13. Cash Sweep; Termination of Certain Contracts.

(a) Prior to the Closing, the Sellers shall use commercially reasonable efforts to cause all of the Cash held by the Acquired Companies (other than an amount equal to $50,000) to be paid through cash distributions (whether by way of dividends and/or redemptions, in each case in accordance with the Organizational Documents of the Acquired Companies and applicable Law) with record and payment dates prior to the Closing Date, directly or indirectly, to the Sellers, with the result that, to the extent possible under the circumstances, (i) the aggregate balances of the cash account of the Target Companies shall be $50,000 (the “Estimated Closing Cash”) and (ii) the aggregate cash balances of the cash account of the Blocker Companies are zero, in each case at the opening of business on the Closing Date.

(b) Prior to the Closing, the Contracts set forth on Schedule 8.13(b) hereto shall be terminated, and the Target Companies shall be released from any and all Claims and liabilities associated with such Contracts.

SECTION 8.14. Further Assurances. Each party shall execute and deliver, from time to time both before and after the Closing, such certificates, agreements and other documents and take such other actions as the other parties may reasonably request in order to consummate, implement, complete or perfect the transactions contemplated hereby.

SECTION 8.15. Accounts Receivable Settlement. During the period of 90 days following the Closing Date (the “Receivables Settlement Period”), the Purchaser shall cause the Target Companies to follow their regular collection practices to collect any Receivables that are aged greater than 90 days as of the Closing Date (the “Subject Receivables”). No earlier than 90 days after the expiration of the Receivables Settlement Period, the Purchaser may deliver a written notice to the Seller Representative identifying any Subject Receivables which have not been collected by the Target Companies and which the Purchaser elects in its sole discretion to require the Seller Representative to repurchase in accordance with the terms of this Section 8.15 (any such Receivables being hereinafter collectively referred to as “Repurchased Receivables”). Within ten days after the delivery of such notice to the Seller Representative, (i) the Target Companies shall transfer to the Seller Representative, for the account of the Sellers, and the Seller Representative shall acquire and accept from the Target Companies, on behalf of the Sellers, the Repurchased Receivables and (ii) the Sellers shall pay to the Purchaser, in accordance with their Pro Rata Shares, an amount in cash equal to the value of the Repurchased Receivables reflected in the Final Working Capital Amount, less any amount previously paid to the Company by the obligor thereon. After the transfer by the Company of any Repurchased Receivables pursuant to this Section 8.15, the Seller Representative may continue to follow the regular collection practices of the Company to collect the Repurchased Receivables, including contacting the obligors thereon, but the Seller Representative shall not commence any Legal Proceedings against any obligor in respect thereof, without obtaining the prior written consent of the Purchaser, such consent not to be unreasonably withheld.

SECTION 8.16. Company Release; Indemnification and Insurance.

(a) Effective as of the Closing, the Company does for itself and its officers, directors, stockholders, Affiliates (including the other Target Companies), employees, partners, heirs, beneficiaries, successors and assigns, if any, hereby irrevocably and unconditionally release and absolutely forever discharge the Sellers and their respective officers, directors, managers, members, partners, stockholders, Affiliates, employees, administrators and agents (each, a “Seller Released Party”) from and against all Company Released Matters. As used herein, the term “Company Released Matters” means any and all Claims, damages, debts, liabilities, obligations (including any right of contribution or indemnity obligations), costs, expenses (including attorneys’ and accountants’ fees and expenses), actions and causes of action of any nature whatsoever, whether now known or unknown, suspected or unsuspected, that the Target Companies may have, or may have in the future, arising from any violation of the duty of care on the part of a Seller Released Party in connection with the management and operation of the business of the Target Companies at any time prior to the Closing Date; provided, that the Company Released Matters shall not include (i) any rights granted to the Purchaser or the Acquired Companies under this Agreement or the Purchaser Documents, (ii) any rights or Claims that any Target Company has against any Continuing Employees or (iii) any right or Claim that one Target Company has against another Target Company.

(b) During the period beginning on the Closing Date and ending on the sixth anniversary thereof, the Purchaser shall cause the Acquired Companies to maintain in effect the provisions for the indemnification of officers, directors, managers or controlling Persons of the Acquired Companies contained in the Organizational Documents of the Acquired Companies as in effect as of the date hereof as they apply, to the extent permitted by applicable Law, to Losses arising out of any actions or omission on the part of such officers, directors, managers or controlling persons occurring prior to the Closing Date.

(c) Prior to the Closing, the Company shall arrange for the purchase, at the sole cost and expense of the Sellers, of an officers’ and directors’ liability insurance policy applicable to the six-year period beginning on the Closing Date and covering the Persons who are or were, as of or prior to the Closing Date, officers, directors, managers or controlling Persons of the Acquired Companies with respect to actions and omissions of such Persons occurring prior to and on the Closing Date, it being understood that such insurance shall provide substantially similar levels of coverage as the officers’ and directors’ liability insurance policy of the Company in effect as of the date hereof.

(d) The provisions of this Section 8.16 are intended to be for the benefit of, and will be enforceable by, each such Person entitled to indemnification, his or her heirs and his or her representatives.

SECTION 8.17. Return of Excess Retention Award Amount. If, as of the date of completion of the Capacity Expansion Project, any individuals set forth on Schedule 8.17 hereto have not received and are not entitled to receive payment of the amount set forth opposite their names on such Schedule, the Purchaser shall promptly pay to the Seller Representative, for the account of the Sellers, an amount in cash equal to the Retention Award Amount, less the Final Retention Award Amount.

ARTICLE IX

TAX MATTERS

SECTION 9.01. Transfer Taxes. Each of the Purchaser, on the one hand, and the Sellers (severally in accordance with their respective Pro Rata Shares), on the other hand, shall be responsible for 50% of all Transfer Taxes. Each of the parties hereto shall prepare and file, and shall fully cooperate with each other with respect to the preparation and filing of any Tax Returns or other filings relating to Transfer Taxes as may be required.

SECTION 9.02. Tax Returns.

(a) All Tax Returns for Taxes and Tax items relating to the operations or assets of the Target Companies but not imposed on the Target Companies (including the IRS 1065 and related K-1s) for taxable periods (but not Straddle Periods) ending on or prior to the Closing Date (“Flow-Through Returns”) shall be prepared and filed under the control of the Seller Representative. The Seller Representative shall provide the Purchaser with copies of completed drafts of such Tax Returns that are to be filed after the Closing Date no later than ten days prior to the due date for filing thereof (including applicable extensions) for the Purchaser’s review and approval (such approval not to be unreasonably withheld, conditioned or delayed) and shall consider in good faith all comments received no later than three days prior to the due date for filing thereof (including applicable extension).

(b) The Seller Representative shall prepare or cause to be prepared all Tax Returns for the Acquired Companies that are due on or before the Closing Date and shall pay or cause to be paid the Taxes shown as due thereon, subject to Section 9.02(f). All such Tax Returns shall be prepared in a manner consistent with past practice except as otherwise required by applicable Law and the agreements in Section 9.02(e).

(c) Other than Flow-Through Returns described in Section 9.02(a), and subject to Section 9.01, the Purchaser shall control the preparation and filing of all other Tax Returns for Pre-Closing Tax Periods and Straddle Periods with respect to each Acquired Company that have not yet been filed as of the Closing Date. With respect to all Pre-Closing Tax Periods and Straddle Periods, such Tax Returns shall be prepared in a manner consistent with past practice unless otherwise required by applicable Law and consistent with the applicable Flow-Through Returns and the agreements in Section 9.02(e). The Purchaser shall provide the Seller Representative with copies of all income Tax Returns for any Pre-Closing Tax Period or Straddle Period no later than 30 days prior to the due date for filing thereof (including applicable extensions) for the Seller Representative’s review and approval (such approval not to be unreasonably withheld, conditioned or delayed).

(d) Not later than five days prior to the due date for the payment of any Indemnified Taxes shown as due with respect to any Tax Return the preparation and filing of which is controlled by the Purchaser pursuant to Sections 9.01 or 9.02(c), the Seller Representative, on behalf of the Sellers, shall pay the amount of Indemnified Taxes shown as due in respect of such Tax Return. For the avoidance of doubt, no payment made pursuant to this Section 9.02(d) shall excuse the Sellers from their indemnification obligations pursuant to Article XII to the extent the amount of Indemnified Taxes as ultimately determined, on audit or otherwise, for the periods covered by such Tax Returns exceeds the amount of the payment made pursuant to this Section 9.02(d).

(e) Tax Reporting.

(i) The parties to this Agreement hereby agree that the transaction under this Agreement shall cause a deemed termination of the Company for U.S. federal income tax purposes pursuant to Section 708(b)(1)(B) of the Code as of the end of the Closing Date. Such parties shall file all Tax Returns in a manner consistent with the treatment provided herein and shall not take any position that is inconsistent with such treatment.

(ii) The parties to this Agreement agree that any income associated with the Green Field Deferred Revenue or the BH Deferred Revenue that has not been previously included in income of the applicable Acquired Company shall be included in income on the applicable Acquired Companies for the year ended on the Closing Date and reported as income on the Flow-Through Returns prepared by the Seller Representation under Section 9.02(a) and such amount shall not be treated as a “liability” of the Company as of the end of the Closing Date for income Tax purposes. Unless required by a determination of a Governmental Authority that is final, no party hereto shall file a Tax Return inconsistently with this provision.

(iii) The sale and purchase of the Pierpont Interests shall be treated for federal, state and local income and franchise Tax purposes as purchases described in situation 2 of Revenue Ruling 99-6 (such that the purchase of the Pierpont Interests in accordance with this Agreement will be treated by the parties as a purchase of Equity Interests in the Company by the Purchaser and a sale of the Pierpont Interests by Bon Accord and Cobb) and no Party nor any Affiliate thereof shall take any federal, state or local income or franchise Tax position inconsistent with such treatment.

(f) Notwithstanding anything to the contrary in this Agreement (including this Article IX or Article XII), the Sellers and the Seller Representative shall have no liability under this Agreement (including via the Escrow Agreement) with respect to any Taxes (or related Losses) that is not an Indemnified Tax (or related Loss).

SECTION 9.03. Amended Returns; Tax Elections.

(a) The Purchaser shall not, and shall cause the Acquired Companies not to, (i) make any amendment of any Tax Returns of the Acquired Companies to the extent such Tax Return relates to any Pre-Closing Tax Period or (ii) make any election that has retroactive effect to any Pre-Closing Tax Period, in each case, only and to the extent such amendment or election would materially adversely affect any Seller without such Seller’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

(b) At the written request of the Purchaser, the Company shall make a Section 754 election on the federal income Tax Return for the period that ends on the Closing Date if such election is not then currently in effect.

(c) No election shall be made under Section 338 of the Code (or any similar provision under state, local, or foreign Laws) with respect to the purchase of the Blocker Shares pursuant to this Agreement.

SECTION 9.04. Straddle Periods. In the case of any Straddle Period, the amount of any Taxes of the Acquired Companies not based upon or measured by income, activities, events, the level of any item, gain, receipts, proceeds, profits or similar items for the Pre-Closing Tax Period will be deemed to be the amount of such Taxes for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. The amount of any other Taxes for a Straddle Period that relate to the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose the taxable period of any partnership will be deemed to end as of the close of business on the Closing Date); provided, however, that any item determined on an annual or periodic basis (such as deductions for depreciation or real estate Taxes) shall be apportioned on a daily basis.

SECTION 9.05. Tax Refunds and Benefits. The amount of any cash refund or credit actually used to offset any cash Taxes otherwise due and payable that, in each case, is attributable to the Pre-Closing Tax Period received by the Purchaser or the Acquired Companies shall be for the account of the Sellers, except to the extent that such refunds or credits (i) have been taken into account in determining the Final Working Capital Amount or Tax Liability Amount or (ii) are attributable to the carryback of losses generated post-Closing. To the extent Sellers have overpaid Taxes pursuant to the definition of “Tax Liability Amount,” such overpayment shall be treated as a refund for the account of the Sellers that is received at the time the applicable Tax Return is filed showing such overpayment. Any such amount (including, in the case of any cash refund received, any interest thereon) shall be paid by the Purchaser or the Acquired Companies within five (5) days after any such refund is received or credit is realized, as the case may be. All refunds and credits as provided herein shall be computed assuming that the amount of BH Deferred Revenue included in income of the Acquired Companies for the year ended on the Closing Date (or portion of any Straddle Period ending on the Closing Date) shall be zero dollars.

SECTION 9.06. Tax Proceedings. This Section 9.06 (and not any provision in Article XII) shall control any audits, assessments, examinations, claims or other controversies or proceedings relating to any Tax matter. If notice of any such audit, assessment, examination, claim or other controversy or proceeding with respect to Taxes or Tax Returns of any Acquired Company is received by the Purchaser or any of its Affiliates that would be subject to indemnification pursuant to Article XII (a “Tax Proceeding”), the notified party shall inform the Seller Representative of such Tax Proceeding as soon as possible; provided, however, that failure to give such notice as provided herein shall not relieve the Sellers of their obligations under Article XII except to the extent that the Sellers are actually and materially prejudiced thereby. The Seller Representative shall control the conduct of any such Tax Proceeding that relates to Flow-Through Returns with counsel of its own choosing and the Purchaser shall control all other Tax Proceedings with counsel of its own choosing; provided, that (i) the party or parties not in control of the Tax Proceeding shall have the right, at their sole cost and expense, to reasonably participate in (which shall include the right to attend any negotiations or settlement meetings with the relevant Taxing Authority) such Tax Proceeding, (ii) the controlling party shall keep the other party reasonably informed and consult seriously and in good faith with such other party and their tax advisors with respect to any issue relating to the Tax Proceeding, and (iii) the controlling party not settle any such Tax Proceeding without the other party’s or parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed).

SECTION 9.07. Termination of Tax Sharing Agreements. Any and all Tax allocation or Tax sharing agreements between any of the Acquired Companies, on the one hand, and any other Person, on the other, shall be terminated as of the Closing Date and, from and after the Closing Date, none of the Acquired Companies shall be obligated to make any payment pursuant to any such agreement for any past or future period.

SECTION 9.08. Cooperation and Tax Record Retention. The Purchaser shall promptly furnish to the Seller Representative such information as the Seller Representative may reasonably request with respect to Tax matters relating to the Acquired Companies for any taxable period beginning before the Closing Date. The Purchaser shall cooperate, and cause the Acquired Companies to cooperate, with the Seller Representative in connection with the Seller Representative’s preparation of any Tax Returns pursuant to this Section 9.08. Notwithstanding anything else contained herein to the contrary, the Purchaser shall retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period until the expiration of the statute of limitations (taking into account any extensions thereof) applicable to such taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority.

SECTION 9.09. Purchase Price Allocation. Within 90 days following the Closing Date, the Purchaser shall cause to be prepared by KPMG and delivered to the Seller Representative a schedule allocating the Purchase Price (and all other amounts treated as consideration for federal income Tax purposes) attributable to the purchase of Equity Interests in the Company and the Pierpont Interests among the assets of the Company (including the covenants not-to-compete contained in Section 8.08(b)) for purposes of determining the allocation under Section 755 of the Code and the tax basis adjustments under Section 743 of the Code (the “Purchase Price Allocation”). During the 90 day period that the Purchase Price Allocation is being determined by KPMG, the Seller Representative shall have (i) access to KPMG and (ii) the right to participate in the process in which the Purchase Price Allocation is determined. The Purchase Price Allocation shall be reasonable and shall be prepared in accordance with Section 751 of the Code. The Purchase Price Allocation shall be deemed to be accepted by, and shall be conclusive and binding on, the Sellers except to the extent that the Seller Representative shall have delivered, within 30 days after the date on which the Purchase Price Allocation is delivered to the Seller Representative, a written notice to the Purchaser stating each and every item to which the Sellers take exception (it being understood that any amounts not disputed shall be final and binding). If a change proposed by the Seller Representative is disputed by the Purchaser, then the Purchaser and the Seller Representative shall negotiate in good faith to resolve such dispute. If, after a period of 30 days following the date on which the Seller Representative gives the Purchaser notice of any such proposed change, any such proposed change still remains disputed, then (i) to the extent that such change relates to the portion of the Purchase Price Allocation that is required to be reported on IRS Form 8308 in respect of the Section 751(a) exchange (as defined on such form), the Seller Representative and the Purchaser shall promptly refer their differences with respect to the applicable allocations to the Final Arbiter to be resolved in accordance with procedures substantially similar to those set forth in Section 1.04(d) and (ii) with respect to all changes other than those described in the preceding clause (i), the Seller Representative and the Purchaser shall each be entitled to adopt their own positions regarding the allocation of the Purchase Price among the assets of the Company for applicable Tax purposes. If the Purchase Price Allocation is mutually agreed to (or deemed accepted) pursuant to the foregoing provisions of this Section 9.09, then the parties and their Affiliates shall file all Tax Returns in a manner consistent with the Purchase Price Allocation.

SECTION 9.10. Disputes. The Seller Representative and the Purchaser shall attempt in good faith to resolve any disagreements regarding any Tax Returns covered hereby prior to the due date for filing. In the event that the Seller Representative and the Purchaser are unable to resolve any dispute with respect to such Tax Returns at least ten days prior to the due date for filing, they shall promptly refer their differences to the Final Arbiter to be resolved in accordance with the provisions of Section 1.04(d).

ARTICLE X

CONDITIONS TO CLOSING

SECTION 10.01. Conditions to the Obligations of the Parties. The obligation of the Purchaser and each Seller to consummate the transactions contemplated hereby is subject to the fulfilment at or prior to the Closing of the following conditions:

(a) HSR Act. Any “waiting period” or extension thereof applicable under the HSR Act to the transactions contemplated by this Agreement shall have expired or been terminated.

(b) No Order; No Legal Proceedings. No Order shall be in effect prohibiting, enjoining or restraining the consummation of the transactions contemplated by this Agreement. No Governmental Authority shall have commenced a Legal Proceeding against the Purchaser, the Sellers, any Blocker Company or any Target Company seeking to enjoin or prohibit the consummation of the transactions contemplated hereby.

SECTION 10.02. Conditions to the Obligations of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated hereby is subject to the fulfilment (or waiver in writing by the Purchaser) at or prior to the Closing of the following conditions:

(a) Accuracy of Representations. The representations and warranties of the Sellers and the Company made in this Agreement, to the extent they are subject to Materiality Qualifications, shall be true and correct in all respects, and such representations and warranties, to the extent they are not subject to Materiality Qualifications, shall be true and correct in all material respects, in each case on and as of the date of this Agreement and as of the Closing Date (in each case, other than representations and warranties that address matters only as of a specific date, which shall be true and correct or true and correct in all material respects (as the case may be) as of such date). In addition, the Purchaser shall have received a certificate, dated as of the Closing Date, of the Seller Representative and a duly authorized officer of the Company, affirming that the condition set forth in this paragraph (a) (as it relates to the representations and warranties of the Sellers or the Company, as the case may be) has been satisfied.

(b) Performance of Covenants. Each Seller and the Company shall have performed and complied with in all material respects all covenants and agreements contained in this Agreement which are required to be performed or complied with by them at or prior to the Closing. In addition, the Purchaser shall have received a certificate, dated as of the Closing Date, of the Seller Representative and a duly authorized officer of the Company, affirming that the condition set forth in this paragraph (b) (as it relates to the covenants and agreements of the Sellers or the Company, as the case may be) has been satisfied.

(c) Closing Deliveries. The Purchaser shall have received the items to be delivered or caused to be delivered by the Sellers pursuant to Section 2.03.

(d) Required Consents. Each of the Consents set forth in Schedule 10.02(d) hereto (the “Material Consents”) shall have been obtained by the Company in form and substance reasonably satisfactory to the Purchaser and shall be in full force and effect. Copies of each of the Material Consents shall have been delivered to the Purchaser.

(e) Absence of Material Adverse Effect. Since the date of this Agreement, there shall have been no Material Adverse Effect.

(f) Purchase of Class P Common Units. The Company shall have consummated the purchase of all of the outstanding Class P Common Units (other than those owned by Horn and Cobb) pursuant to the Redemption Agreements.

SECTION 10.03. Conditions to the Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated hereby are subject to the fulfilment (or waiver in writing by each of the Sellers) at or prior to the Closing of the following conditions:

(a) Accuracy of Representations. The representations and warranties of the Purchaser made in this Agreement, to the extent they are subject to Materiality Qualifications, shall be true and correct in all respects and such representations and warranties, to the extent they are not subject to Materiality Qualifications, shall be true and correct in all material respects, in each case on and as of the Closing Date (other than representations and warranties that address matters only as of a specific date, which shall be true and correct or true and correct in all material respects (as the case may be) as of such date). In addition, the Seller Representative shall have received a certificate, dated as of the Closing Date, of a duly authorized officer of the Purchaser, affirming that the condition set forth in this paragraph (a) has been satisfied.

(b) Performance of Covenants. The Purchaser shall have performed and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed or complied with by it at or prior to the Closing. In addition, the Seller Representative shall have received a certificate, dated as of the Closing Date, of a duly authorized officer of the Purchaser, affirming that the condition set forth in this paragraph (b) has been satisfied.

(c) Closing Payments and Deliveries. The Purchaser shall have made the payments described in Section 2.02 and the Seller Representative shall have received the items to be delivered or caused to be delivered by the Purchaser pursuant to Section 2.04.

ARTICLE XI

TERMINATION

SECTION 11.01. Termination. This Agreement may be terminated at any time prior to the Closing as follows:

(a) Mutual Agreement. By the mutual written agreement of the Purchaser and the Seller Representative;

(b) Expiration. By either the Purchaser or the Seller Representative, upon written notice to the other, if the Closing shall not have occurred prior to or on the Expiration Date (which date may be extended by the mutual written agreement of the Purchaser and the Seller Representative); provided, however, that (i) the Purchaser may not terminate this Agreement pursuant to this paragraph (b) if the failure of the Closing to occur on or before such date is attributable in whole or in any substantial part to the breach by the Purchaser of any of its representations, warranties, covenants or obligations contained in this Agreement and (ii) the Seller Representative may not terminate this Agreement pursuant to this paragraph (b) if the failure of the Closing to occur on or before such date is attributable in whole or in any substantial part to the breach by the Sellers, the Company or the Seller Representative of any of its representations, warranties, covenants or obligations contained in this Agreement;

(c) Final Order. By either the Purchaser or the Seller Representative, upon written notice to the other, if consummation of the transactions contemplated hereby would violate any non-appealable final Order of a Governmental Authority having competent jurisdiction with respect to the parties or the transactions contemplated hereby; or

(d) Breach. By the Purchaser or the Seller Representative, upon written notice to the other, if there shall have occurred a breach of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to the failure of the conditions to the obligations of the Purchaser or the Sellers set forth in Section 10.02(a) or (b) or Section 10.03(a) or (b) (as the case may be) and such breach shall not have been cured within 20 days after the giving of written notice thereof to the breaching party or parties, except that the Purchaser or the Seller’s Representative shall only be entitled to terminate this Agreement pursuant to this paragraph (d) if (i) in the case of the Purchaser, the Purchaser is not in breach in any material respect in the performance of its obligations under this Agreement or (ii) in the case of the Seller Representative, none of the Sellers, the Company or the Seller Representative is breach in any material respect in the performance of its obligations under this Agreement.

SECTION 11.02. Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 11.01, this Agreement will immediately become void and of no further force and effect and, except as expressly provided in paragraphs (b) and (c) below, all rights and obligations of the parties hereunder will terminate without liability on the part of any party (or any stockholder, director, officer, employee, agent, subsidiary or Affiliate of any party) to any other party to this Agreement.

(b) Notwithstanding anything to the contrary in this Section 11.02, the provisions of this Section 11.02 and Sections 14.01, 14.02, 14.03, 14.04, 14.07, 14.09, 14.10, 14.11 and 14.12 shall survive any termination of this Agreement.

(c) Nothing in this Section 11.02 or elsewhere in this Agreement shall relieve any party from liability (i) for any breach occurring prior to the termination of this Agreement, (ii) pursuant to the Sections identified in paragraph (b) above as surviving any termination of this Agreement or (iii) for fraud.

ARTICLE XII

INDEMNIFICATION

SECTION 12.01. Survival.

(a) The representations and warranties of each of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing and shall continue in effect until (i) in the case of all representations and warranties other than the Fundamental Representations, the first anniversary of the Closing Date and (ii) in the case of the Fundamental Representations, the date that is 30 days following the expiration of the applicable statute of limitations (as the same may be extended by operation of applicable Law or otherwise) with respect to the subject matter thereof.

(b) The covenants and agreements of the parties contained in this Agreement shall survive the Closing and shall continue in effect until such covenants and agreements have been fully performed in accordance with the terms thereof.

(c) The period during which any representation, warranty, covenant or agreement contained in this Agreement survives after the Closing Date is referred to herein as the “Survival Period.” Rights to indemnification shall survive only until the expiration of the applicable Survival Period; provided, however, that such rights to indemnification shall thereafter continue in full force and effect insofar as they relate to Claims or other matters of which the Indemnitor has received notice in accordance with Section 12.04 prior to the expiration of the applicable Survival Period.

SECTION 12.02. Indemnification by the Sellers. In accordance with and subject to the terms of this Article XII, the Seller Responsible Parties shall indemnify the Purchaser and each of its Affiliates (including the Acquired Companies after the Closing) and each of their respective directors, officers, shareholders, employees, agents and other representatives (collectively, the “Purchaser Indemnified Parties”) and hold them harmless from and against any and all Claims, Legal Proceedings, assessments, losses, damages, liabilities, settlements, judgments, fines, penalties, interest, costs and expenses of Remedial Actions (undertaken with reasonable cost mitigation approaches that are permitted by Environmental Health and Safety Laws, to the extent that they do not unreasonably interfere with the operation of the business of the relevant Target Company or Company Property, and that a reasonable and prudent business operator, without the availability of indemnification for costs and expenses of Remedial Action, would reasonably implement) and other costs and expenses (including reasonable fees and disbursements of counsel, court costs, third-party expert and consultant fees and costs of investigation) (collectively, “Losses”) which are asserted against, imposed upon or incurred by any such Purchaser Indemnified Party as a result of, based upon or arising out of or in connection with any of the following (the “Purchaser Indemnity Claims”), whether or not they involve or arise from a Claim by a third party:

(a) the breach by any Seller of any representation or warranty on the part of such Seller contained in Article III; provided, that, if a breach of any such representation or warranty has occurred, all Materiality Qualifications contained in any such representation or warranty shall be disregarded for purposes of determining the amount of Losses resulting therefrom;

(b) the breach by any E Seller of any representation or warranty on the part of such E Seller contained in Article IV; provided, that, if a breach of any such representation or warranty has occurred, all Materiality Qualifications contained in any such representation or warranty shall be disregarded for purposes of determining the amount of Losses resulting therefrom;

(c) the breach by Cobb or Bon Accord of any representation or warranty on the part of Cobb or Bon Accord contained in Article V; provided, that, if a breach of any such representation or warranty has occurred, all Materiality Qualifications contained in any such representation or warranty shall be disregarded for purposes of determining the amount of Losses resulting therefrom;

(d) the breach by the Sellers or the Company of any representation or warranty on the part of the Sellers or the Company contained in Article VI; provided, that, if a breach of any such representation or warranty has occurred, all Materiality Qualifications contained in any such representation or warranty shall be disregarded for purposes of determining the amount of Losses resulting therefrom;

(e) the breach by any Seller of any covenant or agreement of such Seller contained in this Agreement;

(f) the breach by the Company of any covenant or agreement of the Company contained in this Agreement that is required by its terms to be performed prior to or at the Closing;

(g) the incurrence by or imposition on any Purchaser Indemnified Party of any Indemnified Tax that was not previously paid by the Seller Representative pursuant to Section 9.02(d);

(h) the incurrence by or imposition on any Purchaser Indemnified Party of any liabilities, obligations or expenses arising under or in connection with the Excluded Contract or any Claim against a Target Company by any party thereto or any Lien on any Equity Interests of the Target Companies arising thereunder;

(i) the incurrence by or imposition on any Purchaser Indemnified Party of any liabilities, obligations or expenses arising under or in connection with the Contracts identified in Schedule 12.02(i) hereto or any Claim against a Target Company by any party thereto, including (i) any Claim for the payment of any fee or commission or (ii) any Claim for indemnification or contribution or the payment or reimbursement of costs or expenses thereunder; and

(j) the incurrence by or imposition on any Purchaser Indemnified Party of any liabilities, obligations or expenses arising under the Atlas Purchase Agreement or otherwise in connection with the Atlas Transaction.

Subject to Section 12.05, the indemnification obligations of the Seller Responsible Parties pursuant to this Section 12.02 shall be allocated as follows:

(1) The indemnification obligations pursuant to paragraph (a) or (e) above shall be borne severally by each Seller Responsible Party who is responsible for a breach of representation, warranty, covenant or agreement by the applicable Seller; provided, however, that the E Sellers shall be jointly and severally liable for any such breach by any E Seller;

(2) The indemnification obligations pursuant to paragraph (b) above shall be borne on a joint and several basis by the E Sellers;

(3) The indemnification obligations pursuant to paragraph (c) or (j) above shall be borne on a joint and several basis by Cobb and Bon Accord;

(4) The indemnification obligations pursuant to paragraph (d), (f), (g), (h) or (i) above shall be borne by the Seller Responsible Parties in proportion to their Pro Rata Shares.

SECTION 12.03. Indemnification by the Purchaser. In accordance with and subject to the terms of this Article XII, the Purchaser shall indemnify each Seller and its Affiliates, directors, officers, shareholders, employees, agents and other representatives (collectively, the “Seller Indemnified Parties”) and hold them harmless from and against any and all Losses which are asserted against, imposed upon or incurred by any such Seller Indemnified Party as a result of, based upon or arising out of or in connection with any of the following (the “Seller Indemnity Claims”), whether or not it gives rise to a Claim by a third party:

(a) the breach by the Purchaser of any of its representations or warranties contained in this Agreement; provided, that, if a breach of any such representation or warranty has occurred, all Materiality Qualifications contained in any such representation or warranty shall be disregarded for purposes of determining the amount of Losses resulting therefrom;

(b) the breach by the Purchaser of any of its covenants or agreements contained in this Agreement; and

(c) the breach by the Company of any covenant or agreement of the Company contained in this Agreement that is required by its terms to be performed after the Closing.

SECTION 12.04. Indemnification Procedures.

(a) Subject to Section 9.05, in the case of any Indemnity Claims asserted against or imposed upon an Indemnitee by a third party (“Third-Party Claims”), the obligations of the Indemnitor in respect of such Third-Party Claims shall be performed in accordance with the following procedures:

(i) The Indemnitee shall give the Indemnitor written notice of any such Third-Party Claim within a reasonable time after the earlier of the written assertion thereof or the service of any notice of commencement of, or other first legal process relating to, any Legal Proceeding in which such Third-Party Claim is asserted; provided, however, that, if the Indemnitee fails to notify the Indemnitor of a Third-Party Claim within a reasonable time as contemplated by this subparagraph (a)(i), the Indemnitor shall not be relieved of its obligations in respect of such Third-Party Claim, except to the extent (and only to the extent) that the Indemnitor is actually prejudiced by such failure.

(ii) Promptly after notification of a Third-Party Claim as contemplated by subparagraph (a)(i), the Indemnitor may assume the defense of such Third-Party Claim with counsel reasonably acceptable to the Indemnitee; provided, however, that if (A) the Indemnitor fails, within 30 days (or sooner, if the nature of the Third-Party claim so requires) after receipt of written notice of such Third-Party Claim, to assume the defense thereof in accordance with this subparagraph (a)(ii), (B) in the reasonable judgment of the Indemnitee based on the advice of its counsel, there exists a conflict of interest between the Indemnitee and the Indemnitor with respect to such Third-Party Claim or there are defenses available to the Indemnitee that are not available to the Indemnitor or (C) the Third-Party Claim seeks an injunction or other equitable relief against the Indemnitee, the Indemnitee shall (upon notifying the Indemnitor in writing of its election to do so) have the right to undertake the defense and, subject to the last sentence of this subparagraph (a)(ii), to compromise and settle such Third-Party Claim for the account and risk of the Indemnitor and at the sole cost and expense of the Indemnitor. If the defense of a Third Party Claim is assumed or conducted by either the Indemnitor or the Indemnitee as provided in this subparagraph (a)(ii), the other party shall be entitled to employ separate counsel and to participate in the defense of such Third-Party Claim, but the fees and expenses of counsel so employed shall be borne solely by such other party. The Indemnitor and Indemnitee shall cooperate with each other in the defense of any Third Party Claim and make available to the other, at the expense of the Indemnitor, all such witnesses, records, materials and information in its possession or under its control relating thereto as is reasonably required by the other party. The Indemnitor shall not settle or compromise any Third-Party Claim or consent to the entry of any judgment in respect thereof that does not include as an unconditional term thereof the grant by each claimant or plaintiff to each Indemnitee of a full and unconditional release from any and all liability in respect thereof. The Indemnitee shall not settle or compromise any Third-Party Claim in any manner, or consent to the entry of any judgment in respect thereof, without the prior written consent of the Indemnitor, which consent will not be unreasonably withheld, conditioned or delayed.

(b) In the event an Indemnitee has an Indemnity Claim against an Indemnitor that is not a Third-Party Claim (a “Direct Claim”), the Indemnitee shall deliver notice of such Direct Claim with reasonable promptness to the Indemnitor. The failure by the Indemnitee to so notify the Indemnitor hereunder shall not relieve the Indemnitor of its obligations hereunder except to the extent (and only to the extent) that the Indemnitor is actually prejudiced by such failure. If during the period of 30 days commencing upon receipt by the Indemnitee of a notice of Direct Claim, the Indemnitor delivers a written response (a “Response Notice”) disputing its liability therefor, the parties shall attempt for a period of 30 days to resolve the dispute; provided, however, that if the dispute is not resolved in such 30-day period, then such dispute shall be resolved in a Legal Proceeding in the Delaware Courts. If the Indemnitor does not deliver a Response Notice to the Indemnitee within 30 days following its receipt of a notice of Direct Claim, such Direct Claim specified by the Indemnitee in such notice shall be conclusively deemed a liability of the Indemnitor, and the Indemnitor shall pay (or, if applicable, shall take all action to cause the Escrow Agent to pay) the amount of such liability to the Indemnitee on demand or, in the case of any notice in which the amount of the Direct Claim (or any portion thereof) is estimated, on such later date when the amount of such Direct Claim (or such portion thereof) becomes finally determined.

SECTION 12.05. Certain Limitations.

(a) The Purchaser Indemnified Parties shall not be entitled to indemnification for (i) any Purchaser Subject Losses, unless the aggregate of all Purchaser Subject Losses incurred or suffered by the Purchaser Indemnified Parties exceeds, on a cumulative basis, $2,250,000, and then only to the extent of such excess, or (ii) any Purchaser Subject Losses arising or resulting from any matter or series of related matters where the total amount of Purchaser Subject Losses arising or resulting therefrom is less than $25,000.

(b) The maximum amount of Purchaser Subject Losses that may be recovered by the Purchaser Indemnified Parties shall be the amount of funds remaining in the Escrow Account. The maximum aggregate amount of Losses that may be recovered by the Purchaser Indemnified Parties pursuant to the provisions of Section 12.02(e) (other than as a result of a breach of Sections 8.07 or 8.08), (f) or (g) or for breaches of the Fundamental Representations, shall be the Purchase Price.

(c) To the extent the E Sellers have any joint and several indemnification obligation pursuant to Section 12.02, the Purchaser Indemnified Parties shall provide to each E Seller (i) notice of its Pro Rata Share of such indemnification obligation and (ii) a reasonable opportunity to pay its Pro Rata Share thereof for a period of at least 30 days before pursuing the other E Seller for any Losses for which the notified E Seller is primarily responsible.

(d) Except as otherwise provided in Section 9.02(d), any obligations of the Sellers to provide indemnification pursuant to Section 12.02 shall first be satisfied from the funds remaining in the Escrow Account and second through direct payment by the Sellers (in accordance with the terms and subject to the limitations set forth herein).

(e) In calculating amounts payable to any Purchaser Indemnified Party, the amount of indemnified Losses shall be computed net of (i) payments actually received by the Purchaser Indemnified Parties under any insurance policy, and (ii) any amounts actually recovered by the Purchaser Indemnified Parties from any other third party with respect to such Losses. Each party to this Agreement shall act in good faith and use commercially reasonable efforts to mitigate any Losses for which it is entitled to indemnification hereunder; provided, however, that none of the parties shall be required to curtail, modify or make any other changes to its businesses or operations, commence any Legal Proceedings against a third party or incur any material out-of-pocket expenses in order to mitigate such Losses.

(f) Subject to Section 12.05(g), the amount of any Losses of any Purchaser Indemnified Party shall be computed net of any Tax Benefits actually realized by any Purchaser Indemnified Party or its Affiliates by reason of such Loss to the extent such Tax Benefits are realized during or prior to the taxable year in which the Purchaser Indemnified Party receives such indemnification payment in connection with such Loss. For purposes of this Section 12.05(f), it shall be assumed that no Tax Benefits are derived with respect to any deductions realized by the Company that are allocated to members other than the Blocker Companies (or any successor entity).

(g) Notwithstanding Section 12.05(f), the amount of any Losses for which indemnification is provided under Section 12.02(h) shall be computed net of any Tax Benefits actually realized by any Purchaser Indemnified Party in any year. To the extent that a Loss is initially computed without regard to a Tax Benefit and a Purchaser Indemnified Party (or any of its Affiliates) subsequently realizes a Tax Benefit with respect to such Loss, the Purchaser shall pay the Seller Representative for the benefit of the Sellers the amount of such subsequently realized Tax Benefit. Such subsequently realized Tax Benefit will be paid within ten (10) days of filing the Tax Return with respect to which such Tax Benefit was actually realized (or ten (10) days of the receipt of a refund, if the Tax Benefit is in the form of a refund). The Purchaser shall cooperate in good faith with the Seller Representative to realize any Tax Benefits as promptly as permitted under applicable Law.

SECTION 12.06. Exclusive Remedy. From and after the Closing, the provisions of this Article XII shall constitute the exclusive remedy on the part of any party hereto in respect of any matters arising out of or based upon the matters set forth in this Agreement; provided, however, that nothing herein shall limit the right of any party to seek specific performance or injunctive relief in connection with a breach by another party of its obligations under this Agreement that occurs after the Closing Date. Notwithstanding the previous sentence or any other provision of this Article XII, nothing contained in this Article XII shall be construed to limit any liability of any party hereto in the event of fraud on the part of such party.

SECTION 12.07. Reliance. The rights of the Purchaser Indemnified Parties to indemnification for the representations and warranties of the Sellers and the Company set forth in this Agreement are part of the basis of the bargain contemplated by this Agreement, and the Purchaser Indemnified Parties’ rights to indemnification shall not be affected or waived by virtue of, and the Purchaser Indemnified Parties shall be deemed to have relied upon the representations and warranties of the Sellers and the Company set forth in this Agreement notwithstanding any knowledge acquired (or capable of being acquired) by any Purchaser Indemnified Party of any untruth of any such representation or warranty of any Seller or the Company set forth in this Agreement, regardless of whether such knowledge was obtained (or was capable of being obtained) through the investigation by such Purchaser Indemnified Party or through disclosure by any Seller, Acquired Company or any other Person, and regardless of whether such knowledge was obtained before, at or after the Closing.

SECTION 12.08. Tax Treatment. In the case of any indemnity payment under this Agreement, the parties agree to treat such payment, to the extent permitted by applicable Law, as an adjustment to the Purchase Price paid hereunder.

SECTION 12.09. Losses. IN NO EVENT SHALL ANY PARTY BE LIABLE FOR SPECIAL OR PUNITIVE DAMAGES; PROVIDED, HOWEVER, THAT THIS SECTION 12.09 SHALL NOT LIMIT A PARTY’S RIGHT TO RECOVERY UNDER THIS ARTICLE XII FOR ANY SUCH DAMAGES TO THE EXTENT SUCH PARTY IS REQUIRED TO PAY SUCH DAMAGES TO A THIRD PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION UNDER THIS ARTICLE XII.

ARTICLE XIII

DEFINITIONS

SECTION 13.01. Certain Definitions. In addition to the other terms defined in this Agreement, the following terms, as used herein, shall have the respective meanings set forth below:

“Acquired Companies” means the Blocker Companies, Pierpont and the Target Companies.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than the Purchaser or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Target Companies, (ii) the issuance or acquisition of Equity Interests of the Company or (iii) the sale, lease, exchange or other disposition any significant portion of the properties or assets of the Target Companies.

“Additional Consideration” means, as of any date of determination, without duplication, the amounts the Sellers, or the Seller Representative on behalf of the Sellers, receive from Purchaser, the Escrow Agent or the Seller Representative Reserve including, but not limited to, as provided in or contemplated by Section 1.04 (Post-Closing Adjustment), Section 1.05 (Escrow), Section 8.12 (Excluded Contract Claims), Section 12.03 (Indemnification by the Purchaser) or Section 14.01 (Provisions Concerning the Seller Representative) of this Agreement after the Closing.

“Affiliate” means, with respect to a Person, another Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. Unless otherwise specified in this Agreement, the Acquired Companies shall be deemed Affiliates of the Sellers for all periods prior to the Closing and Affiliates of the Purchaser for all periods beginning as of and following the Closing.

“Agreement” means this Agreement, as the same may be amended or supplemented from time to time.

“Allocation Schedule” means Schedule 13.01(a) hereto, which schedule sets forth (a) with respect to each Seller, such Seller’s allocable portion of (i) the Initial Purchase Price and (ii) any Additional Consideration paid to the Seller Representative and allocated in accordance with an agreement among the Sellers, and (b) with respect to each Seller Responsible Party, the allocable portion of such Person’s indemnification obligations and other payment obligations under Article XII and elsewhere in this Agreement.

“Atlas Purchase Agreement” means the Purchase Agreement, dated as of September 21, 2007, among Wonewoc Resources, LLC and the other parties listed therein.

“Atlas Transaction” means the transactions contemplated by the Atlas Purchase Agreement.

“BH Non-Blocker Tax Liability” means the amount computed by dividing (a) the product of (x) the Assumed Tax Rate Differential multiplied by (y) the aggregate amount of BH Deferred Revenue included in income on the Company’s final Flow-Through Return for the year ended on the Closing Date that is allocable to the Non-Blocker Members by (b) 78.50% (i.e., 100% - 21.50%). For this purpose the “Assumed Tax Rate Differential” means an amount equal to 44.28% minus 20%.

“BH Deferred Revenue” means any “deferred revenue” of the Company with respect to the payments received pursuant to the Plant Construction Reimbursement and Sales Agreement, dated October 25, 2011, by and between Great Northern Sand LLC and Baker Hughes Oilfield Operations, Inc., as amended, as of 11:59 p.m., Dallas, Texas time, on the Closing Date.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in the State of Texas are authorized or obligated by Law or executive order to close.

“Capacity Expansion Project” means the capacity expansion project described in Section 8.02(a)(v) of the Company Disclosure Schedule.

“Cash” means all cash and cash equivalents (including short-term liquid investments with original maturities of 90 days or less), as calculated in accordance with the Accounting Principles and Illustrations.

“Claim” means any demand, claim, cause of action or chose in action, right of recovery or right of set-off of any kind of character.

“Class P Common Unit Holders” means the holders of Class P Common Units pursuant to the Company LLC Agreement.

“Cobb” means Steve Cobb.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Disclosure Schedule” means that disclosure schedule delivered by the Sellers and the Company to the Purchaser as contemplated by Article VI, which schedule shall, in the case of each matter disclosed therein, make specific reference to the section and subsection of this Agreement to which such matter relates; provided, however, that the information set forth in one section or subsection thereof shall be deemed to apply to each other section or subsection of such schedule if, and only if, its relevance to such other section or subsection is reasonably apparent on the face of such disclosure.

“Company LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of CRS Holdco LLC, dated as of June 6, 2012.

“Confidentiality Agreement” means that certain Non-Disclosure Agreement, dated as of March 5, 2014, by and between the Purchaser and Proppants.

“Consents” means consents, waivers, licenses, permits, clearances, approvals and other authorizations.

“Contract” means any contract, agreement, understanding, lease, sublease, license, sublicense, distribution agreement, promissory note, evidence of Indebtedness, indenture, instrument, mortgage, insurance policy, annuity or other binding commitment, whether written or oral.

“Copyrights” means United States and foreign copyrights and maskwork rights, whether registered or unregistered, and pending applications to register the same.

“Electronic Transmission” means any form of electronic communication (such as by email of documents in Adobe Portable Document Format (.pdf) or facsimile transmission) that is generally accepted as a means of communication and that (i) creates a record that may be retained, retrieved, and reviewed by the recipient and (ii) may be directly reproduced in paper form by the recipient through an automated process.

“Entity” means any Person other than an individual.

“Environmental Health and Safety Laws” means all Laws and Orders relating to pollution, to protection of human health and safety from Material of Environmental Concern, or to the environment (including, but not limited to, ambient air, surface water, groundwater, land surface or subsurface strata), including those relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Material of Environmental Concern.

“Environmental Health and Safety Liability” means any liability, obligation or commitment, whether accrued, contingent, absolute or otherwise, including Losses, (i) resulting from or attributable to the actual or threatened Releases of Material of Environmental Concern in violation of or giving rise to liability under Environmental Health and Safety Laws or resulting from or attributable to exposure to Material of Environmental Concern, (ii) arising from non-compliance with or obligations set forth in Environmental Health and Safety Laws or arising under any Contract and resulting from or attributable to the generation, manufacture, processing, distribution, use, treatment, storage, Release or threatened Release, transport, or handling of Material of Environmental Concern, or (iii) resulting from worker exposures or unsafe work practices, or other failure to comply with state or federal occupational and/or mining safety laws or regulations, but shall not mean or include any budgeted or other internal costs and expenses to comply with or adhere to Environmental Health and Safety Laws or Contracts in the ordinary and usual course of day-to-day operations of the business of the Company.

“Equity Interests” means (i) with respect to any corporation, all shares, interests, participations or other equivalents of capital stock of such corporation, however designated, (ii) with respect to any partnership, all partnership interests or units, participations or equivalents of partnership interests of such partnership, however designated, or (iii) with respect to any limited liability company, all limited liability company or membership interests or units, participations or equivalents of limited liability company or membership interests of such limited liability company, however designated.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the Target Companies, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means JPMorgan Chase Bank N.A.

“Escrow Amount” means $15,000,000.

“EXP” means Eagle Materials Inc., a Delaware corporation.

“Excluded Contract” means the contract identified on Schedule 13.01(b) hereto.

“Expiration Date” means December 31, 2014; provided, however, that if the applicable waiting period under the HSR Act has not terminated or expired prior to such date because the DOJ or FTC has made a request for additional information or documentary material relevant to this transaction after the initial filing, the Expiration Date shall be automatically extended until February 28, 2015.

“Facility” means the frac sand processing facility and related quarries and other properties owned, leased or operated by the Target Companies which are located in Dovre Township, Wisconsin, and more specifically identified and described on Schedule 13.01(c) hereto.

“Final Retention Award Amount” means, as of the date of completion of the Capacity Expansion Project, the total amount of cash actually paid to the individuals set forth on Schedule 8.17 hereto pursuant to the Retention Plan.

“Fundamental Representations” means the representations and warranties made by a party hereto set forth in Sections 3.01, 3.02, 3.05, 3.07, 3.08, 3.09, 6.01, 6.02, 6.05, 6.06, 6.15, 6.31, Articles IV and V and Sections 7.01, 7.02, 7.05 and 7.08.

“GAAP” means generally accepted accounting principles in the United States as in effect at the time of the application thereof in accordance with the terms of this Agreement.

“Governmental Authority” means any government or governmental or quasi-governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Green Field Deferred Revenue” means any “deferred revenue” of the Company with respect to the payments received pursuant to the Plant Construction Reimbursement and Sales Agreement, dated October 28, 2011, by and between Great Northern Sand LLC and Green Field Energy Services, Inc., as amended, as of 11:59 p.m., Dallas, Texas time, on the Closing Date.

“Guarantee” of or by any Person means any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness of any other Person in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of such other Person so as to enable such other Person to pay such Indebtedness; provided, however, that the term Guarantee shall not include endorsements for collection or deposit, in each case in the ordinary course of business.

“HSR Act” means Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976), as amended (including any successor statute).

“Horn” means Stephen R. Horn.

“Indebtedness” of any Person means (i) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind (except for prepaid revenue received pursuant to any Contract with any customer relating to the provision of goods or services by such Person), (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, other than trade credit incurred in the ordinary course of business consistent with past practice, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (vi) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vii) all Guarantees by such Person, (viii) all capital lease obligations of such Person, (ix) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and (x) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances.

“Indemnification Agreements” means the Indemnification Agreements entered into by and between the Company, on the one hand, and each of Brian Young, Mark First, Cobb, Horn and Henry Kleemeier, on the other hand, in each case, as of June 6, 2012.

“Indemnified Tax” means, without duplication, any liability in respect of any Taxes (i) of the Sellers (including any Taxes for which the Sellers are responsible pursuant to Section 9.01), (ii) imposed on any Acquired Company, or for which any Acquired Company becomes liable, for any Pre-Closing Tax Period (in the case of a Straddle Period, as determined pursuant to Section 9.04), (iii) imposed on any of the Acquired Companies, or for which any of the Acquired Companies (or their equity owners) becomes liable, in respect of any Greenfield Deferred Revenue, (iv) imposed on any Acquired Company (or any predecessor thereof) by reason of having been a member of an affiliated, combined, consolidated or unitary group with another Person on or prior to the Closing Date by reason of Treasury Regulations Section 1.1502-6(a) (or any analogous or similar provision of Law), (v) of or imposed on any Person for which any Acquired Company is or has been liable as a transferee or successor for any Pre-Closing Tax Period as a result of transactions engaged in by an Acquired Company prior to the Closing Date, by Contract or assumption entered prior to the Closing Date, operation of Law or otherwise or (vi) any Tax resulting from a breach of a representation or warranty in Section 4.07(f), (g), (h), or (i), Section 5.07(g), (h), (i) or (j), or Section 6.15(f), (g), (h), or (i). Notwithstanding anything to the contrary in this Agreement, Indemnified Taxes shall exclude any Tax specifically included as a liability in the calculations of Final Working Capital Amount or the Tax Liability Amount or that are related to or otherwise associated with the BH Deferred Revenue or that result from a transaction engaged in by the Acquired Companies on the Closing Date, but after the Closing, that is outside of the ordinary course of business and not contemplated hereby. Indemnified Taxes shall be computed assuming that the amount of BH Deferred Revenue included in income of the Acquired Companies (to the extent reflected on the Company’s Flow-Through Tax Return) for the year ended on the Closing Date (or portion of any Straddle Period ending on the Closing Date) shall be zero dollars.

“Indemnitee” means any Person entitled to indemnification in respect of any Indemnity Claim pursuant to the terms of this Agreement.

“Indemnitor” means any Person from whom an Indemnitee is entitled to seek indemnification in respect of any Indemnity Claim pursuant to the terms of this Agreement.

“Indemnity Claims” shall mean any Purchaser Indemnity Claims or Seller Indemnity Claims.

“Information Systems” means all (i) computer hardware, databases and data storage systems, and (ii) computer, data, database and communications networks (other than the Internet), whether for data, voice or video access, transmission or reception.

“Intellectual Property” means all intellectual property or proprietary rights throughout the world, including all such rights embodied in software, source and object code, Internet domain names and all Copyrights, Patents, Trademarks and Trade Secrets.

“Inventory” means all inventory produced, manufactured, acquired or ordered by the Target Companies and held for sale in connection with their respective businesses, including inventory consisting of finished goods, raw materials, work-in-process, supplies and packaging materials.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to any party to this Agreement. (a) in the case of the Company, the actual knowledge of Horn, Cobb, Brody Johnson, Robbie Sage, Erik Van Arsdale, Alex Springer and Denny Luke, (b) in the case of the E Sellers, the actual knowledge of Brian Young and Mark First, (c) in the case of Bon Accord and the Purchaser, the actual knowledge of the officers and other management-level employees of such party and (d) in the case of any other party to this Agreement that is not an Entity, the actual knowledge of such party, in each case, together with such other facts that any individual listed or described in clause (a) or (c) would reasonably be expected to discover or otherwise become aware of in the performance of his duties, roles and responsibilities in connection with the businesses of the Target Companies or other applicable Entity and the transactions contemplated by this Agreement.

“Law” means any federal, state, provincial or local law, statute, rule, ordinance, code or regulation (including the common law).

“Legal Proceeding” means any judicial, administrative or arbitral action, suit or proceeding (whether public or private and whether civil, criminal or administrative) or any investigation by or before any court or other Governmental Authority, whether civil, criminal or investigative.

“Lien” means (i) any mortgage, pledge, hypothecation, assignment, security interest, option, lien or any preference, priority or other right or interest granted pursuant to a security agreement or preferential arrangement of any kind or character whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable Law of any jurisdiction), and (ii) any other lien, charge, levy, easement, encumbrance or restriction of any kind, or otherwise.

“Material Adverse Effect” means (a) any event, change, development or occurrence that, individually or together with any other event, change, development or occurrence, has had or would reasonably be expected to have a material and adverse effect on the business, operations, affairs, condition (financial or otherwise), results of operation, properties, assets or liabilities of the Target Companies, taken as a whole, or (b) an event or circumstance that could reasonably be expected to prevent, or materially impede the consummation of the transactions contemplated by this Agreement, but, in the case of clause (a) above, excluding any such effect attributable to or resulting from (i) any change in applicable Law, (ii) any change in United States or foreign generally accepted accounting principles, or (iii) general economic, regulatory, political or market conditions in the United States or changes, military action or any act of terrorism that do not affect the business and operations of the Target Companies in a disproportionate manner relative to other Persons engaged in the frac sand industry, (iv) the taking of any action required to be taken under the terms of this Agreement or taken with the express written consent of the Purchaser, (v) changes to the industry or markets in which the business of any Target Company operates that do not affect the business and operations of the Target Companies in a disproportionate manner relative to other Persons engaged in the frac sand industry, and (vi) the announcement or disclosure of this Agreement and the transactions contemplated hereby.

“Materiality Qualifications” means, with respect to the representations and warranties of any party, all qualifications or exceptions contained therein based on materiality (including any qualifications related to the presence or absence of a Material Adverse Effect) and all usages of the terms “material,” “in all material respects,” “in any material respect” or similar qualifiers.

“Material of Environmental Concern” means (i) any substance, material or waste in a form or condition defined, characterized or regulated as hazardous, extremely hazardous, toxic, radioactive or dangerous or words of similar import under any Environmental Health and Safety Law, (ii) any substance, material or waste in a form or condition classified as a contaminant or pollutant under any Environmental Health and Safety Law or (iii) any other substance (including, but not limited to, petroleum and its byproducts, asbestos and asbestos containing materials, hazardous or toxic fungus, mold or mycotoxins, or lead or lead containing paint), material or waste in a form or condition, the manufacture, processing, distribution, use, treatment, storage, placement, disposal, removal or transportation of which is subject to regulation under any Environmental Health and Safety Law.

“Momentive Purchase Agreement” means the Asset Purchase Agreement, dated as of January 9, 2014, among Momentive Specialty Chemicals Inc., Proppants and the other parties identified therein.

“Net Working Capital” means the excess of (i) the current assets (excluding Cash) of the Acquired Companies over (ii) the current liabilities of the Acquired Companies (excluding current maturities of and interest on Indebtedness and accounts payable associated with the Capacity Expansion Project or the Retention Award Amount), in each case as calculated as of the Effective Time and in accordance with the Accounting Principles and Illustration (except to the extent modified by clauses (i) or (ii) above); provided, however, that income Tax assets and income Tax liabilities will not be considered current assets or current liabilities for purposes of this definition.

“Non-Blocker Members” means all members of the Company other than the Blocker Companies immediately prior to the transactions contemplated by this Agreement.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of the Company through the date hereof consistent with past practice.

“Organizational Documents” means (i) in the case of any Person organized as a corporation, the certificate or articles of incorporation of such corporation (or, if applicable, the memorandum and articles of association of such corporation) and the bylaws of such corporation, (ii) in the case of any Person organized as a limited liability company, the certificate of formation or organization and the limited liability company agreement, operating agreement or regulations of such limited liability company, (iii) in the case of any Person organized as a limited partnership, the certificate of limited partnership and partnership agreement of such limited partnership and (iv) in the case of any other Person, all constitutive or organizational documents of such Person which address matters relating to the business and affairs of such Person similar to the matters addressed by the documents referred to in clauses (i) through (iii) above with respect to Persons organized as corporations, limited liability companies or limited partnerships.

“Patents” means issued United States and foreign patents and pending patent applications, including, without limitation, provisional patent applications, continuations, continuations-in-part, divisions, reissues, reexaminations and extensions.

“Permit” means any license, permit, franchise, certificate of authority or order, or any waiver of the foregoing, required to be issued by any Governmental Authority.

“Permitted Liens” means the following types of Liens: (i) statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen and other like statutory Liens, in each case arising under applicable Law in the Ordinary Course of Business (x) for amounts not yet overdue or (y) for amounts that are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts; (ii) easements, rights of way, licenses, reservations, restrictions, encroachments, and other minor defects or irregularities in title, which do not, individually or in the aggregate, impair in any material respect the business and operations of the Target Companies as presently conducted or result in the incurrence of any material liability, cost or expense by the Target Companies; (iii) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established therefor in accordance with GAAP; (iv) rights of landlords and other counterparties provided for under Real Property Agreements provided to the Purchaser prior to the date hereof; (v) security given in the ordinary course of the business to any public utility, municipality or government or to any statutory or public authority in connection with the operation of the business of the Target Companies; and (vi) other Liens set forth in Schedule 13.01(d) hereto.

“Person” means an individual, a partnership, a joint venture, a corporation, a limited liability company, an unlimited liability company, a trust, an unincorporated organization, a joint venture, a Governmental Authority or any other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date.

“Post-Expansion Business” means the businesses of the Target Companies as proposed to be conducted (in accordance with the current plans of the Target Companies) after giving effect to the completion of the Capacity Expansion Project.

“Pre-Closing Capacity Expansion Project Amount” means the dollar value of all amounts expended by the Target Companies prior to the Closing in respect of the Capacity Expansion Project (but not any accounts payable of the Target Companies arising therefrom), as evidenced by reasonable supporting documentation delivered to the Purchaser.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Pro Rata Share” means, (a) in the case of a Seller, such Seller’s pro rata portion as set forth in the Allocation Schedule and (b) in the case of a Seller Responsible Party, such Seller Responsible Party’s pro rata portion of certain indemnification or other payment obligations provided for under this Agreement, as set forth in the Allocation Schedule; provided, however, that, in the case of each E Seller, such term whenever used in this Agreement shall be construed to provide that each E Seller shall be jointly and severally liable for the aggregate Pro Rata Share of all E Sellers.

“Proppants” means CRS Proppants LLC, a Delaware limited liability company.

“Purchaser Subject Losses” means any Losses of the type described in Section 12.02(a) or (d), other than any Losses arising from a breach by the Sellers or the Company of any Fundamental Representation or fraud on the part of the Sellers or the Company.

“Receivables” means any notes, accounts receivable or other indebtedness arising from the sale of merchandise or other products or the performance of services, including the right to payment of any interest or finance charges or similar fees or charges relating thereto.

“Redeemed Blocker Shares” means any Blocker Shares to be redeemed from the E Sellers prior to the Closing Date by the Blocker Companies as permitted pursuant to Section 8.02(b).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, pouring, dumping, migration, leaching or other release into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat or in any other way address any Material of Environmental Concern present in amounts, concentrations, or in conditions that do not comply with or require remedial or response action under Environmental Health and Safety Laws; (ii) prevent the unauthorized Release of any Material of Environmental Concern so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations required by any Governmental Authority or by Environmental Health and Safety Laws or post-remedial monitoring and care; or (iv) to correct a condition of noncompliance with Environmental Health and Safety Laws.

“Retention Award Amount” means the total amount of cash set forth on Schedule 8.17 hereto that the individuals identified on such Schedule would be entitled to receive upon full satisfaction of the conditions set forth in the Retention Plan.

“Retention Plan” means the plan provided for in the instruments identified on Schedule 13.01(e).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Disclosure Schedule” means that disclosure schedule delivered by the Sellers to the Purchaser as contemplated by Articles III, IV and V, which schedule shall, in the case of each matter disclosed therein, make specific reference to the section and subsection of this Agreement to which such matter relates; provided, however, that the information set forth in one section or subsection thereof shall be deemed to apply to each other section or subsection of such schedule if, and only if, its relevance to such other section or subsection is reasonably apparent on the face of such disclosure.

“Seller Responsible Party” means the Seller who is responsible for the indemnification or other payment obligations attributable to certain direct or indirect equity interests in the Company in accordance with this Agreement. As shown on the Allocation Schedule, after giving effect to the redemption of the outstanding Class P Common Units (other than those owned by Horn and Cobb) prior to the Closing, (i) the E Sellers are responsible on a joint and several basis for the aggregate percentage interests in the Company held by the Blocker Companies, (ii) Cobb and Horn are responsible for the percentage interest in the Company held by Original CRS, (iii) Cobb and Bon Accord are jointly and severally responsible for the percentage interest in the Company held by Pierpont, (iv) Horn is responsible for his own percentage interest in the Company and (v) Cobb is responsible for his own percentage interest in the Company.

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Subsidiary” of any Person means any other Person (a) more than 50% of whose outstanding shares of capital stock or other Equity Interests representing the right to vote for the election of directors or other managing authority of such other Person are, now or hereafter, owned or controlled, directly or indirectly, by such first Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or control exists, (b) which does not have outstanding shares of capital stock or other Equity Interests with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such other Person is, now or hereafter, owned or controlled, directly or indirectly, by such first Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or control exists and (c) without limiting the generality of clause (a) or (b) above, that would be a consolidated subsidiary of such Person for purposes of financial statements prepared in accordance with GAAP.

“Target Companies” means the Company and its Subsidiaries.

“Target Working Capital Amount” means $18,044,608.

“Tax” means any (i) United States federal, state, local, or foreign taxes, assessments, duties, fees, levies or other governmental charges of any kind whatsoever including income, franchise, profits, gross receipts, license, escheat and unclaimed property obligations, ad valorem, net worth, value added, sales, use, real or personal property, payroll, withholding, employment, social security (or similar), excise, environmental, customs duties, stamp, registration, alternative and add-on minimum tax payable to any Taxing Authority (whether disputed or not), (ii) all interest, penalties, additional taxes and additions to tax imposed with respect thereto, and (iii) any liability in respect of any items described in clause (i) or (ii) payable by reason of contract, assumption, transferee or successor liability, operation of Law, Treasury Regulation Section 1.1502-6(a) or any analogous or similar provision of Law (or any predecessor or successor thereof) or otherwise.

“Tax Benefit” means any reduction in Taxes payable to a Taxing Authority (or increase in refunds receivable from a Taxing Authority).

“Tax Liability Amount” means an amount equal to the sum of any amounts that would be properly accrued as current liabilities for income Taxes on the consolidated balance sheets of the Acquired Companies (taking into account any estimated tax payments for income Taxes made on or prior to the Closing Date and including, for the avoidance of doubt, any income Taxes attributable to that portion of 2014 that falls within the Pre-Closing Tax Period (determined in accordance with Section 9.04). The Tax Liability Amount shall exclude any Taxes resulting from any transaction engaged in by any Acquired Company on the Closing Date, but after the Closing, that is outside the ordinary course of business and not contemplated hereby and shall be computed assuming the BH Deferred Revenue included in income for the year ending on the Closing Date is zero dollars.

“Tax Returns” means returns, reports, forms and information statements filed or required to be filed with a Taxing Authority relating to any Taxes, including any schedules or attachments thereto and including any amendment thereof.

“Taxing Authority” means any United States, federal, state, local or any foreign or other governmental agency responsible for the imposition, assessment or collection of any Tax.

“Trade Secrets” means trade secret rights and other similar rights in confidential ideas, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans, and other proprietary information, all of which derive value, monetary or otherwise, from being maintained in confidence and not known to the Company’s competitors.

“Trademarks” means United States, state and foreign trademarks and service marks, logos, designs, slogans, product and service names, product descriptions, trade dress, trade names, corporate names, and other trade designations, whether the foregoing are registered or unregistered, and all United States, state and foreign registrations and applications to register the foregoing.

“Transfer Taxes” means any real property transfer, sales, use, value added, stamp, documentary, recording, registration, conveyance, stock transfer, intangible property transfer, personal property transfer, gross receipts, registration, duty, securities transactions or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to Tax or additional amount imposed) as levied by any Taxing Authority or other Governmental Authority in connection with the transactions contemplated by this Agreement, including any payments made in lieu of any such Taxes or governmental charges that become payable in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time.

SECTION 13.02. Terms Defined in Other Provisions. The following is a list of additional terms defined in other provisions of this Agreement and a reference to the specific provision in which such term is defined:

Term	Section
Accounting Principles and Illustration	Section 1.03
Adjustment Amount	Section 1.04(f)
Arbiter Objection Statement	Section 1.04(d)
Assignment and Assumption Agreement	Section 2.03(a)
Assumed Tax Rate Differential	Section 13.01
Audited Financial Statements	Section 6.07
Base Purchase Price	Section 1.02(a)
Benefit Plan	Section 6.16(a)
Blocker Companies	Recitals
Blocker Shares	Recitals
Bon Accord	Preamble
Business Confidential Information	Section 8.07(a)
Charge	Section 14.01(f)
Closing	Section 2.01
Closing BH Tax Liability	Section 1.04(a)
Closing Cash	Section 1.04(a)
Closing Date	Section 2.01
Closing Indebtedness	Section 1.03
Closing Statement	Section 1.04(a)
Closing Tax Liability Amount	Section 1.04(a)
COBRA	Section 6.16(i)
Company	Preamble
Company Documents	Section 6.02(a)
Company Employee	Section 6.16(o)
Company Intellectual Property	Section 6.14(f)
Company Licensed Intellectual Property	Section 6.14(e)
Company Owned Intellectual Property	Section 6.14(a)
Company Property	Section 6.10(a)
Company Released Matters	Section 8.16(a)
Company Released Party	Section 8.11
Competing Business	Section 8.08(b)
Consulting Agreement	Recitals
Continuing Employee	Section 8.04(a)
Delaware Courts	Section 14.12(a)
Direct Claim	Section 12.04(b)
Direct Equity Interests	Recitals
Disputed Amount	Section 1.04(b)

Term	Section
DOJ	Section 3.04
E C Unit Blocker	Recitals
E Capital Partners	Preamble
E Partners	Preamble
E Preferred Blocker	Recitals
E Sellers	Preamble
Effective Time	Section 1.03
EIV C Unit Blocker	Recitals
EIV Preferred Blocker	Recitals
Enforceability Exceptions	Section 3.02(b)
Environmental Permits	Section 6.18(a)
Escrow Account	Section 1.05
Escrow Agreement	Section 1.05
Estimated BH Tax Liability	Section 1.03
Estimated Closing Balance Sheets	Section 1.03
Estimated Closing Cash	Section 7.14(a)
Estimated Closing Statement	Section 1.03
Estimated Tax Liability Amount	Section 1.03
Estimated Working Capital Amount	Section 1.03
Final Arbiter	Section 1.04(d)
Final Working Capital Amount	Section 1.04(a)
Financial Statements	Section 6.07
Flow-Through Returns	Section 9.02(a)
FTC	Section 3.04
Improvements	Section 6.10(g)
Initial Purchase Price	Section 1.02
Latest Balance Sheet	Section 6.07
Latest Financial Statements	Section 6.07
Leasehold Property	Section 6.10(a)
Locke	Section 14.15
Losses	Section 12.02
Material Consents	Section 10.02(d)
Material Contract	Section 6.12(a)
Negotiation Period	Section 1.04(c)
Objection Date	Section 1.04(b)
Objection Notice	Section 1.04(b)
Option Property	Section 6.10(a)
Original CRS	Preamble
Other Sellers	Preamble
Outstanding Company Units	Section 6.05
Owned Property	Section 6.10(a)
Payoff Letters	Section 1.03
Pierpont	Recitals
Pierpont Interests	Recitals
Pre-Closing Communications	Section 14.15
Pre-closing Period	Section 8.01(a)
Purchase Price	Section 1.04
Purchase Price Allocation	Section 9.09
Purchaser	Preamble
Purchaser Documents	Section 7.02
Purchaser Indemnified Parties	Section 12.02
Purchaser Indemnity Claims	Section 12.02
Purchaser Plan	Section 8.04(a)
Qualified Plan	Section 6.16(f)
Real Property Agreements	Section 6.10(f)
Receivables Settlement Period	Section 8.15

Term	Section
Redemption Agreement	Preamble
Registered Intellectual Property	Section 6.14(a)
Repurchased Receivables	Section 8.15
Response Notice	Section 12.04(b)
Restricted Territories	Section 8.08(b)
Restrictive Covenants	Section 8.08(d)
Securities	Recitals
Seller Documents	Section 3.02(a)
Seller Indemnified Parties	Section 12.03
Seller Indemnity Claims	Section 12.03
Seller Released Matters	Section 8.11
Seller Released Party	Section 8.16(a)
Seller Representative	Preamble
Seller Representative Reserve	Section 14.01(f)
Sellers	Preamble
Subject Receivables	Section 8.15
Survival Period	Section 12.01(c)
Tax Proceeding	Section 9.06
Third-Party Claims	Section 12.04(a)
Unregistered Intellectual Property	Section 6.14(a)
Waived Subject Matter	Section 14.15
WARN Act	Section 6.17(b)
Winston	Section 14.15

ARTICLE XIV

MISCELLANEOUS

SECTION 14.01. Provisions Concerning the Seller Representative.

(a) Appointment. Each Seller hereby irrevocably appoints the Seller Representative to serve (and the Purchaser hereby acknowledges that the Seller Representative will serve) as the exclusive agent, proxy and attorney-in-fact for such Seller for all purposes under this Agreement (including full power and authority to act on behalf of such Seller).

(b) Duties. Without limiting the generality of the appointment in paragraph (a) above, the Seller Representative is authorized and empowered to:

(i) in connection with the Closing, execute and receive all documents, instruments, certificates, statements and agreements on behalf of and in the name of each Seller necessary or desirable to effectuate the Closing and consummate the transactions contemplated by this Agreement;

(ii) take such action as it may deem appropriate in connection with any disputes with any Purchaser Indemnified Party pursuant to this Agreement or any of the transactions contemplated hereby;

(iii) take such action as it may deem appropriate in connection with the defense, pursuit or settlement of any determinations relating to post-Closing adjustments to the Purchase Price in accordance with Section 1.04 and consent to the disbursement by the Escrow Agent of payments from the Escrow Account in connection therewith;

(iv) engage and employ, on behalf of the Sellers, agents and representatives (including legal counsel and other professionals) and incur such expenses as the Seller Representative may in its sole discretion determine necessary or appropriate in connection with the administration of the foregoing, at the expense of the Sellers;

(v) pay or cause to be paid all expenses incurred or to be incurred by or on behalf of the Sellers in connection with this Agreement or the transactions contemplated herein, or establish such reserves as the Seller Representative may from time to time determine, in its sole discretion, to be necessary or desirable in connection with the expenses and other costs to be borne by the Sellers hereunder, and direct the Purchaser, or the Escrow Agent, as the case may be, to make payment of such amounts to be applied to such reserves in lieu of any payment to or for the account of the Sellers hereunder;

(vi) accept, deliver and receive instructions and notices required or permitted under this Agreement;

(vii) pay or cause to be paid all amounts due pursuant to the Redemption Agreements;

(viii) take all other actions to be taken by or on behalf of any Seller and exercise any and all rights that any Seller is permitted or required to do or exercise under this Agreement; and

(ix) take all other actions that are either necessary or appropriate in its judgment for the accomplishment of the foregoing or contemplated by the terms of this Agreement.

The Seller Representative, in its capacity as the representative of the Sellers, will have no duties or responsibilities except for those expressly set forth in this Agreement and any other Contract to which it is a party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Seller will exist with respect to the Seller Representative in its capacity as such.

(c) Actions Binding. The agencies and proxies created hereunder are coupled with an interest and are therefore irrevocable without the consent of the Seller Representative, and will survive the death, incapacity, bankruptcy, dissolution or liquidation of any Seller. All decisions and acts by the Seller Representative will be binding upon the Sellers and no Seller will have the right to object, dissent, protest or otherwise contest the same. Without limiting the generality of the foregoing, any notice delivered or payment made by the Purchaser or the Escrow Agent to the Seller Representative will be treated as having been delivered or made, as the case may be, to each Seller entitled thereto, regardless of the actions taken or not taken by the Seller Representative following receipt of such notice or payment.

(d) Reliance. The Seller Representative is authorized to act on behalf of the Sellers in accordance with the terms of this Section 14.01, notwithstanding any dispute or disagreement with or among the Sellers. The Purchaser and any other third party, including the Escrow Agent pursuant to the terms of the Escrow Agreement, will be entitled to rely on any and all actions taken by the Seller Representative without any liability to, or obligation to inquire of, any of the Sellers. The Purchaser and any such other third party is and will be fully protected in acting or refraining from acting upon and relying upon any notice, instruction, direction, request, waiver, consent, receipt or other paper or document in writing that the Purchaser or such other third party in good faith reasonably believes after due inquiry has been signed by the Seller Representative.

(e) Liability of Seller Representative; Indemnification.

(i) The Seller Representative will not be liable to any Seller relating to the performance of the Seller Representative’s duties and obligations under this Agreement or the Escrow Agreement for any errors in judgment, negligence, oversight, breach of duty or otherwise, except to the extent it is finally determined by a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Seller Representative constituted willful misconduct. The Seller Representative will be indemnified and held harmless by the Seller Responsible Parties (on behalf of the Sellers), in accordance with their Pro Rata Shares, from and against any and all losses, expenses and all other damages paid or otherwise incurred in any action, suit, proceeding or claim to which the Seller Representative is made a party by reason of the fact that the Seller Representative was acting as such pursuant to this Agreement; provided, however, that the Seller Representative will not be entitled to indemnification hereunder to the extent it is finally determined by a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Seller Representative constituted willful misconduct. The Seller Representative will be fully protected in acting upon any notice, statement or certificate believed by the Seller Representative to be genuine and to have been furnished by the appropriate Person and in acting or refusing to act on any matter unless such belief constitutes willful misconduct.

(ii) The Seller Representative is serving in that capacity solely for purposes of administrative convenience, and is not liable in such capacity or any other capacity for any of the obligations of the Acquired Companies or the Sellers hereunder.

(f) Certain Charges. The Seller Representative shall have the right to establish a reserve from the Purchase Price with respect to the Sellers based upon their Pro Rata Share, to fund potential Charges (as defined below) of the Seller Representative that are reasonably necessary in the opinion of the Seller Representative in order to carry out its authorized duties hereunder (the “Seller Representative Reserve”). The Seller Representative will have the right to recover, at its sole discretion, from the Seller Representative Reserve and from any Additional Consideration, prior to the distribution thereof to the Sellers: (i) the Seller Representative’s reasonable out-of-pocket expenses (including fees and charges of counsel, accountants or other agents) incurred in serving in that capacity and (ii) any amounts to which it is entitled pursuant to the indemnification provision in paragraph (e)(i) above (each item in clauses (i) and (ii) of this paragraph (f) being referred to as a “Charge”). In the event the amount of the Seller Representative Reserve and the Additional Consideration is insufficient to satisfy all Charges, then the Seller Responsible Parties (on behalf of the Sellers) shall, in accordance with their Pro Rata Shares, pay the Charges in excess of the Seller Representative Reserve and/or the Additional Consideration, as applicable.

(g) Successor Seller Representative. The Sellers may, upon ten Business Days prior written notice to the Purchaser and the Escrow Agent, appoint a successor Seller Representative hereunder; provided, however, that the appointment of such a successor will not deprive the Seller Representative so succeeded of any of the benefits of this Article XIV.

SECTION 14.02. Amendments. This Agreement may not be amended or modified except by a written instrument executed by each of the parties hereto (or, in the case of the Sellers, by the Seller Representative on their behalf).

SECTION 14.03. Waivers. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to the benefits of such term, but such waiver shall be effective only if it is in a writing signed by the party entitled to the benefits of such term and against which such waiver is to be asserted. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement.

SECTION 14.04. Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if delivered personally or sent by facsimile transmission or recognized international overnight courier to the parties at the following addresses (or at such other address for any party as shall be specified by like notice); provided, that notices of a change of address shall be effective only upon receipt thereof. Notices sent by facsimile transmission shall be effective when receipt is acknowledged, and notices sent by courier guaranteeing next day delivery shall be effective on the next Business Day following delivery to the courier.

(a)	If to the Purchaser or, after the Closing, the Company:

Northern White Sand LLC

3811 Turtle Creek

Suite 1100

Dallas, Texas 75219-4487

Attention: President

Telephone: (214) 432-2000

Facsimile: (214) 432-2110

with a copy to:

Eagle Materials Inc.

3811 Turtle Creek

Suite 1100

Dallas, Texas 75219-4487

Attention: James H. Graass, Executive Vice President,

General Counsel and Secretary

Telephone: (214) 432-2022

Facsimile: (214) 432-2110

and

Baker Botts L.L.P.

2001 Ross Avenue

Suite 700

Dallas, Texas 75201

Attention: Geoffrey L. Newton

Telephone: (214) 953-6753

Facsimile: (214) 661-4753

(b)	If to any Seller, the Seller Representative or, prior to the Closing, the Company:

CRS Seller Representative, LLC

2411 River Oaks Boulevard

Houston, Texas 77019

Attention: Stephen R. Horn

Telephone: 713-426-6034

Facsimile: 713-426-0644

and

CRS Seller Representative, LLC

320 Park Avenue, 9th Floor

New York, New York 10022

Attention: Mark First

Telephone: (212) 832-5807

Facsimile: (212) 832-5815

with a copy to:

Locke Lord LLP

2800 JPMorgan Chase Tower

600 Travis

Houston, TX 77002

Attention: Joe Perillo

Telephone: (713) 226-1284

Facsimile: (713) 229-2610

and

Winston & Strawn LLP

200 Park Avenue

New York, NY 10166

Attention: Bradley C. Vaiana and Jennifer C. Kurtis

Telephone: (212) 294-2609 or (212) 294-6675

Facsimile: (212) 294-4700

(c)	If to any E Seller, to:

Eos Management, L.P.

320 Park Avenue, 9th Floor

New York, New York 10022

Attention: Mark First

Telephone: (212) 832-5807

Facsimile: (212) 832-5815

with a copy to:

Winston & Strawn LLP

200 Park Avenue

New York, NY 10166

Attention: Bradley C. Vaiana and Jennifer C. Kurtis

Telephone: (212) 294-2609 or (212) 294-6675

Facsimile: (212) 294-4700;

SECTION 14.05. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or in any circumstance, is found to be invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

SECTION 14.06. Successors and Assigns; Parties in Interest. This Agreement shall be binding upon and shall inure solely to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by any party without the written consent of the other parties; provided, however, that the Purchaser may assign this Agreement or its rights, interests or obligations hereunder (including the right of the Purchaser to acquire all or any portion of the Direct Equity Interests, the Blocker Shares (other than any Redeemed Blocker Shares) and the Pierpont Interests) to any Affiliate of the Purchaser, but such assignment shall not relieve the Purchaser from its obligations hereunder. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties hereto and the Indemnitees (solely with respect to the provisions of Article XII), any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, and no other Person shall be deemed a third-party beneficiary under or by reason of this Agreement.

SECTION 14.07. Certain Rules of Construction. The article and section headings and the table of contents contained in this Agreement are for convenience of reference only and shall in no way define, limit, extend or describe the scope or intent of any provisions of this Agreement. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. In addition, as used in this Agreement, unless otherwise provided to the contrary, (a) all references to days, months or years shall be deemed references to calendar days, months or years or (b) any reference to a “Section,” “Article” or “Exhibit” shall be deemed to refer to a section or article of this Agreement, a Schedule or an Exhibit attached to this Agreement. Unless the context otherwise requires, the words “hereof,” “herein,” and “hereunder” and words of similar import referring to this Agreement refer to this

Agreement as a whole and not to any particular provision of this Agreement. The words “include,” “includes,” or “including” shall be deemed to be followed by the words “without limitation.” Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

SECTION 14.08. Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto, the Confidentiality Agreement and any other agreement or document executed in connection with this Agreement, constitutes the entire agreement among the Purchaser, the Seller and the Company with respect to the subject matter hereof. This Agreement supersedes all prior or contemporaneous oral or written agreements between or among the parties with respect to the subject matter hereof (other than, to the extent provided herein, the Confidentiality Agreement).

SECTION 14.09. Publicity. The parties shall cooperate with each other in releasing information concerning this Agreement and the transactions contemplated hereby. No press releases or other public announcements concerning the transactions contemplated by this Agreement shall be made by any party without obtaining the written agreement of the other parties, except for any legally required communication by any party and then only with prior consultation with the other party; provided, that the E Sellers may disclose the existence and terms of this Agreement to their respective limited partners and prospective limited partners. The Sellers hereby acknowledge that they have been advised by the Purchaser that EXP, the parent company of the Purchaser, may have an obligation to file this Agreement as an exhibit to certain periodic or other reports filed by it pursuant to the Securities Exchange Act of 1934 and the Purchaser shall not be in violation of this Agreement if EXP files this Agreement if required pursuant thereto without further notice to or consultation with the other parties hereto.

SECTION 14.10. Expenses. Except as otherwise expressly provided herein, each of the parties hereto shall bear its own costs and expenses (including fees and disbursements of its counsel, accountants and other experts) incurred in connection with the preparation, negotiation, execution, delivery and performance of this Agreement and each of the other documents and instruments executed in connection herewith or in connection with the performance by it of its obligations under this Agreement and the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, the Purchaser shall be responsible for the payment of all filing fees due under the HSR Act with respect to the filings thereunder contemplated by this Agreement.

SECTION 14.11. Choice of Law. This Agreement, together with any Claim, dispute, remedy or Legal Proceeding arising from or relating to this Agreement or the transactions contemplated hereby or any relief or remedies sought by any parties hereto, and the rights and obligations of the parties hereunder, shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without regard to any conflicts of law provisions thereof that would cause the Laws of any other jurisdiction to apply.

SECTION 14.12. Choice of Forum; Waiver of Jury Trial.

(a) Each of the parties irrevocably agrees that, except as otherwise expressly provided herein, any Claim, dispute or Legal Proceeding with respect to or in connection with this Agreement or the interpretation and enforcement hereof, or in respect of the transactions contemplated hereby, shall be brought and determined exclusively in the state or federal courts of or located in the State of Delaware (together with any applicable appellate court, regardless of location) (the “Delaware Courts”). Each of the parties hereby irrevocably submits with regard to any such Legal Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Delaware Courts and agrees that, subject to the express provisions of this Agreement, it will not bring any Legal Proceeding in connection with this Agreement or the interpretation or enforcement hereof, or in respect of the transactions contemplated hereby, in any court other than the Delaware Courts. Each of the parties hereby irrevocably waives, and agrees not to assert, as a defense in any Legal Proceeding in connection with this Agreement or the interpretation or enforcement hereof, or in respect of the transactions contemplated hereby, that it is not subject thereto or that such Legal Proceeding may not be brought or is not maintainable in the Delaware Courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The parties hereby consent to and grant to the extent permitted by applicable Law, any Delaware Court jurisdiction over the subject matter of any dispute contemplated by this Section 14.12(a) and agree that mailing of process or other papers in connection with any such Legal Proceeding in the manner provided in Section 14.04 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof.

(b) Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Legal Proceeding directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each party hereto further (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any Legal Proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications contained in this Section 14.12(b).

SECTION 14.13. Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Courts.

SECTION 14.14. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one instrument binding on all the parties, notwithstanding that all the parties are not signatories to the original or the same counterpart. If any signature is delivered by Electronic Transmission, such signature shall create a valid and binding obligation of the party executing the applicable document (or on whose behalf the signature is executed) with the same force and effect as if such signature were an original thereof.

SECTION 14.15. Waiver of Conflicts; Attorney-Client Privilege. Each of the Purchaser and the Company hereby agrees, on its own behalf and on behalf of its respective Subsidiaries and other Affiliates, and each of their respective successors and assigns (collectively, the “Waiving Parties”), that Winston & Strawn LLP (“Winston”) and/or Locke Lord LLP (“Locke”) (or any successor of either of the foregoing) may represent the Sellers, the Seller Representative and any director, manager, member, partner, officer, employee or Affiliate of any of the foregoing (collectively, the “Seller Group”) in the event that any member of the Seller Group so requests, in each case in connection with any dispute, litigation, claim, proceeding or obligation arising out of or relating to this Agreement, the agreements or instruments to be entered into in connection with this Agreement or the transactions contemplated hereby or thereby (the “Waived Subject Matter”) notwithstanding any representation of any of the Acquired Companies by Winston or Locke prior to the Closing. Each of the Purchaser and the Company on behalf of itself and the Waiving Parties hereby consents to any representation of the Seller Group after the Closing with respect to the Waived Subject Matter and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto. The Waiving Parties acknowledge that the terms of this Section 14.15 shall be effective whether or not Winston or Locke provides legal services to any Acquired Company after the Closing Date. Each of the Purchaser and the Company, on behalf of itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications between or among the Seller Group and their counsel, including Winston and Locke, made prior to the Closing Date in connection with the Waived Subject Matter (collectively, the “Pre-Closing Communications”) are privileged communications between or among the Seller Group and such counsel and neither any Waiving Party, nor any Person purporting to act on behalf of or through any of the Waiving Parties, (i) will seek to obtain any copies of any Pre-Closing Communications by any process or (ii) will assert any attorney-client privilege with respect to any Pre-Closing Communications.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first above written by the duly authorized representatives of the parties hereto.

COMPANY:

CRS HOLDCO LLC

By:	/s/ Stephen R. Horn
Name:	Stephen R. Horn
Title:	Vice Chairman

[Signature Page to Securities Purchase Agreement]

E SELLERS:

EOS PARTNERS, L.P.

By:	EOS GENERAL, L.L.C.,
its general partner

By:	/s/ Brian D. Young
Name:	Brian D. Young
Title:	Chairman

EOS CAPITAL PARTNERS IV, L.P.

By:	EOS GENERAL IV, L.P.,
its general partner

By:	ECP IV, LLC,
its general partner

By:	/s/ Brian D. Young
Name:	Brian D. Young
Title:	Chairman

[Signature Page to Securities Purchase Agreement]

OTHER SELLERS:

ORIGINAL CRS LLC

By:	/s/ Stephen R. Horn
Name:	Stephen R. Horn
Title:	Vice Chairman

/s/ Stephen Horn
Stephen Horn

/s/ Steven Cobb
Steven Cobb

BON ACCORD PARTNERS, L.P.

By:	PIERPONT GP, LLC,
its general partner

By:	/s/ Steve L. Cobb
Name:	Steve L. Cobb
Title:	Managing Member

[Signature Page to Securities Purchase Agreement]

SELLER REPRESENTATIVE:

CRS SELLER REPRESENTATIVE, LLC

By:	/s/ Stephen R. Horn
Name:	Stephen R. Horn
Title:	Vice Chairman

[Signature Page to Securities Purchase Agreement]

PURCHASER:

NORTHERN WHITE SAND LLC

By:	/s/ D. Craig Kesler
Name:	D. Craig Kesler
Title:	Senior Vice President and Treasurer

[Signature Page to Securities Purchase Agreement]